AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996


                                                       REGISTRATION NO. 333-3665

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                             HALSEY DRUG CO., INC.
             (Exact name of Registrant as specified in its charter)

          NEW YORK                         2830                        11-0853640
(State or other jurisdiction   (Primary standard industrial         (I.R.S. Employer
             of                 classification code number)      Identification Number)
      incorporation or
        organization)

                              -------------------

                 1827 PACIFIC STREET, BROOKLYN, NEW YORK 11233
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              -------------------

                           ROSENDO FERRAN, PRESIDENT
                             HALSEY DRUG CO., INC.
                              1827 PACIFIC STREET
                            BROOKLYN, NEW YORK 11233
                                 (718)467-7500
           (Name, Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Agent for Service)
                              -------------------

                                WITH A COPY TO:

                            KENNETH S. GOODWIN, ESQ.
                              COLEMAN & RHINE LLP
                          1120 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212)840-3330

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable as this registration statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________________________________



    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              -------------------

    Pursuant to Rule 416, there are also being registered hereby such additional indeterminate number of shares of common stock of the Registrant, par value $0.01 ("Common Stock"), as may become issuable by reason of share splits, share dividends, and similar adjustments as set forth in the provisions of the Debentures, Warrants, Zatpack Note, Bank Warrants and Options.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                  Subject to Completion, dated August 1, 1996



                        5,956,430 SHARES OF COMMON STOCK
                             HALSEY DRUG CO., INC.



    This Prospectus relates to 1,050,397 shares of common stock, $.01 par value per share (the "Common Stock"), of Halsey Drug Co., Inc. (the "Company") which are held by certain shareholders (the "Selling Shareholders") of the Company. This Prospectus also relates to the issuance and sale by the Company of up to 4,906,033 shares of Common Stock (the "Underlying Shares") issuable to holders upon: (i) conversion of outstanding 10% Convertible Subordinated Debentures due in July 2000 (the "July Debentures"); (ii) conversion of outstanding 10% Convertible Subordinated Debentures due in November 2000 (the "November Debentures" and, collectively with the July Debentures, the "Debentures"); (iii) exercise of outstanding redeemable Common Stock Purchase Warrants expiring in November 2000 (the "Redeemable Warrants"); (iv) conversion of an outstanding Convertible Promissory Note (the "Zatpack Note"); (v) exercise of outstanding Common Stock Purchase Warrants (the "Bank Warrants"); and (vi) exercise of outstanding Common Stock Purchase Options (the "Options") (the Debentures, Redeemable Warrants, Zatpack Note, Bank Warrants and Options are sometimes referred to collectively as the "Convertible Securities"). The July Debentures were issued by the Company in connection with a July 1995 private offering, and are convertible into Common Stock for $2.00 per share, subject to adjustment, through July 17, 2000. The November Debentures and Redeemable Warrants were issued by the Company in connection with a November 1995 private offering, and are convertible and exercisable, respectively, into Common Stock for $2.50 per share, subject to adjustment, through November 29, 2000. The Zatpack Note was issued by the Company to a creditor of the Company in March 1995, and is convertible into Common Stock for $2.39 per share, subject to adjustment, through December 1, 1997. The Bank Warrants were issued by the Company from time to time to its institutional lenders, and are exercisable into Common Stock for prices ranging from $1.98 to $2.07 per share, subject to adjustment, through July 17, 2001. The Options were issued by the Company to a director, and are exercisable into Common Stock for prices ranging from $1.94 to $2.00 per share, subject to adjustment, through various expiration dates. The holders of the Convertible Securities, together with the Selling Shareholders, are sometimes hereinafter referred to collectively as the "Selling Securityholders." See "USE OF PROCEEDS," "SELLING SECURITYHOLDERS" and "PLAN OF DISTRIBUTION".


    The Common Stock and the Underlying Shares offered (the "Offering") by this Prospectus may be sold from time to time by the Selling Securityholders, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the American Stock Exchange, Inc. (the "Exchange"), including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

    The Selling Securityholders and intermediaries through whom the securities offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to such securities.


    The Company will receive all the proceeds from the issuance of shares of Common Stock upon the exercise of the Convertible Securities (which proceeds, if any, will be primarily attributable to the exercise of the Bank Warrants). No proceeds will be derived from the conversion of the Debentures and the Zatpack Note. Moreover, the Company will not receive any of the proceeds from the sale of shares of Common Stock (including the Underlying Shares) by the Selling Securityholders. Expenses of this offering, other than fees and expenses of counsel to the Selling Securityholders and selling commissions, if any, will be paid by the Company. See "Plan of Distribution."



    The Common Stock is listed on the Exchange under the symbol "HDG." On July 25, 1996, the closing sale price of the Common Stock on the Exchange was $4.19.



    The securities offered hereby involve a high degree of risk. See "RISK FACTORS" commencing on page 6 of this Prospectus.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is            , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (such Registration Statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act, for the registration under the Securities Act of the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1300, Seven World Trade Center, 14th floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov.



    The Common Stock is listed on the Exchange. Reports, proxy statements and other information filed by the Company can be inspected at the Exchange.



               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



    Certain statements in the Prospectus Summary and under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: changes in general economic and business conditions; loss of market share through competition; introduction of competing services by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; regulatory changes in the generic pharmaceutical manufacturing industry; regulatory obstacles to the introduction of new services that are important to the Company's growth; availability of qualified personnel; the loss of any significant customers; and other factors both referenced and not referenced in this Prospectus. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references to the Company include Halsey Drug Co., Inc. and its subsidiaries.

    Unless otherwise indicated, the information included in this Prospectus does not give effect to the exercise of options granted or to be granted by the Company, or to the exercise or conversion of the Convertible Securities.


    Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such Statements.


                                  THE COMPANY

    Halsey Drug Co., Inc. ("Halsey"), a New York corporation established in 1935, and its subsidiaries (collectively, the "Company"), are engaged in the manufacture, sale and distribution of generic drugs. A generic drug is the chemical and therapeutic equivalent of a brand-name drug for which patent protection has expired. A generic drug may only be manufactured and sold if patents (and any additional government-granted exclusivity periods) relating to the brand-name equivalent of the generic drug have expired. A generic drug is usually marketed under its generic chemical name or under a brand name developed by the generic manufacturer. The Company sells its generic drug products under its Halsey label and under private-label arrangements with drugstore chains and drug wholesalers. While subject to the same governmental standards for safety and efficacy as its brand-name equivalent, a generic drug is usually sold at a price substantially below that of its brand-name equivalent.

    During the past several years, the Company's business has been adversely affected by the discovery of various manufacturing and record keeping problems identified with certain products manufactured at its Brooklyn, New York plant. These problems caused the Company to halt production and sale of a number of products and to establish a $2,000,000 reserve as of December 31, 1992, and a reserve of $3,875,000 in 1993 to cover estimated costs associated with inventory write-offs, recalls of the affected products and estimated additional legal expenses.


    On June 21, 1993, the Company entered into a plea agreement (the "Plea Agreement") with the United States Department of Justice (the "DOJ") to resolve the DOJ's investigation into the manufacturing and recordkeeping practices at the Company's Brooklyn plant. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of a single drug product shipped in interstate commerce and related recordkeeping violations. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000 commencing in September 1993. The Company has not remained current on such payments. Although the entire fine is currently due and payable, the Company does not have the financial resources available to pay the outstanding balance of the fine. The Company intends to pay installments of the fine to the extent funds become available for such purpose, from operations or otherwise. The Company intends to use any proceeds from the exercise of the Bank Warrants, Redeemable Warrants and Options to reduce amounts outstanding under its Credit Agreement with its banks, and not to pay the fine. See "Legal Proceedings--Government Consent Decrees." There can be no assurance that the DOJ will not move to seize the Company's assets as a result of the Company's failure to pay the fine on a timely basis. If the DOJ took such action, investors purchasing the shares offered hereby likely would lose their entire investment in the Company. See "Risk Factors."



    On June 29, 1993, the Company entered into a consent decree with the United States Attorney for the Eastern District of New York on behalf of the Food & Drug Administration (the "FDA") that resulted from the FDA's investigation into the Brooklyn plant's compliance with the FDA's Current Good Manufacturing Practice ("CGMP") regulations. Under the terms of the consent decree, the Company was enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Brooklyn plant until the Company established, to the satisfaction of the FDA, that the methods used in, and the facilities and controls to be used for, manufacturing, processing, packing, labeling and holding any drug, are established, operated, and administered in conformity with the Federal Food, Drug, and Cosmetic Act and all CGMP regulations. The Company, however, was permitted under the terms of the consent decree to manufacture and ship from the Brooklyn plant certain identified solid dosage drug products ("the "Brooklyn Solid Dosage Products") provided that it meet certain conditions set forth in the consent decree. The Company has complied with these conditions and is currently manufacturing and shipping Brooklyn Solid Dosage of Products. See "Legal Proceedings--Government Consent Decrees."



    The Company conducts research and development activities at its Brooklyn and Indiana facilities. The Company's research and development activities consist primarily of new generic drug product development efforts and manufacturing process improvements, as well as the development for sale of new chemical products. There can be no assurance that the FDA will grant the requisite approvals for any such product introductions. Moreover, as a result of the FDA investigation and consent decree and the concommitant reduction of the Company's operations, the Company's research and development activities have been significantly reduced from prior levels. Although the Company currently is increasing its research and development efforts, and utilized a portion of the proceeds from the sale of the Debentures and the Redeemable Warrants in connection therewith (see "The Private Offerings"), there can be no assurance that the Company will continue to have the resources available to fund its research and development program. See "Risk Factors."


    The Company's principal executive offices are located at 1827 Pacific Street, Brooklyn, New York 11233, and its telephone number is 718/467-7500.

                                  THE OFFERING


Securities Offered Hereby....  5,956,430 shares of Common Stock. As of the date of this
                               Prospectus, the Selling Securityholders own 1,050,397 of
                               such shares, while 4,906,033 shares are issuable to the
                               Selling Securityholders upon the conversion or exercise of the outstanding Convertible Securities. See "Description of
                               Securities."
Common Stock to be
  Outstanding after the
Offering.....................  14,496,622 shares(1)(2)
Use of Proceeds..............  The Company will receive all of the proceeds from the exercise, of which there can be no assurance, of the Bank
                               Warrants, the Redeemable Warrants and the Options, or
                               approximately $1,485,000. Such proceeds will be used by the
                               Company for repayments of amounts outstanding under the
                               Company's Credit Agreement with its banks. None of the
                               proceeds from the sale of shares of Common Stock offered
                               hereby by the Selling Securityholders (including the
                               Underlying Shares) will go to the Company. See "Use of
                               Proceeds."
Risk Factors.................  The securities offered hereby involve a high degree of risk.
                               See "Risk Factors."
American Stock Exchange
Symbol Common Stock..........  HDG


- ------------


(1) Excludes shares of Common Stock issuable upon the exercise of currently exercisable options granted under the Company's 1984 Stock Option Plan and the 1995 Stock Option and Restricted Stock Purchase Plan (the "1995 Stock Option Plan" and together with the 1984 Stock Option Plan, the "Option Plans") and 474,603 treasury shares. Excludes shares of Common Stock issued upon exercise of options under the Option Plans after April 25, 1996.



(2) Includes 4,906,033 shares of Common Stock issuable upon conversion or exercise of outstanding Convertible Securities and 525,000 shares of Common Stock issued in April, May and June 1996 upon exercise of Redeemable Warrants (including certain Redeemable Warrants issued in June 1995).

                         SUMMARY FINANCIAL INFORMATION
                    (In thousands, except per share amounts)


    The following table sets forth summary financial information concerning the Company derived from the Consolidated Financial Statements of the Company as of
(i) December 31, 1995 and 1994 and as of and for each of the three years ended December 31, 1995, 1994 and 1993 and (ii) as of March 31, 1996 and 1995 and as of and for each of the three month periods ended March 31, 1996 and 1995, appearing elsewhere in this Prospectus. The Consolidated Financial Statements as and for the three month periods ended March 31, 1996 and 1995 are unaudited. The summary financial information as of and for the years ended December 31, 1992 and 1991 are derived from the audited Consolidated Financial Statements of the Company not presented herein. This information should be read in conjunction with such Consolidated Financial Statements, including the Notes thereto. See "Financial Statements."



                         THREE MONTHS ENDED
                              MARCH 31,                             YEAR ENDED DECEMBER 31,
                       -----------------------   --------------------------------------------------------------
                          1996         1995         1995         1994         1993         1992         1991
                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
SELECTED OPERATING
 DATA:
Net Sales............  $    4,166   $    6,873   $   20,225   $   24,182   $   36,024   $   49,868   $   37,462
Income (loss) before
 taxes, minority
 interest and
 cumulative effect of
accounting change....  $   (1,753)  $    4,027   $   (1,907)  $   (5,767)  $  (13,326)  $    2,019   $    3,104
Net Income (Loss)....  $   (1,753)  $    3,731   $   (2,203)  $   (5,767)  $  (10,903)  $      928   $    1,727
Income (loss) per
common share.........  $    (0.22)  $      .48   $     (.28)  $     (.80)  $    (1.57)  $      .13   $      .26
Weighted average
 common and common
 share equivalents
outstanding..........   7,886,101    7,859,537    7,886,101    7,173,908    6,954,713    7,157,871    6,579,061



                                                                               MARCH 31, 1996
                                                                           ----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                           -------    -----------
BALANCE SHEET DATA:
Working capital (deficiency)............................................   $(8,630)     $ 1,471
Total Assets............................................................   $20,313      $20,886
Total Liabilities.......................................................   $21,548      $11,226
Stockholders' equity....................................................   $(1,235)     $ 9,686


- ------------


(1) Adjusted to give effect to the issuance of 5,275,557 shares of Common Stock at December 31, 1995 upon the conversion and/or exercise of the Convertible Securities, of which 525,000 were exercised in April, May and June 1996. Also includes 25,397 KCI Shares and the conversion of the Zatpack Note into approximately 682,000 shares. See "Business--Other Transactions" and "Certain Transactions."

                                  RISK FACTORS

    Prospective purchasers of the securities offered hereby should carefully consider the following factors, as well as the information contained elsewhere in this Prospectus.

NEED FOR ADDITIONAL FINANCING AND CAPITAL RESOURCES


    The Company currently has insufficient resources to satisfy all of its contemplated cash requirements for the 12 month period following the date of this Prospectus. For example, the Company's Credit Agreement with its banks matured on March 31, 1996, at which time the Company was required to repay all outstanding principal plus any accrued interest, or approximately $3,395,000 of principal and $31,000 of interest. The Company has not yet repaid such amount and interest continues to accrue. If all of the Bank Warrants, Redeemable Warrants and Options are exercised, of which there can be no assurance, the Company intends to use the entire proceeds thereof (a maximum of approximately $1,485,000) to reduce amounts outstanding under the Credit Agreement. Accordingly, any such proceeds would not be available for other purposes. In addition, pursuant to the Plea Agreement with the DOJ, the Company is required to satisfy a $2,500,000 fine by making quarterly payments of $125,000. As of the date of this Prospectus, $2,160,000 of the fine remains outstanding. Two installments of $125,000 each and additional amounts totaling $90,000 have been paid to date. Pursuant to the terms of the Plea Agreement the entire fine is currently due and payable. Accordingly, the entire amount of the settlement has been classified as current. As of the date of this Prospectus no action has been initiated to require the Company to pay the entire outstanding amount of the fine, although the DOJ could take such action (including, but not limited to, an action to seize the Company's assets) at any time. The banks whose debt is secured by assets of the Company could foreclose on substantially all Company assets. If the DOJ or the banks seized the Company's assets for non-payments of the obligations due them, investors purchasing the shares offered hereby could lose their entire investment in the Company.



    The Company will require additional funding to meet its obligations under the Credit Agreement (approximately $3,395,000), the Plea Agreement (approximately $2,000,000) and its other operating expenses. Although the Company is seeking additional debt and/or equity financing, the Company has not entered into any arrangements to obtain such financing, and there can be no assurance that the Company will be able to obtain such financing on commercially acceptable terms. The unavailability of additional funding could prevent or delay the continued development and marketing of the Company's products and could require the Company to curtail its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT WITH DISCLOSURE OF GOING CONCERN ISSUE


    The report of the Company's independent certified public accountants, which is included herein, contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern are, the loss incurred by the Company of approximately $2,203,000 during the year ended December 31, 1995; the Company's working capital deficiency of approximately $7,393,000 at that date; the expiration of the Credit Agreement on March 31, 1996; and the uncertainties concerning the FDA consent decree and the ongoing inquiry by the Commission. See Note A of Notes to Consolidated Financial Statements. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" for management's discussion of the Company's financial condition at December 31, 1995 and March 31, 1996.


DEPENDENCY ON PRODUCT DEVELOPMENT

    The Company historically has manufactured and sold a broad range of prescription and over-the-counter drug products. The Company's future success will be largely dependent on its ability to develop, manufacture and market commercially viable generic pharmaceutical products.

    In October 1991, the FDA suspended review of all of the parent company's (i.e., Halsey's) applications for new drug approvals. It is unlikely that Halsey will receive any new approvals to market any generic drugs from the FDA in 1996, and the Company is unable to predict with reasonable certainty when the FDA suspension will be lifted. See "Legal Proceedings."



    The Company's wholly-owned Houba subsidiary is not subject to the FDA suspension, and is preparing ANDAs for submission to the FDA for its review. Houba does not anticipate receiving approvals to market new products from the FDA during 1996.



    Development activities for each new generic drug product begin several years in advance of the patent expiration date of the brand-name drug equivalent. This is because the profitability of a new generic drug usually depends on the ability of the Company to obtain FDA approval to market that drug product upon or immediately after the patent expiration date of the equivalent brand-name drug so that the Company will be among the first to market the new generic drug product. As other off-patent drug manufacturers receive FDA approvals on competing products, prices and revenues typically decline. Accordingly, the Company's ability to attain profitable operations depends on the Company's ability to develop and introduce new products, the resumption of FDA review of the Company's application for new drug approvals at its Brooklyn plant, the timing of FDA approval of such products and the number and timing of FDA approvals for competing products.


GOVERNMENTAL REGULATION

    The development, manufacture and sale of pharmaceutical products are subject to strict regulation and approval by the federal government, principally the FDA, and, to a lesser extent, by state and local governments. The process of obtaining regulatory approval is rigorous, time consuming and costly. There can be no assurance that the Company will obtain necessary approvals on a timely basis, if at all. Delays in receiving regulatory approvals would adversely affect the Company's ability to market products commercially. Product approvals by the FDA may be withdrawn if compliance with regulatory standards is not maintained or if problems relating to the products are experienced after the initial approval.

HEALTHCARE REFORM

    Several legislative proposals to address the rising costs of healthcare have been introduced in Congress and several state legislatures. Many of such proposals include various insurance market reforms, the requirement that businesses provide health insurance coverage for all their employees, significant reductions in the growth of future Medicare and Medicaid expenditures, and stringent government cost controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other healthcare providers. Such proposals could adversely affect the Company's business by, among other things, reducing the demand, and the prices paid, for pharmaceutical products such as those produced and marketed by the Company. Additionally, other developments, such as (i) the adoption of a nationalized health insurance system or a single payor system, (ii) changes in needs-based medical assistance programs, or (iii) greater prevalence of capitated reimbursement of healthcare providers, could adversely affect the demand for the Company's products.

COMPETITION

    The Company competes in varying degrees with numerous companies in the healthcare industry, including other manufacturers of generic drugs (among which are several major pharmaceutical companies) and manufacturers of brand-name drugs. Many of the Company's competitors have substantially greater financial and other resources and are able to expend more money and effort than the Company in areas such as marketing and product development. Although a company with greater resources will not necessarily receive FDA approval for a particular generic drug before its smaller competitors, relatively large research and development expenditures enable a company to support many

FDA applications simultaneously, thereby improving the likelihood of being among the first to obtain approval of at least some generic drugs.

    One of the principal competitive factors in the generic pharmaceutical market is the ability to introduce generic versions of brand-name drugs promptly after a patent expires. The Company believes that it will be at a competitive disadvantage until the FDA resumes review of Abbreviated New Drug Applications ("ANDAs") submitted by the Company's Brooklyn plant. See "Legal Proceedings-Government Consent Decrees." Other competitive factors in the generic pharmaceutical market are price, quality and customer service (including maintenance of sufficient inventories for timely deliveries).


ALTERNATE SOURCES OF RAW MATERIALS; POSSIBLE SHORTAGES



    The raw materials essential to the Company's business are bulk pharmaceutical chemicals purchased from numerous sources. Raw materials are generally available from several sources. During 1995, the Company purchased a substantial amount of its raw materials from Mallinckrodt Chemical, Inc. (Mallinckrodt Chemical, Inc. and/or its affiliates are hereafter referred to as "Mallinckrodt"). If the Company became unable to continue to purchase raw materials from this supplier, there can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms from alternate suppliers, which could have a material adverse effect on the Company. In addition, the federal drug application process requires specification of raw materials suppliers. If raw materials from a supplier specified in a drug application were to become unavailable on commercially acceptable credit terms, FDA supplemental approval of any new supplier would be required. In 1994, one of the Company's suppliers filed a Chapter 11 petition under the United States Bankruptcy Code. The supplier continues to supply the Company but there can be no assurance it will continue to do so. See "Business--Products and Product Developments--Acquisitions." In view of the FDA consent decree and the suspension of review of the Company's ANDAs by the FDA, the Company would be unable to obtain FDA supplemental approval at the Brooklyn plant for a new supplier.



    The United States Drug Enforcement Administration (the "DEA") limits the quantity of the Company's inventories of certain raw materials used in the production of controlled substances based on historical sales data. These limitations could increase the likelihood of raw material shortages and of manufacturing delays in the event the Company was required to find new suppliers of these raw materials.


HISTORICAL LOSSES AND ACCUMULATED DEFICIT


    The Company has had net losses in each of the last three years of its operation and in the quarter ended March 31, 1996. For the years ended December 31, 1995, 1994 and 1993, the Company had net losses of $2,203,000, $5,767,457 and $10,902,760, respectively. For the quarter ended March 31, 1996, the Company had a net loss of $1,753,000. At December 31, 1995, the Company had an accumulated retained earnings deficit of $13,089,000, and at March 31, 1996, the Company had an accumulated retained earnings deficit of $14,842,000.



LIMITED PROCEEDS



    The Company will not receive any proceeds from this Offering except in connection with the exercise of the Bank Warrants and, to a lesser extent, the Redeemable Warrants and the Options, and there can be no assurance that any of such securities will be exercised by the holders thereof. The Company currently intends to utilize a significant portion of any such proceeds to reduce amounts outstanding under the Company's Credit Agreement with its banks. Accordingly, such proceeds, if any, will not be available for other purposes. None of the proceeds from the sale of shares of Common Stock offered hereby by the Selling Securityholders (including the Underlying Shares) will go to the Company. See "Use of Proceeds."

NO DIVIDENDS

    The Company has not declared and paid cash dividends on its Common Stock in the past, and the Company does not anticipate paying any cash dividends in the foreseeable future. Certain of the Company's debt instruments prohibit the payment of cash dividends. Earnings, if any, will be retained to finance the Company's operations and to expand its business. See "Dividend Policy."

CONTINUED EXCHANGE LISTING


    In April 1995, the Exchange halted trading in the Common Stock because (i) the Company was late in filing its Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K") and (ii) the Company had not fully satisfied the Exchange's financial guidelines for continued listing of the Common Stock in that it had shareholders' equity of less than $2,000,000 and had sustained net losses in two of its three most recent fiscal years. Although trading resumed on May 16, 1995, there is no assurance that such listing will continue. While the Company has timely filed its various periodic reports with the Commission for over the last 12 months, the Company still does not meet the Exchange's financial guidelines since it has shareholders' equity of less than $4,000,000 and has sustained net losses in three of its four most recent fiscal years. If the Common Stock should become delisted from the Exchange, trading, if any, in the Common Stock would then continue to be conducted in the over-the-counter market on the Nasdaq Small-Cap market (if the Common Stock qualifies for inclusion therein), on the OTC Bulletin Board, an NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock ceases to be quoted on the Exchange or is not qualified for inclusion on the Nasdaq Small-Cap market and the Company fails to meet certain other criteria, the Common Stock would be subject to a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, if the Company's securities were no longer listed on the Exchange or were not quoted on Nasdaq, the rule may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers in this offering to sell the Underlying Shares in the secondary market.


CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO ISSUE UNDERLYING SHARES

    The Company will be able to issue Underlying Shares upon conversion or exercise of the Convertible Securities only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states or an exemption from any such qualification is available. Although the Company has undertaken to maintain such a current prospectus and intends to seek to qualify the Underlying Shares for sale in applicable jurisdictions, there is no assurance that it will be able to do so. See "Description of Securities."

DEPENDENCE ON CERTAIN CUSTOMERS AND PRODUCTS

    The Company sells its products to a large number of customers who are primarily drug store chains and wholesalers. These customers are not concentrated in any particular region. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. During 1995, the Company had net sales to two customers in excess of 10% of total sales. Such customers accounted for 25% and 11% of total sales, respectively. During 1994, the Company had net sales to three customers in excess of 10% of total sales, each aggregating 12% of total sales. During 1993, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 12% of total sales. Balances due from these customers were approximately 25%, 7% and 14% of total accounts receivable at December 31, 1995, 1994 and 1993, respectively. The Company believes that the loss of any of these customers could have a material adverse effect on the Company.

    In March 1995, the Company sold its Oxycodone with Acetaminophen Tablet business ("Tablets ANDA") to Mallinckrodt. In connection with the sale of the Tablets ANDA the Company has granted to Mallinckrodt an option to purchase the Company's ANDA for Oxycodone with Acetaminophen Capsules ("Capsule ANDA") business.


    In connection with the sale of the Tablets ANDA business the Company continues to manufacture certain tablets on behalf of Mallinckrodt. Revenues from such manufacturing comprised 7.7% of the Company's revenues in 1995. Mallinckrodt may terminate the manufacturing arrangement in March 1997. In any event the manufacturing arrangement terminates by its terms in March 1998, after which date Mallinckrodt may conduct the Tablets ANDA business without the Company's involvement. See "Business--Dispositions." Moreover, if Mallinckrodt exercises the option associated with the Capsule ANDA, the Company may lose all revenues associated from that business, after an initial period in which it manufactures Capsules for Mallinckrodt. See "Business--Dispositions."



    In connection with its purchase of the Tablets ANDA, Mallinckrodt agreed to pay $1,000,000 of the purchase price when the Company receives general clearance from the FDA for unrestricted operations at its Brooklyn facility and written notice from the FDA that the Company is in compliance with certain provisions of the consent decree. If the Company does not receive such general clearance and written notification from the FDA, of which there can be no assurance, the Company will not realize the full value of the sale of its Tablets ANDA business to Mallinckrodt. See "Business-- Products and Product Development--Dispositions" for a description of the Company's transaction with Mallinckrodt.



COMMISSION INVESTIGATION; POSSIBLE ADMINISTRATIVE PROCEEDING



    In November 1993, the staff (the "Staff") of the Commission requested that the Company provide to the Commission, on a voluntary basis, information and documents regarding the ingredients and filings relating to several drugs manufactured and sold by the Company. The Staff advised the Company that the inquiry related to public information disseminated by the Company and trading in the Company's securities during the period August 1987 through July 1993. The Company is cooperating with the Staff and has made available various documents. In addition, officers and directors of the Company have testified before the Staff. On October 24, 1995, the Staff informed the Company that it would recommend that the Commission authorize the institution of an administrative proceeding pursuant to Section 21C of the Exchange Act against the Company. The proposed action would allege that the Company's December 31, 1990 and December 31, 1991 Annual Reports on Form 10-K and March 31, 1991, June 30, 1991, September 30, 1991, March 31, 1992, June 30, 1992, and September 30, 1992
quarterly reports on Form 10-Q were materially false and misleading. The Staff proposal conforms in large part to the settlement proposal submitted by the Company. The Company is unable to predict the likelihood of the Commission adopting the Staff proposal. An adverse determination in this regard could have a material adverse effect on the Company's financial condition. See "Legal Proceedings--Other Governmental Proceedings."


MARKET OVERHANG FROM OPTIONS, WARRANTS AND CONVERTIBLE NOTES

    Immediately after the Offering, the Company will have outstanding a number of options, warrants and convertible promissory notes, including the Convertible Securities described herein. To the extent that such stock options, warrants or convertible promissory notes are exercised or converted, as the case may be, the equity interests of the Company's current stockholders will be diluted. Moreover, the terms upon which the Company may be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options, warrants and convertible promissory notes can be expected to exercise or convert them, as the case may be, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options, warrants and convertible promissory notes. Further, the sale of Common Stock or other securities held by or issuable to the holders of such options, warrants and convertible promissory notes, including the Underlying Shares offered hereby, or merely the potential of such sales, could have an adverse effect on the market price of the Company's Common Stock.

LIMITATION ON FUTURE INDEBTEDNESS

    Pursuant to the terms of the Debentures, the Company is limited as to the type of future indebtedness it may incur. Other than trade indebtedness and purchase money indebtedness, the Company may only borrow from banks and other financial institutions. To the extent such borrowing is senior to the Debentures, the Company is limited in the amount of such indebtedness it may incur. See "The Private Offerings--General."

RIGHT OF FIRST REFUSAL

    In November 1995, the Company granted the purchasers of the November Debentures a right of first refusal with respect to future equity sales by the Company. As a result, the Company may in the future have difficuly attracting new investors because investors' offers to purchase equity securities will be subject to such right of first refusal. See "The Private Offerings--November Private Offering."

POSSIBLE VOLATILITY OF STOCK PRICE

    The market for the Company's Common Stock could be subject to wide fluctuations in response to such factors as, among others, variations in the Company's anticipated or actual results of operations and market conditions (which may be unrelated to the Company's operation and/or performance). See "Stock Price and Dividend Policy."

CONTROL OF THE COMPANY

    Several persons beneficially own over 5% of the Common Stock of the Company. One person controls 28% of the Common Stock. Some of such persons acting alone or together could control or strongly affect the votes of shareholders for directors of the Company. In addition, holders of the November Debentures are entitled to nominate two persons to the Board of Directors of the Company. See "Principal Shareholders" and "The Private Offering."

                             THE PRIVATE OFFERINGS

THE JULY PRIVATE OFFERING


    The Company consummated a private offering (the "July Private Offering") of 408 units of securities on July 18, 1995 for an aggregate purchase price of $4,080,000. Each unit consisted of (i) a July Debenture in the principal amount of $10,000 issued at par and (ii) 750 redeemable Common Stock purchase warrants ("July Redeemable Warrants").


    The July Debentures will become due and payable as to principal five years from the date of issuance. Interest, at the rate of 10% per annum, is payable on a quarterly basis. The July Debentures are convertible at any time after issuance into Underlying Shares at a conversion price (the "Conversion Price") of $2.00 per share, subject to adjustment.


    Each July Redeemable Warrant entitled the holder to purchase one Underlying Share for $2.00 during the five year period commencing on the date of issuance. The July Redeemable Warrants were redeemable by the Company at a price of $.01 per Warrant at any time commencing one year after issuance, upon not less than 30 days prior written notice, if the last sale price of the Common Stock on the Exchange following such one year anniversary equals or exceeds $2.00 per share, subject to adjustment, for the 20 consecutive trading days ending on the third day prior to the notice of redemption to holders. All July Redeemable Warrants were exercised during April, May and June 1996.


THE NOVEMBER PRIVATE OFFERING

    The Company consummated a private offering (the "November Private Offering" and, collectively with the July Private Offering, the "Private Offerings") of 366 units on November 29, 1995 for an aggregate purchase price of $3,660,000. Each unit consisted of (i) a November Debenture in the principal amount of $10,000 issued at par and (ii) 600 Redeemable Warrants.

    The November Debentures will become due and payable as to principal five years from the date of issuance. Interest, at the rate of 10% per annum, is payable on a quarterly basis. The November Debentures are convertible at any time after issuance into Underlying Shares at a Conversion Price of $2.50 per share, subject to adjustment.

    Each Redeemable Warrant entitles the holder to purchase one Underlying Share for $2.50 during the five year period commencing on the date of issuance. The Redeemable Warrants are redeemable by the Company at a price of $.01 per Warrant at any time commencing one year after issuance, upon not less than 30 days prior written notice, if the last sale price of the Common Stock on the Exchange following such one year anniversary equals or exceeds $2.50 per share, subject to adjustment, for the 20 consecutive trading days ending on the third day prior to the notice of redemption to holders.

    Holders of the November Debentures and any shares into which such Debentures are converted have a right of first refusal while the November Debentures remain outstanding to participate in any offering of securities by the Company to the extent the gross proceeds from such offering, or series of offerings in a twelve month period, exceed $200,000.

GENERAL

    Pursuant to the terms of Debentures, other than trade indebtedness and purchase money indebtedness, the Company may only borrow from banks and other financial institutions. Pursuant to the terms of the July Debentures only up to $5,522,000 over a base amount of bank indebtedness of $3,278,000 in debt which is senior to the July Debentures may be incurred from banks or other financial institutions. Pursuant to the terms of the November Debentures up to $6,722,000 over a base amount of bank indebtedness of $3,278,000 in debt which is senior to the July Debentures may be incurred from banks or other financial institutions. This amount includes an existing $1,200,000 secured note issued to Mallinckrodt.

    The holders of the Debentures and the Redeemable Warrants and the shares underlying such instruments are entitled to demand that the Company register the shares underlying their securities and also may participate in a registration by the Company of its securities.

    Subscriptions for units were solicited by management of the Company on a 'best efforts' basis. HKS & Co., Inc. ("HKS") assisted the Company in the Private Offerings. For its services, the Company paid HKS consideration valued at $392,000, and reimbursed HKS in the amount of approximately $40,000 for its expenses. HKS is a Selling Securityholder in connection with the Offering described herein. See "Selling Securityholders." HKS may receive a fee in connection with the exercise of Redeemable Warrants.


    The net proceeds of the Private Offerings were approximately $7,013,000. The Company utilized $1,100,000 of such proceeds to repurchase 500,000 shares of Common Stock (the "RPI Shares") from a former stockholder of the Company. See "Certain Transactions." The Company used an additional $628,000 of such net proceeds to repay a portion of its bank debt, and expenses associated therewith. The Company utilized the balance of the net proceeds of the Private Offerings for the following purposes: for working capital; for the purchase of equipment; for research and development expenses; and for registration of the Underlying Shares pursuant to the Registration Statement of which this Prospectus is a part.


                                USE OF PROCEEDS


    The only proceeds to be received by the Company from this Offering will be derived from the exercise of the Bank Warrants and, to a lesser extent from the exercise of Redeemable Warrants and the Options. There can be no assurance that any of such securities will be exercised. If all of the outstanding Bank Warrants, Redeemable Warrants and Options are exercised, the net proceeds to the Company will be approximately $1,485,000. The proceeds from the exercise of the outstanding Bank Warrants, Redeemable Warrants and Options, if any, will be used to repay amounts outstanding under the Company's Credit Agreement with its banks.


    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered hereby (including the Underlying Shares) by the Selling Securityholders.

                                    DILUTION



    At March 31, 1996, the Company's net tangible book value (deficiency) per share was $(.23). "Net tangible book value (deficiency) per share" represents total tangible assets minus total liabilities divided by the total number of shares outstanding. The table below sets forth dilution to shareholders purchasing shares of Common Stock being offered hereby (including Underlying Shares) from the Selling Securityholders at $4.1875, the closing sale price of the Common Stock on the Exchange on July 25, 1996.



Assumed offering price per share                                                         $4.19
  Net Tangible Book Value (deficiency) per Share before the Offering and        $(.23)
    before conversion of the Convertible Securities..........................
  Increase in Net Tangible Book Value per share attributable to issuance of     $ .88
    5,456,430 Underlying Shares upon exercise or conversion of Convertible
Securities...................................................................
Pro forma net tangible book value per share after the Offering...............            $ .65
Dilution of net tangible book value per share to new shareholders............            $3.59


                                 CAPITALIZATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


    The following table sets forth the capitalization of the Company at March 31, 1996 and as adjusted to give effect to the issuance of the KCI Shares and the conversion or exercise of the Convertible Securities as of such date, the application of the estimated net proceeds derived therefrom as described under "Use of Proceeds" and the payment of the expenses of this Offering (which are estimated to be approximately $200,000). This table should be read in conjunction with the Company's Consolidated Financial Statements appearing elsewhere in this Prospectus.



                                                                             MARCH 31, 1996
                                                                         -----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                         --------    -----------
Current liabilities...................................................   $ 18,927     $  10,026
Long term debt, less current portion..................................      2,621         1,200
Stockholders' equity (deficiency):
Common stock, $.01 par value, 20,000,000 shares authorized;
  9,040,192(1) shares issued and outstanding; 14,496,622 shares as
adjusted(2)(3)........................................................         91           145
Additional paid in capital............................................     14,616        25,483
Retained earnings (deficit)...........................................    (14,842)      (14,842)
                                                                         --------    -----------
Total stockholders' equity (deficit)(4)...............................     (1,235)        9,686
                                                                         --------    -----------
Total capitalization..................................................   $  1,386     $  11,986
                                                                         --------    -----------
                                                                         --------    -----------



(1) Includes 474,603 treasury shares.



(2) Includes 20,000 shares of Common Stock issuable upon exercise of an Option held by a director, 681,737 shares issuable upon conversion of the Zatpack Note at December 31, 1995, 699,696 shares of Common Stock issuable upon exercise of the Bank Warrants, 3,504,000 shares of Common Stock issuable upon conversion of Debentures and 525,600 shares of Common Stock issuable upon exercise of the Redeemable Warrants.


(3) Excludes shares issuable upon the exercise currently exercisable options under the Company's Option Plans.

(4) Includes acquisition of treasury shares for $1,100,000.

                        STOCK PRICE AND DIVIDEND POLICY

    The Company's Common Stock is listed on the Exchange under the symbol "HDG". Set forth below for the periods indicated are the high and low sales prices for the Common Stock as reported on the Exchange. The last reported sale price of the Common Stock on May 8, 1996 was $6 3/8 per share.


    AMERICAN STOCK EXCHANGE                                                           HIGH                LOW
- -----------------------------------------------------------------------------   ----------------    ----------------
1996 FISCAL YEAR
First Quarter................................................................     7 3/4               3 5/8
Second Quarter...............................................................     7 1/4               4 7/8
Third Quarter (through July 25, 1996)........................................     5 7/8               4

1995 FISCAL YEAR
First Quarter................................................................     2 1/2               1 7/8
Second Quarter...............................................................     3 1/16              1 1/4
Third Quarter................................................................     4 1/4               1 3/4
Fourth Quarter...............................................................     4 1/4               3 5/16

1994 FISCAL YEAR
First Quarter................................................................     5 3/8               3 1/8
Second Quarter...............................................................     4 1/2               2 11/16
Third Quarter................................................................     4                   2 1/8
Fourth Quarter...............................................................     3 13/16             1 9/16



    There were approximately 1,034 holders of record of the Common Stock as of July 22, 1996. This number, however, does not reflect the ultimate number of beneficial holders of the Company's Common Stock.



    In April 1995, the Exchange halted trading in the Common Stock because the Company (i) was late in filing the 1994 Form 10-K and (ii) had not fully satisfied the Exchange's financial guidelines for continued listing of the Common Stock in that it had shareholders' equity of less than $2,000,000 and had sustained net losses in two of its three most recent fiscal years. Although trading resumed on May 16, 1995, there is no assurance that such listing will continue. The Company currently does not meet the Exchange's financial guidelines for continued listing, since it has shareholders' equity of less than $4,000,000 and has sustained net losses in three of its four most recent fiscal years. See "Risk Factors."


    The Company does not expect to declare or pay any cash or stock dividends in the foreseeable future. Certain of the Company's debt instruments prohibit the payment of cash dividends. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition, the agreement of holders of the aforementioned debt instruments, and other relevant factors.

                            SELECTED FINANCIAL DATA
                  (in thousands, except per share information)


    The selected consolidated financial data presented on the following pages for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 are derived from the Company's audited Consolidated Financial Statements. The Selected Financial Data for the three months ended March 31, 1996 are derived from the Company's Unaudited Consolidated Financial Statements. The Unaudited Consolidated Financial Statements include all adjustments, consisting of normal, recurring accruals, which management considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year. The Consolidated Financial Statements as of December 31, 1995 and December 31, 1994, and for each of the years in the three year period ended December 31, 1995, and the report thereon, are included elsewhere herein. The selected financial information as of and for the years ended December 31, 1992 and 1991 are derived from the audited Consolidated Financial Statements of the Company not presented herein.


    The information set forth below is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                               THREE MONTHS ENDED
                                    MARCH 31,                             YEAR ENDED DECEMBER 31,
                             -----------------------   --------------------------------------------------------------
                                1996         1995         1995         1994         1993         1992         1991
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
Net sales..................  $    4,166   $    6,873   $   20,225   $   24,182   $   36,024   $   49,868   $   37,462
Costs and expenses:
  Cost of sales............       3,749        5,114       17,774       21,372       28,848       35,769       27,343
  Research and
development................         358          156          818          491        2,140        1,090          783
  Selling, general and
administrative.............       1,377        1,538        5,806        6,924        8,796        8,616        5,722
Temporary closing costs of
facility...................      --           --              615          427       --           --           --
  Provision for regulatory
settlement.................      --           --           --           --            5,935        2,000       --
  Interest expense.........         435          226        1,307          735          631          372          509
  Gain on sale of assets...      --           (4,188)      (4,188)      --           --           --           --
  Provision for
    stockholders'
litigation settlement......                                --           --            3,000       --           --
Income (loss) before
  provision for income
  taxes, minority interest
  and cumulative effect of
accounting change..........      (1,753)       4,027       (1,907)      (5,767)     (13,326)       2,019        3,104
Provision (benefit) for
  income taxes.............      --              296          296       --           (2,540)       1,128        1,340
Minority interest in net
  loss (benefit) of
subsidiaries...............      --           --           --           --              150           37          (37)
Cumulative effect of
accounting change..........                                --           --             (267)      --           --
Net income (loss):.........  $   (1,753)  $    3,731   $   (2,203)  $   (5,767)  $  (10,903)  $      928   $    1,727
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss) per
share......................  $    (0.22)  $     0.48   $     (.28)  $     (.80)  $    (1.57)  $      .13   $      .26
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             ----------   ----------   ----------   ----------   ----------   ----------   ----------
Weighted average common and
  common share equivalents
outstanding................   7,886,101    7,859,537    7,886,101    7,173,908    6,954,713    7,157,871    6,579,061



                                            MARCH 31,                             DECEMBER 31,
                                        ------------------    -----------------------------------------------------
                                               1996             1995        1994       1993       1992       1991
                                        ------------------    --------    --------    -------    -------    -------
BALANCE SHEET DATA:
Working capital......................        $ (8,630)        $ (7,393)   $ (4,451)   $(2,801)   $ 3,461    $ 2,350
Total assets.........................          20,313           20,762      19,276     24,674     33,385     26,561
Total liabilities....................          21,548           20,402      19,924     20,755     19,347     15,407
Retained earnings/(accumulated
deficit).............................         (14,842)         (13,089)    (10,886)    (5,118)     5,785      4,856
Stockholders equity (deficit)........          (1,235)             360        (648)     3,920     14,038     11,117

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such Statements.


GENERAL


    The Company's net sales for the three months ended March 31, 1996 of $4,166,000 represents a decrease of $2,707,000 (39.4%) as compared to net sales for the three months ended March 31, 1995 of $6,873,000. First quarter sales for 1995 included sales of Oxycodone HCL and Acetaminophen Tablets of approximately $1,100,000 sold prior to the sale of the Tablets ANDA to Mallinckrodt. Also included in the first quarter of 1995 were sales of inventory of approximately $800,000 to Mallinckrodt. In addition the decrease is attributable to price reductions effected during the first quarter of 1996 in an effort to meet increased competition.



    Sales for the year ended December 31, 1995 were approximately $20,000,000 as compared to sales of approximately $24,000,000 for 1994. The net loss for the year ended December 31, 1995 was $2,200,000 or $.28 per share, compared with the net loss of $5,700,000 or $.80 per share for 1994.



    For the year ended December 31, 1994, the reduction in sales from the approximately $36,000,00 in sales for the year ended December 31, 1993 was primarily attributable to the reduction in shipments of tablet products due to the sale at the end of the first quarter by the Company of the Tablets ANDA to Mallinckrodt which is partially offset by manufacturing revenue that the Company is receiving as part of its agreement with Mallinckrodt. In addition, the decrease is attributable to price reductions effected during the year in order to meet increased competition in the market. Depreciation and amortization was approximately $1,956,000 in 1995 as compared to $2,350,000 for 1994.


    For the year ended December 31, 1994, the reduction in sales was primarily attributable to the FDA consent decree of June 29, 1993, which resulted in lower sales from July 1993 to December 31, 1994. The net credits issued for recalled products in excess of previous estimated reserves for returns was approximately $740,000. Cost of Goods Sold includes inventory write-offs in excess of estimated reserves for inventory of recalled products (approximately $440,000). Depreciation and amortization was approximately $2,350,000 in 1994 as compared to $2,104,000 for 1993. The year ended December 31, 1994 had no benefit available for carryback to prior years as a result of the prior year 1993 carryback utilizing the available tax benefit of $2,500,000.

    On June 21, 1993, the Company entered into a plea agreement with the DOJ pursuant to which the Company agreed to plead guilty to five counts of adulteration of a single drug product and related record keeping violations. The Company also agreed to pay a fine in the amount of $2,500,000, payable in quarterly installments of $125,000 over five years commencing on September 15, 1993.

    On June 29, 1993, the Company entered into a consent decree with the U. S. Attorney for the Eastern District of New York on behalf of the FDA as a result of the FDA's investigation into the manufacturing and record keeping practices at the Company's Brooklyn plant.

    See "Legal Proceedings" for additional information regarding the plea agreements with the DOJ and the consent decree on behalf of the FDA.

    During 1994, the Company completed the validation of the five solid dosage products required by the FDA consent decree in 1994. The Company also completed validation of certain liquid products at the Brooklyn plant. The Company is currently in the process of completing validity assessment studies and preparing validation protocols for products with plans to re-introduce the products in the near future.

OUTLOOK


    During 1996, the Company intends to focus its research and development program primarily on the reintroduction of certain previously discontinued products as well as the development of new generic pharmaceuticals. Research and development expenses increased by 129.5% as compared to the first quarter of 1995. The Company is continuing its effort to obtain FDA clearance for the Brooklyn facility. At the same time it has engaged in a research and development program which include submissions to the FDA of several new products as soon as permitted. See "Business--Research and Development." Moreover, as a result of the consent decree, the Company is conforming the operations of its Brooklyn plant to the FDA's CGMP regulations and to satisfy the conditions for the resumption of shipments of the five products permitted under the consent decree. For the fiscal years ended December 31, 1995, 1994 and 1993, these five solid dosage products accounted for approximately $12,400,000, $15,275,000 and $17,729,000 of sales or 61%, 63% and 49.2% of the total net sales for the Company, respectively.


    For the fiscal year ended December 31, 1993, Hydrocodone Bitartrate and Acetaminophen Tablets ("HBA") (shipments of which have not been resumed as a result of the validation process) accounted for approximately $2,922,000 or 8.1% of the total sales of the Company. There were no shipments of this product after June 29, 1993. The Company wrote off inventory of HBA of approximately $1,000,000 during 1993. There can be no assurance that the Company will be able to achieve prior levels of sales of this products in future periods, or that the Company's current product mix will enable the Company to return to profitability. As a result of the substantial reduction in the number of products manufactured at the Brooklyn plant, however, and as part of the Company's continuing efforts to reduce operating costs at the Brooklyn plant, the Company has achieved substantial workforce reductions. As a result of the foregoing, the historical results of operations reflected in the condensed consolidated financial statements may not be indicative of future operating results.

    As a result of problems identified at H.R. Cenci Laboratories, Inc. ("Cenci"), a 51%-owned subsidiary of the Company, new management conducted an internal review of its operations. This review led Cenci to discover irregularities which prompted it to cease all manufacturing operations and to replace certain key personnel. Cenci has had ongoing discussions with officials of the FDA. Cenci has cooperated with requests from the U.S. Department of Justice/U.S. Attorney for the District of Maryland ("USDOJ/USADM") in its investigation into the practices of certain of Cenci's former employees while they were acting on behalf of Cenci. In addition, several current employees have appeared before the grand jury and or spoken with representatives of the USDOJ/USADM. In October 1995 the former regulatory affairs director for Cenci pleaded guilty to making false statements to the FDA. In December 1995 this individual was sentenced. At this time, the Company is unable to predict what other consequences, if any, will result from the USDOJ/USADM's investigation.

RESULTS OF OPERATIONS


    The following chart reflects the listed items expressed as a percentage of net sales.



                                                                PERCENTAGE OF NET SALES
                                                       -----------------------------------------
                                                                                   THREE MONTHS
                                                                                      ENDED
                                                       YEAR ENDED DECEMBER 31,      MARCH 31,
                                                       -----------------------    --------------
                                                       1995     1994     1993     1996     1995
                                                       -----    -----    -----    -----    -----
Net sales...........................................   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of goods.......................................    87.9     88.4     80.1     90.0     74.4
                                                       -----    -----    -----    -----    -----
Gross profit........................................    12.1     11.6     19.9     10.0     25.6
Research and development............................     4.0      2.0      5.9      8.6      2.3
Selling, general and administrative expenses........    28.7     28.6     24.4     33.1     22.4
Cost of temporary closing of facility...............     3.0      1.8     --       --       --
Provision for regulatory settlement.................    --       --       16.5     --       --
(Loss) earnings from operations.....................   (23.7)   (20.8)   (26.9)   (31.7)      .9
Provision for stockholders litigation settlement....    --       --        8.3     --       --
Gain on the sale of assets..........................    20.7     --       --       --       60.9
Interest expense....................................     6.5      3.0      1.8    (10.3)     3.3
                                                       -----    -----    -----    -----    -----
(Loss) earnings before income taxes, minority
  interest and cumulative effect of accounting
change..............................................    (9.4)   (23.8)   (37.0)   (42.0)    58.5
(Benefit) provision for income taxes................     1.5     --       (7.0)    --        4.3
                                                       -----    -----    -----    -----    -----
(Loss) earnings before minority interest and
  cumulative effect of accounting change............   (10.9)   (23.8)   (29.9)   (42.0)    54.2
Minority interest in net earnings (loss) of
subsidiaries........................................    --       --         .4     --       --
                                                       -----    -----    -----    -----    -----
Loss (earnings) before cumulative effect of
  accounting change.................................   (10.9)   (23.8)   (29.5)   (42.0)    54.2
Cumulative effect of accounting change..............    --       --        (.7)    --       --
                                                       -----    -----    -----    -----    -----
Net (loss) earnings.................................   (10.9)   (23.8)   (30.2)   (42.0)    54.2
                                                       -----    -----    -----    -----    -----
                                                       -----    -----    -----    -----    -----


NET SALES

    The Company's net sales for the fiscal year ended December 31, 1995 of $20,225,000 represents a decrease by $3,957,000 as compared to net sales for the fiscal year ended December 31, 1994. The decrease in 1995 is primarily attributable to the sale of the Tablets ANDA to Mallinckrodt. Also, in 1995 the decrease in sales is attributable to price reductions implemented in order to meet increased market competition. In 1994, the Company's net sales decreased by $11,842,000 as compared to 1993. The decrease in 1994 is primarily attributable to the discontinuance of certain solid dosage products as a result of the June 1993 consent decree on behalf of the FDA. In addition, the Company decided to suspend shipments of liquid products of Cenci for the last six months of 1994 and in 1995. This suspension of shipments contributed to the decline in net sales during 1994. Also impacting 1994 sales are credits issued for recalled products which exceeded the estimated reserves established at December 31, 1993 by approximately $740,000.

COST OF GOODS SOLD


    For the three months ended March 31, 1996, cost of goods sold decreased by approximately $1,365,000 as compared to the three months ended March 31, 1995. The decrease for 1996 is attributable to the reduction in shipments of tablet products due to the sale at the end of the first quarter of 1995 by the Company of the Tablets ANDA. In addition price reductions were effected during the quarter as a result of increased market competition. In an effort to reduce manufacturing costs, the

Company has decreased operating costs through significant reductions in personnel and other expenses. The Company's gross margin as a percentage of sales for the three months ended March 31, 1996 was 10.0% as compared to 25.6% for the three months ended March 31, 1995.



    For 1995, cost of goods sold decreased by approximately $3,598,000 as compared to 1994, and in 1994 by approximately $7,476,000 as compared to 1993. The decrease for 1995 is primarily attributable to the reduction in shipments of tablet products due to the sale by the Company of the Tablets ANDA combined with significant reductions in manufacturing costs of personnel and other expenses. However, these reductions were partially offset by increased raw material costs during the year. The decrease for 1994 is primarily attributable to the reduction in units produced and the suspension of shipments of certain solid dosage products. In addition, in 1994, the suspension of shipments of certain liquid products of Cenci as a result of the Company's review of operations at this location and at the Brooklyn plant, resulted in the write-off of inventory for recalled products in excess of the reserve in the amount of approximately $440,000. Management effected certain cost saving measures such as reducing personnel and other expenditures during 1995. The Company's gross margin as a percentage of sales for the fiscal years ended December 31, 1995, 1994 and 1993 was 12.1%, 11.6% and 20.0%, respectively.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


    Selling, general and administrative expenses as a percentage of sales for the three months ended March 31, 1996 and 1995 were 33.1% and 22.4%, respectively. These expenses decreased by $161,000 or 10.5% as compared to the prior year as a result of the Company's effort to reduce expenses through implementing cost saving measures combined with a reduction in freight cost associated with a reduced sales volume at the Company's various locations.



    Selling, general and administrative expenses as a percentage of sales for the fiscal years 1995, 1994 and 1993 were 28.7%, 28.6% and 24.4%, respectively. These expenses decreased by approximately $1,118,000 or 16.0% in fiscal year 1995 as compared to 1994. The decrease in both years was attributable to cost saving measures effected by management during each year, coupled with a decrease in net sales.


COST OF TEMPORARY CLOSING OF FACILITY

    As as a result of irregularities identified in the manufacturing operations of Cenci, the Company, in July 1994, ceased all sales activities at Cenci. Upon completion of its review and modifications at the facility, the Company reopened Cenci in January 1996. In connection with this temporary closure, the Company recorded costs of $615,000 and $427,000 for the years ended December 31, 1995 and 1994, respectively. These costs consist of inventory writeoffs, utilities, security and rent.

PROVISION FOR STOCKHOLDERS LITIGATION

    In June 1994, the Company and the plaintiffs in certain class actions and shareholder derivative lawsuits agreed to settle the litigations. In June 1994, the Company agreed to a settlement of these lawsuits. In November 1994, both the Federal and State Courts approved the terms of the settlement, under which the Company agreed to pay $1,000,000 in cash and, at the Company's option, either
(i) to issue shares of Common Stock having an aggregate market value, as of the date of distribution, of $3,000,000, or (ii) to pay $3,000,000 in cash, or (iii) to distribute any combination of shares or cash having a combined value as of the date of distribution of $3,000,000. The initial payment of $1,000,000 was paid by the Company's insurers. In November 1995 the Company paid the remainder of the settlement fund by the issuance of 824,742 shares of Common Stock at a per share price of $3.6375, or an aggregate value of $3,000,000. The Company had previously recorded an estimated provision of $3,000,000 in the fourth quarter of 1993 as the estimated cost to settle the above shareholder actions.

INTEREST EXPENSE

    Interest expense for 1995 increased by $572,000 as compared to 1994 as a result of fees payable to the Company's banks, an increase in the level of borrowings due to the issuance of convertible subordinated debentures and an increase in the interest rate after the second quarter of 1994 (see "Liquidity and Capital Resources" below). Interest expense for 1994 increased by $104,000 as compared to 1993 as a result of an increase in the prime rate in 1994 and an increase in the margin rate in mid-1993 applicable to the Company's borrowings.

(BENEFIT) PROVISION FOR INCOME TAXES

    The Company had no tax (benefit) provision for 1995 and 1994 since the available loss carryback to prior years was utilized by the net operating loss for 1993 carryback to the prior three years. In 1993 the Company's effective tax benefit rate was approximately 19.2% as compared to an effective income tax rate of 55.8% in fiscal year 1992. The benefit rate in 1993 arose as a result of a net operating loss carryback to the preceding three years and is attributable to the lack of tax benefit of subsidiary losses combined with the nondeductibility of the DOJ settlement.

NET LOSS


    For the three months ended March 31, 1996, the Company had a net loss of $1,753,000 as compared to net earnings of $3,731,000 for the three months ended March 31, 1995. This increase in loss is attributable to the reduction in shipments of tablet products due to the sale at the end of the first quarter of 1995 by the Company of the Tablets ANDA combined with price reductions during the first quarter of 1996 to compete with increased market competion.



    For 1995, the Company had a net loss of $2,203,000 as compared to a net loss of $5,767,000 for 1994. The decrease in net loss is attributable to the gain on the sale of assets of $4,188,000 net of the tax provision of $296,000, or $3,892,000. The net loss for 1994 of $5,767,000 represents a decrease in the amount of loss of $5,136,000 as compared to the net loss for 1993 of $10,903,000. The loss in 1994 is primarily attributable to the suspension of shipments of certain solid dosage products as part of the aforementioned consent decree in June 1993 combined with the suspension of shipments of liquid products at the subsidiary for the second half of the year.


LIQUIDITY AND CAPITAL RESOURCES


    At March 31, 1996, the Company had cash and cash equivalents of $250,000 as compared to $353,000 at December 31, 1995. The Company had a working capital deficiency at March 31, 1996 of $8,630,000 and $7,393,000 at December 31, 1995.


    The Company consummated the Private Offerings in July 1995 and November
1995.


    The net proceeds of the Private Offerings were approximately $7,013,000. The Company utilized $1,100,000 of such proceeds to repurchase 500,000 shares of Common Stock (the "RPI Shares") from a former stockholder of the Company. The Company used an additional $628,000 of such net proceeds to repay a portion of its bank debt. The Company intends to utilize the balance of the net proceeds of the Private Offerings for the following purposes: for working capital; for the purchase of equipment; for research and development expenses; and for the registration of the Underlying Shares under the Securities Act. See "The Private Offerings."


    As a result of the decline in shipments of solid dosage products from the Company's Brooklyn plant following the entry of the consent decree, and as a result of the lack of available borrowings under the Company's credit agreement, the Company's liquidity position has been materially adversely affected since June 30, 1993 and the Company's capital resources have been severely limited. The Company has actively sought to reduce its operating costs at the Brooklyn plant, where it has made significant reductions in personnel. In addition, the Company's liquidity position has been affected during the second half of 1994 by the discontinuance of shipments of liquid products from its Cenci subsidiary as a result of review completed by the Company of this liquid operation. In an effort to reduce the loss from lower revenues at this subsidiary, the Company has reduced its operating costs at Cenci through significant reductions of personnel and other expenses.


    Under the terms of the plea agreement with the DOJ, the Company agreed to pay a $2,500,000 fine, payable in quarterly installments of $125,000 over five years. Two installments have been paid to date. From April 1995 through July 1996, the Company made additional partial payments to the DOJ aggregating $100,000. The agreement with the DOJ stipulates if any payments are not made in a timely fashion, the entire amount of the fine shall become due and payable immediately. As a result, the entire outstanding amount of the settlement has been classified as current as of December 31, 1994. As of the current date, no action has been initiated to require immediate payment of the entire amount; however, the Company has recently made several partial payments.


    In March 1995, the Company and its banks restructured the Company's amended credit agreement to include an extension of the due date to August 31, 1995, modification of the financial covenants, reduction of the exercise prices of all warrants granted to the banks in excess of $2.375 per share to $2.375 per share and extension of the expiration date of the warrants to December 1999. As consideration for these modifications, the banks received $1,500,000 of the proceeds received from the transaction with Mallinckrodt. Funds have been applied to reduce outstanding principal by approximately $1,113,000 to approximately $3,777,000, to pay accrued interest (approximately $154,000) and fees (approximately $233,000). In addition, if the outstanding borrowings were not repaid by August 31, 1995, the Company has been required to pay an additional 3% ($102,000) of the then outstanding principal due to the banks. Such amount has been accrued.


    In July 1995, the Company and its banks (the "Banks") amended the Credit Agreement as a result of the consummation of the July Private Offering. As consideration for waiving any breach or default under the Credit Agreement as a result of the July Private Offering, the Banks received $500,000 of the proceeds as payment for interest, fees and principal and an extension of the warrant exercise period to July 17, 2000, subsequently extended to July 17, 2001. The Banks now hold warrants to purchase 699,696 shares of the Company's Common Stock at prices ranging from $1.98 to $2.07, with an average weighted exercise price of $2.05.



    The Credit Agreement with the Banks expired in March 1996, at which time the Company was required to repay all outstanding principal plus any accrued interest, or approximately $3,395,000 and $31,000 of accrued interest. The Company has not repaid such amount, and interest continues to accrue. Although management hopes to negotiate an extension of the Credit Agreement, there can be no assurance that such an extension will be agreed to.


    On March 21, 1995, the Company sold its Tablets ANDA for 5mg Oxycodone HCl/325mg Acetaminophen tablets and certain pieces of equipment utilized in connection with the production activities under the Tablets ANDA for up to $5.4 million to Mallinckrodt. Mallinckrodt paid the Company $2 million of the purchase price on the closing date, having previously paid $500,000 in July 1994. The balance of the purchase price is payable as follows: Mallinckrodt will pay $1 million when the Company receives general clearance from the FDA for unrestricted operations at it facility in Brooklyn, New York and written notice from the FDA that it is in compliance with certain provisions of the consent order dated July 9, 1993. Mallinckrodt will pay the Company $1.9 million balance of the Deferred Payment when Mallinckrodt receives certain authorizations from the FDA, but in no event later than September 21, 1997. See "Business-Dispositions" for additional information regarding this transaction.

    On March 30, 1995, the Company signed the Zatpack Agreement with Zatpack which provides for the purchase of 500,000 shares of Common Stock of the Company by Zatpack in consideration of $1,000,000. See "Business-Other
Transactions--Agreements with Zatpack, Inc." for additional information regarding the Zatpack Agreement.


    Both the banks, whose debt is secured by the assets of the Company, and the DOJ could move at any time to seize the Company's assets for non-payment of the obligations due to them. If the banks and/or the DOJ took such action, investors who purchase the shares offered hereby might lose their entire investment in the Company.



    The Company has insufficient resources to meet both its current obligations at March 31, 1996 and its long-term obligations. The maximum proceeds to be derived from this offering (approximately $1,485,000 if all outstanding Bank Warrants, Redeemable Warrants and Options are exercised) will not be sufficient to satisfy these obligations. To meet such obligations and to pursue the development of new generic drug products the Company must find alternative sources of funding. As previously indicated, the Company has continued to actively pursue financing. At the current time, the Company is discussing with several parties obtaining financing which will replace the Company's banks and provide additional working capital. There can be no assurance that the Company will be able to obtain any such financing on commercially acceptable terms. In addition, the report of the Company's independent certified public accountants contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern are: the loss incurred by the Company of approximately $2,203,000 during the year ended December 31, 1995; the Company's working capital deficiency of approximately $7,393,000 at that date; the expiration of the Credit Agreement on March 31, 1996; and the uncertainties concerning the FDA consent decree and the ongoing inquiry by the Commission. See Note A of Notes to Consolidated Financial Statements.


CAPITAL EXPENDITURES

    The Company's capital expenditures during 1995, 1994 and 1993 were $536,000, $216,000 and $1,688,000, respectively. The decrease in capital expenditures in 1995 and 1994 as compared to 1993 is attributable to the Company's cash conservation measures.

                                    BUSINESS


    Certain statements set forth under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such Statements.


GENERAL

    Halsey, a New York corporation established in 1935, and its subsidiaries, are engaged in the manufacture, sale and distribution of generic drugs. A generic drug is the chemical and therapeutic equivalent of a brand-name drug for which patent protection has expired. A generic drug may only be manufactured and sold if patents (and any additional government-granted exclusivity periods) relating to the brand-name equivalent of the generic drug have expired. A generic drug is usually marketed under its generic chemical name or under a brand name developed by the generic manufacturer. The Company sells its generic drug products under its Halsey label and under private-label arrangements with drugstore chains and drug wholesalers. While subject to the same governmental standards for safety and efficacy as its brand-name equivalent, a generic drug is usually sold at a price substantially below that of its brand-name equivalent.

    Halsey's wholly-owned subsidiaries include Blue Cross Products, Inc., a New York corporation (currently inactive), Houba, Inc. ("Houba"), an Indiana corporation, Halsey Pharmaceutical, Inc. ("Halsey Pharmaceutical"), a Delaware corporation, The Medi-Gum Corporation, a Delaware corporation (currently inactive), and Indiana Fine Chemicals Corporation ("Indiana Chemicals"), a Delaware corporation. Halsey has two additional subsidiaries: Cenci, a California corporation (51% owned), and Cenci Powder Products, Inc. ("Cenci Powder"), a Delaware corporation (51% owned).

    The Company manufactures its products at facilities in New York, Indiana and California. During 1995, in connection with the sale of its Oxycodone with Acetaminophen Tablet business, the Company began manufacturing Oxycodone with Acetaminophen Tablets for a third party. See "Business-- Dispositions," below. During the last several years, the Company has sought to diversify its businesses through strategic acquisitions and through the development, manufacture and sale of bulk chemical products used by others as raw materials in the manufacture of finished drug forms. The Company's ability to develop and manufacture bulk chemical products was enhanced by the acquisition in 1990 of 100% of the capital stock of Houba and the completion by Houba in late 1991 of a new 15,000-square-foot manufacturing facility. Houba currently produces and markets raw materials intended for pharmaceutical and food supplements, as well as solid dosage forms of generic drug products. In October and December 1991, the Company acquired majority interests in Cenci and Cenci Powder, respectively. These acquisitions gave the Company a greater presence on the West Coast of the United States, and added new products. Cenci and Cenci Powder manufacture liquid and powder preparations, respectively, of pharmaceutical products in various dosage forms. The Company's Indiana Chemicals subsidiary is engaged in the manufacture of the specialty vitamin Biotin. Halsey Pharmaceutical is a trading company engaged exclusively in sales operations.

    During the past several years, the Company's business has been adversely affected by the discovery of various manufacturing and record keeping problems identified with certain products manufactured at its Brooklyn, New York plant. These problems caused the Company to halt production and sale of a number of products and to establish a $2,000,000 reserve as of December 31, 1992, and a reserve of $3,875,000 in 1993 to cover estimated costs associated with inventory write-offs, recalls of the affected products and estimated additional legal expenses. The affected products accounted for approximately 28% of the Company's total revenues in each of 1992 and 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

    On June 21, 1993, the Company entered into a plea agreement with the DOJ to resolve the DOJ's investigation into the manufacturing and recordkeeping practices at the Company's Brooklyn plant. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of a single drug product shipped in interstate commerce and related recordkeeping violations. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000 commencing in September 1993. Two installments have been paid to date. From April 1995 through July 1996, the Company made additional partial payments to the DOJ aggregating $100,000. The agreement with the DOJ stipulates that if any payments are not made in a timely fashion the entire amount of the fine shall become due and payable immediately. Such nonpayment also constituted a default under the Company's Credit Agreement with its banks (which has expired). As a result, the entire amount of the settlement has been classified as current. As of the date of this Prospectus, no action has been initiated to require payment of the entire outstanding amount of the fine.


    On June 29, 1993, the Company entered into a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA that resulted from the FDA's investigation into the Brooklyn plant's compliance with the FDA's CGMP regulations. Under the terms of the consent decree, the Company was enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Brooklyn plant until the Company established, to the satisfaction of the FDA, that the methods used in, and the facilities and controls to be used for, manufacturing, processing, packing, labeling and holding any drug, are established, operated, and administered in conformity with the Federal Food, Drug, and Cosmetic Act and all CGMP regulations. As part of satisfying these requirements, the Company is required to validate the manufacturing processes for each solid dosage drug product prior to manufacturing and shipping the drug product. The Company, however, was permitted under the terms of the consent decree to manufacture and ship from the Brooklyn plant six identified solid dosage drug products, the Brooklyn Solid Dosage Products, at its own risk provided that: (i) at least twice per month, the Company's independent expert certifies that each batch of drug product upon validation will have been manufactured in accordance with the CGMP Regulations and the formulation described in the drug product's approved New Drug Application ("NDA") or ANDA, until such time as validation is completed for these products; and (ii) for any batches of these products that have already been manufactured, such certification will include a certification by a Company representative with personal knowledge of the records relating to such drug that such records are accurate and complete and a certification signed by an independent expert that he has personally reviewed the records, and that in his professional opinion the foregoing requirement concerning validation has been met.

    At the beginning of August 1993, the Brooklyn plant resumed shipments of two drug products (Class II narcotics), Oxycodone with Acetaminophen Capsules 5mg/500mg and Oxycodone with Acetaminophen Tablets 5mg/325mg, and thereafter resumed shipments of a third solid dosage drug product, Acetaminophen, Butalbital and Caffeine Tablets 325mg, 50mg, 40mg. During 1995, the Company sold its Oxycodone with Acetaminophen Tablet business to Mallinckrodt. Under a tolling arrangement with Mallinckrodt, the Company will continue to manufacture such tablets for Mallinckrodt for at least two years. See "Business--Dispositions," below. In September 1993, the Company resumed shipments of two other solid dosage drug products, Isoniazid 300mg and Tetracycline 250mg and 500mg capsules, from the Brooklyn plant. After review by the Company of one of the Brooklyn Solid Dosage Products which the Company was permitted to continue to manufacture and ship under the terms of the consent decree, Hydrocodone Bitartrate 5mg and Acetaminophen 500mg Tablets, discrepancies were discovered with some of the data in the Company's ANDA. This resulted in a voluntary recall of this product in November 1993 and the withdrawal of the ANDA. As a result of such recall and the transaction with Mallinckrodt the Company manufactures and ships four solid dosage products from its Brooklyn plant on its own behalf and manufactures one solid dosage product on behalf of Mallinckrodt.

PRODUCTS AND PRODUCT DEVELOPMENT

  Generic Drug Products

    The Company historically has manufactured and sold a broad range of prescription and over-the-counter drug products. The Company's pharmaceutical product list currently includes a total of approximately 31 products, consisting of 20 dosage forms and strengths of prescription drugs and 11 dosage forms and strengths of over-the-counter drugs. Each dosage form and strength of a particular drug is considered in the industry to be a separate drug product. The Company's drug products are sold in various forms, including liquid and powder preparations, compressed tablets and two-piece, hard-shelled capsules.

    Most of the generic drug products manufactured by the Company can be classified within one of the following categories:

       1. Antibiotics,

        2. Anti-infective and anti-tubercular drugs,

        3. Neuropharmacological drugs,

        4. Antihistamines and antihistaminic decongestants, or

        5. Antitussives.


    In October 1991, the FDA suspended review of all of the parent company's (i.e., Halsey's) applications for new drug approvals. It is unlikely that Halsey will receive any new approvals to market any generic drugs from the FDA in 1996, and the Company is unable to predict with reasonable certainty when the FDA suspension will be lifted. See "Government Regulation" below. The Company's Houba subsidiary is not subject to the FDA suspension and is preparing to submit ANDAs to the FDA for its review. Houba does anticipate receiving approvals from the FDA to market any new products during 1996.



    The Company's development strategy for new drug products has been to focus on the development of a broad range of generic form drugs, each of which (i) has developed a solid market acceptance with a wide base of customers, (ii) can be sold on a profitable basis notwithstanding intense competition from other drug manufacturers, and (iii) is no longer under patent protection. The Company has also diversified its current product line to include some less widely prescribed drugs as to which limited competition might be expected. As a result of the FDA consent decree, the Company's strategy at the Brooklyn plant has been to concentrate on conforming the operations of the plant to the FDA's CGMP regulations and to satisfy the conditions for the resumption of shipments of the remaining four Brooklyn Solid Dosage Products described above. However, during 1996, the Company, through its Houba subsidiary, may continue to apply for ANDA approvals. In addition, the Company will continue to pursue the development of its existing pharmaceutical business as well as the development of Houba's chemical products business.


    Development activities for each new generic drug product begin several years in advance of the patent expiration date of the brand-name drug equivalent. This is because the profitability of a new generic drug usually depends on the ability of the Company to obtain FDA approval to market that drug product upon or immediately after the patent expiration date of the equivalent brand-name drug so that the Company will be among the first to market the new generic drug product. As other off-patent drug manufacturers receive FDA approvals on competing products, prices and revenues typically decline. Accordingly, the Company's ability to attain its previous levels of profitability depends on the Company's ability to develop and introduce new products, the resumption of FDA review of Halsey's application for new drug approvals at its Brooklyn plant, the timing of FDA approval of such products and the number and timing of FDA approvals for competing products.

  Bulk Chemical Products


    In the last few years, the Company has sought to develop, manufacture and market bulk chemical products. The development and sale of bulk chemicals is generally not subject to the same level of regulation as is the development and sale of drug products; accordingly, chemicals may be brought to market substantially sooner than drug products.

  Dispositions

    On March 21, 1995 (the "Closing Date"), the Company sold its Tablets ANDA for 5 mg Oxycodone HCl/325 mg Acetaminophen tablets ("Tablets"), and certain pieces of equipment utilized in connection with its production activities under the Tablets ANDA for up to $5.4 million (the "Purchase Price") to Mallinckrodt. Mallinckrodt paid the Company $2 million of the Purchase Price on the Closing Date, having previously paid $500,000 in July 1994. The balance (the "Deferred Payment") of the Purchase Price is payable as follows. Mallinckrodt will pay $1 million when the Company receives general clearance from the FDA for unrestricted operations at its Brooklyn facility and written notice from the FDA that the Company is in compliance with certain provisions of the consent order dated July 2, 1993. Mallinckrodt will pay the Company the $1.9 million balance of the Deferred Payment when Mallinckrodt receives certain authorizations (the "Mallinckrodt Authorizations") from the FDA, but in no event later than September 21, 1997.

    In connection with the transaction, Mallinckrodt agreed to defer $1.2 million of the Company's trade debt due to an affiliate of Mallinckrodt. The deferred indebtedness is evidenced by a promissory note (the "Note") with interest accruing at a rate of 8% per annum. The Note, which may be prepaid at any time, is due and payable on the earlier of the date of the Mallinckrodt Authorization or September 21, 1997. Mallinckrodt may offset its Deferred Payment obligations against the amount due on the Note, provided certain conditions are met. The Company may also offset the amount due to Mallinckrodt on the Note against the Deferred Payment obligations when such obligations mature. However, the Company has agreed with its banks (See "Management's Discussion and Analysis of Financial Condition and Results of Operation") not to exercise its right of offset until the Company has repaid in full the amounts due to its banks. The Note, which is subordinate to future bank indebtedness of up to $8,000,000, is secured by substantially all of the Company's and Houba's assets.

    In connection with the sale of the Tablets ANDA, the Company agreed to manufacture Tablets for Mallinckrodt for a period of three years and Mallinckrodt agreed to order a minimum number of Tablets from the Company for the two year period following the Closing Date. Mallinckrodt may terminate the manufacturing agreement after two years. The Company and Mallinckrodt also entered into a non-competition agreement pursuant to which the Company agreed not to compete with Mallinckrodt and its affiliates in the United States with respect to the Tablets ANDA until March 21, 2000.

    During the fiscal years ended December 31, 1994, 1993 and 1992, the Company derived net revenues from Tablets of approximately $6,600,000, $5,600,000 and $4,200,000, respectively. Management anticipated that Tablet sales would decline during 1995 as a result of increasing competition. Management's determination that an integrated supplier such as Mallinckrodt would be better suited to increasingly competitive market conditions than the Company was an important factor in the decision to proceed with the sale of the Tablets ANDA.

    In connection with the sale of the Tablets ANDA, the Company issued to Mallinckrodt an option exercisable at any time until March 21, 1998, to purchase the ANDA for acetaminophen/oxycodone capsules at an exercise price (the "Option Price") equal to 75% of Net Capsule Revenue, subject to downward adjustment in the event of a decline in pricing levels. Net Capsule Revenue is defined to mean all revenue (net of rebates, adjustments, discounts, allowances, expenses incurred in product recalls and similar items) derived from sales of acetaminophen/oxycodone capsules during the twelve month period immediately prior to the date the option is exercised. The Option Price is payable as follows: $200,000 on the later of (i) exercise and (ii) the date when Mallinckrodt or an affiliate qualifies as the new source for certain raw materials, with the remainder of the Option Price due when Mallinckrodt obtains certain authorizations from the FDA or such earlier date as the parties agree. Upon exercise Mallinckrodt will purchase from the Company equipment used to manufacture the capsules for the greater of $250,000 or the appraised value of the equipment. At such time the Company and Mallinckrodt will enter into agreements pursuant to which the Company will (a) manufacture acetaminophen/oxycodone capsules for Mallinckrodt for a period of time and (b) be prohibited from competing with Mallinckrodt and its affiliates with respect to the production of capsules.

  Acquisitions

    The Company has engaged Penick Corporation ("Penick") to process certain of the raw materials utilized in the production of acetaminophen/oxycodone capsules. In order to ensure the continued viability of Penick, the Company's Houba subsidiary purchased a 25% equity interest in Penick in mid-1993. In addition, in September 1995, Houba purchased an 8.3% equity interest in Penick Pharmaceutical, Inc., which owns the other 75% of Penick. In June 1994 both Penick Corporation and Penick Pharmaceutical, Inc, filed petitions under Chapter 11 of the United States Bankruptcy Code. If Penick were to cease operations, there can be no assurance that the Company would be able to enter into a relationship with another entity licensed by the FDA to process such raw materials on commercially acceptable terms.

OTHER TRANSACTIONS

  Agreements with Zatpack, Inc.

    On March 30, 1995, the Company signed an agreement (the "Zatpack Agreement") with Zatpack, Inc. ("Zatpack"), an affiliate of Zuellig Group N.A., Inc. ("Zuellig"). The Zatpack Agreement provides for the purchase of 500,000 shares of Common Stock (the "Zatpack Shares") by Zatpack, a British Virgin Islands Company, in consideration of $1,000,000. The $1,000,000 purchase price was comprised of a combination of cancellation of indebtedness (primarily incurred by subsidiaries of Halsey for the purchase of raw materials previously delivered and in the process of being delivered from affiliates of Zuellig), purchase of inventory, and surrender of shares of Indiana Chemicals. The Zatpack Shares are included in the Registration Statement of which this Prospectus is a part. As a result of this transaction, the Company owns 100% of Indiana Chemicals.

    Pursuant to the Zatpack Agreement, the Company issued the Zatpack Note to Zatpack as consideration for cancellation of additional indebtedness. This indebtedness resulted from trade payables and advances to the Company by Zuellig and certain of its subsidiaries. The Zatpack Note is in the original principal amount of $1,292,242, with interest accruing at a rate of 8%, compounded annually. The Zatpack Note is convertible into Common Stock (the "Note Shares") at an adjusted conversion price of $2.39 per share, subject to further adjustment. The Zatpack Note is subordinate to all bank and institutional indebtedness of the Company, and may be prepaid by the Company, in whole but not in part, upon 30 days notice to the holders thereof without penalty. The Note Shares are included in the Underlying Shares registered hereby.

    In connection with the transactions contemplated by the Zatpack Agreement, a subsidiary of Zuellig agreed to supply a subsidiary of the Company with Methacycline HCl for a three year period.

  Sale of Stock to Ranbaxy

    On October 27, 1994, the Company signed a Letter of Intent ("LOI") with Ranbaxy Pharmaceuticals, Inc. ("RPI"), a wholly owned United States subsidiary of Ranbaxy Laboratories Ltd. of New Delhi, India. The Company received $1 million from RPI in payment for 500,000 shares of Common Stock in accordance with the terms of the LOI. The LOI provided for completion of due diligence by RPI within a period of 30 days, after which the parties would negotiate and finalize a definitive agreement. After execution of a definitive agreement, RPI was to have purchased an additional 5,000,000 newly issued shares of Common Stock for $10 million. On November 29, 1994, the Company announced that RPI had decided not to proceed with its second purchase of the Company's Common Stock. In August 1995, the Company repurchased the RPI Shares from RPI for an aggregate purchase price of $1,100,000, which funds were derived from the proceeds of the July Private Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

GOVERNMENT REGULATION

  General

    All pharmaceutical manufacturers, including the Company, are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by state and local governments. The Company cannot predict the extent to which it may be affected by legislative and other regulatory developments concerning its products and the healthcare industry generally. The Federal Food, Drug, and Cosmetic Act, the Generic Drug Enforcement Act of 1992, the Controlled Substance Act and other federal statutes and regulations govern or influence the testing, manufacture, safe labeling, storage, recordkeeping, approval, pricing, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements can result in fines, recall or seizure of products, criminal proceedings, total or partial suspension of production, and refusal of the government to enter into supply contracts or to approve new drug applications. The FDA also has the authority to revoke approvals of new drug applications. Recent changes in FDA procedures have increased the time and expense involved in obtaining ANDA approvals and in complying with the FDA's CGMP standards. The ANDA drug development and approval process now averages approximately two to five years. The approval procedures are generally costly and time consuming.

    FDA approval is required before any "new drug," prescription or over-the-counter, can be marketed. A "new drug" is one not generally recognized by qualified experts as safe and effective for its intended use. Such general recognition must be based on published adequate and well controlled clinical investigations. Generally, a drug which is the generic equivalent of a previously approved prescription drug will be treated as a new drug requiring FDA approval. Furthermore, each dosage form of a specific generic drug product requires separate approvals by the FDA. However, as discussed below, less costly and time consuming approval procedures may be used for generic equivalents.

    Among the requirements for drug approval is that the prospective manufacturer's methods must conform to the CGMPs. CGMPs apply to the manufacture, receiving, holding and shipping of all drugs, whether or not approved by the FDA. CGMPs must be followed at all times during which the drug is manufactured. To ensure full compliance with the standards, some of which are set forth in regulations, the Company must continue to expend time, money and effort in the areas of production and quality control. Failure to so comply risks delays in approval of drugs, disqualification from eligibility to sell to the government, and possible FDA enforcement action such as an injunction against shipment of the Company's products or the seizure of noncomplying drug products, and/or, in serious cases, criminal prosecution. See also "Government Regulation--FDA Investigations" below and "Legal Proceedings."

    In addition, products marketed outside the United States, but which are manufactured inside the United States, are subject to certain FDA regulations, as well as regulation by the country in which the products are to be sold.

    The Company also is governed by federal, state and local laws of general applicability, such as those regulating working conditions. In addition, the Company is subject, as are manufacturers generally, to various federal, state and local environmental protection laws and regulations, including those governing the discharge of materials into the environment. Compliance with these laws is not expected to have any material effect upon the Company's capital expenditures, earnings or competitive position.

  Drug Approvals

    There are currently three ways to obtain FDA approval of a new drug.

    1. New Drug Applications ("NDA"). Unless one of the procedures discussed in paragraph 2 or 3 below is available, a prospective manufacturer must conduct and submit to the FDA complete clinical studies to prove a drug's safety and efficacy, in addition to the bioavailability and/or bioequivalence studies discussed below, and must also submit to the FDA information about manufacturing practices, the chemical make-up of the drug and labeling.

    2. Abbreviated New Drug Applications ("ANDA"). The Drug Price Competition and Patent Term Restoration Act of 1984 (the "1984 Act") established the ANDA procedure for obtaining FDA approval for those drugs that are off-patent or whose exclusivity has expired and that are bioequivalent to brand-name drugs. An ANDA is similar to an NDA, except that the FDA waives the requirement of conducting complete clinical studies of safety and efficacy, although it may require expanded clinical bioavailability and/or bioequivalence studies. "Bioavailability" means the rate of absorption and levels of concentration of a drug in the blood stream needed to produce a therapeutic effect. "Bioequivalence" means equivalence in bioavailability between two drug products. In general, an ANDA will be approved only upon a showing that the generic drug covered by the ANDA is bioequivalent to the previously approved version of the drug, i.e., that the rate of absorption and the levels of concentration of a generic drug in the body are substantially equivalent to those of a previously approved equivalent drug. The principal advantage of this approval mechanism is that an ANDA applicant is not required to conduct the same preclinical and clinical studies to demonstrate that the product is safe and effective for its intended use.

    The 1984 Act, in addition to establishing the ANDA procedure, created new statutory protections for approved brand-name drugs. In general, under the 1984 Act, approval of an ANDA for a generic drug may not be made effective until all relevant product and use patents for the equivalent brand name drug have expired or have been determined to be invalid. The only exceptions are situations in which the ANDA applicant challenges the validity or applicability of the patent and either the patentholder does not file suit or litigation extends more than 30 months after notice of the challenge was received by the patent holder. Prior to enactment of the 1984 Act, the FDA gave no consideration to the patent status of a previously approved drug. Additionally, under the 1984 Act, if specific criteria are met, the term of a product or use patent covering a drug may be extended up to five years to compensate the patent holder for the reduction of the effective market life of that patent due to federal regulatory review. With respect to certain drugs not covered by patents, the 1984 Act sets specified time periods of two to ten years during which approvals of ANDAs for generic drugs cannot become effective or, under certain circumstances, ANDAs cannot be filed if the equivalent brand-name drug was approved after December 31, 1981.

    3. Alternative New Drug Applications. An alternative NDA procedure is provided by the 1984 Act whereby the applicant may rely on published literature and more limited testing requirements. That alternative seldom provides advantages over the ANDA procedure, however, and is accordingly rarely used.

  Generic Drug Enforcement Act

    As a result of hearings and investigations concerning the activities of the generic drug industry and the FDA's generic drug approval process, Congress enacted the Generic Drug Enforcement Act of 1992 (the "Generic Drug Act"). The Generic Drug Act confers significant new authority upon the FDA to impose debarment and civil penalties for individuals and companies who commit certain illegal acts relating to the generic drug approval process.

    The Generic Drug Act requires the mandatory debarment of companies or individuals convicted of a federal felony for conduct relating to the development or approval of any ANDA, and gives the FDA discretion to debar corporations or individuals for similar conduct resulting in a federal misdemeanor or state felony conviction. The FDA may not accept or review during the period of debarment (one to ten years in the case of mandatory, or up to five years in the case of permissive, debarment of a corporation) any ANDA submitted by or with the assistance of the debarred corporation or individual. The Generic Drug Act also provides for temporary denial of approval of generic drug applications during the investigation of crimes that could lead to debarment. In addition, in more limited circumstances, the

Generic Drug Act provides for suspension of the marketing of drugs under approved generic drug applications sponsored by affected companies. The Generic Drug Act also provides for fines and confers authority on the FDA to withdraw, under certain circumstances, approval of a previously granted ANDA if the FDA finds that the ANDA was obtained through false or misleading statements. The Company has not been debarred as a result of the FDA investigation and settlement and the consent decree with the FDA makes no provision therefor. The Company does not know when the FDA will resume review of the Company's new drug applications, but such review can begin after the FDA finds that the Company is in compliance with CGMP regulations. To date, the FDA has not made such a finding. See "Legal Proceedings--Government Consent Decrees."

  Healthcare Reform

    Several legislative proposals to address the rising costs of healthcare have been introduced in Congress and several state legislatures. Many of such proposals include various insurance market reforms, the requirement that businesses provide health insurance coverage for all their employees, significant reductions in the growth of future Medicare and Medicaid expenditures, and stringent government cost controls that would directly control insurance premiums and indirectly affect the fees of hospitals, physicians and other healthcare providers. Such proposals could adversely affect the Company's business by, among other things, reducing the demand, and the prices paid, for pharmaceutical products such as those produced and marketed by the Company. Additionally, other developments, such as (i) the adoption of a nationalized health insurance system or a single payor system, (ii) changes in needs-based medical assistance programs, or (iii) greater prevalence of capitated reimbursement of healthcare providers, could adversely affect the demand for the Company's products.

  FDA Investigations

    In April and May of 1990, the FDA conducted a pre-approval inspection of the Company's Brooklyn plant, certain pending ANDAs relating to one drug product (in four dosages) and the Company's compliance with the CGMPs. The FDA issued Inspectional Observations concerning, and made further investigation of, the Company's recordkeeping practices and the accuracy of certain research and development stage batch records maintained by the Company for one drug product. As a result, the Company voluntarily withdrew the pending ANDAs relating to this product, and shortly thereafter for one other product, which have never been marketed by the Company. At that time, the FDA also inspected ten then currently marketed drug products (23 dosages) and issued no Inspectional Observations with respect to such products.

    In late 1991, the Company was notified that the FDA had undertaken a validity assessment, pursuant to which the FDA suspended review of all of Halsey's new drug applications, including four pending ANDAs. At the FDA's suggestion, the Company voluntarily undertook an internal audit and retained an outside consultant to review pending and various filed and approved ANDAs, the results of which were provided to the FDA. Based on this initial review, the Company voluntarily withdrew in 1991 three ANDAs for the drug fenoprofen calcium.

PRODUCT RECALLS

    In March 1993, the Company stopped production and sale of five products previously manufactured at the Company's Brooklyn plant as a result of various problems identified with these products, which related primarily to the addition of unapproved inactive ingredients, processing deviations and recordkeeping discrepancies. The disclosures regarding the affected products, Quinidine Gluconate, Propylthiouracil, Acetaminophen with Codeine, Propoxyphene Napsalate with Acetaminophen and Metronidazole, resulted from investigations by the Company, the FDA and DOJ into the Company's existing and pending ANDA drug approvals and recordkeeping practices.

    In response to these problems, the Board of Directors adopted, and informed the FDA that the Board would enact, a series of measures designed to address the specific problems identified with the affected products and to avoid the recurrence of similar problems. The Company notified the FDA that the Company had indefinitely suspended the manufacture and sale of the affected products, and that it had initiated a recall of those products from distributors and retail sellers. In addition, the Company agreed to withdraw its ANDAs for Propoxyphene Napsalate with Acetaminophen. A number of personnel and related changes at the Brooklyn plant were instituted as part of the plan proposed to the FDA directed at the Company's oversight of regulatory affairs. The plan proposed to the FDA called for, among other things, the hiring of new supervisors in the production department at the Brooklyn plant, including a new head of production. The Company also extended its internal audit of the Company's products at the Brooklyn plant to determine if any other problems existed and to determine the causes of the identified problems. The Company retained an additional qualified outside consultant to assist the Company's then current outside consultant.

    In June 1993, the Company entered into a plea agreement with the DOJ and a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA with respect to the DOJ and FDA investigations of the Company. As a direct result of the consent decree and a subsequent product recall, the Company is limited to manufacturing and shipping five identified solid dosage drug products from its Brooklyn plant (the consent decree does not affect the Company's ability to manufacture and ship liquid dosage drug products or affect the Company's operations in its Indiana or California facilities), one of which is being manufactured on behalf of Mallinckrodt. The Company has charged an aggregate of approximately $5,935,000 to operations with respect to the plea agreement and the consent decree. This amount was comprised of inventory write-offs, product recalls and fines. See "Legal Proceedings--Government Consent Decrees" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESEARCH AND DEVELOPMENT

    The Company conducts research and development activities at each of its Brooklyn and Indiana facilities. The Company's research and development activities consist primarily of new generic drug product development efforts and manufacturing process improvements, as well as the development for sale of new chemical products. New drug product development activities are primarily directed at conducting research studies to develop generic drug formulations, reviewing and testing such formulations for therapeutic equivalence to brand name products and additional testing in areas such as bioavailability, bioequivalence and shelf-life. For fiscal years 1995, 1994 and 1993, total research and development expenditures were $818,000, $491,000 and $2,140,000, respectively. During 1996 the Company intends to concentrate its research and development efforts in the following areas:

        1. Reintroduction of products suspended as a result of the consent decree which require prior FDA validation;

        2. Reintroduction of products which will require changes in formulation and submission for prior approval from the FDA;

        3. Reintroduction of the products withdrawn in 1993 and resubmission of the related ANDAs to the FDA; and

        4. Development of new products.

    There can be no assurance that the FDA will grant the requisite approvals for any such product introductions.

    The Company currently maintains a full-time staff of eight in its Research and Development Departments.

MARKETING AND CUSTOMERS

    A key element of the Company's marketing strategy is to maintain sufficient raw material and finished good inventories to enable the Company to fill customer orders promptly. This strategy requires a substantial amount of working capital to maintain inventories at a level sufficient to meet anticipated demand.

    The Company sells its products primarily through three salaried employees and to a lesser extent through two independent sales representatives, each of whom are compensated on a commission basis. Sales of drugs in dosage form are made primarily to drug wholesalers, drugstore chains, distributors and other manufacturers and are not concentrated in any specific region.

    During 1995, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 25% and 11% of total sales, respectively. During 1994, the Company had net sales to three customers in excess of 10% of total sales, each aggregating 12% of total sales. During 1993, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 12% of total sales. Balances due from these customers were approximately 25% and 7% of total accounts receivable at December 31, 1995 and 1994, respectively. The Company believes that the loss of either of these customers could have a material adverse effect on the Company.

    The estimated dollar amount of the backlog of orders for future delivery as of March 28, 1996 was approximately $1,070,000 as compared with approximately $5,000,000 as of March 31, 1995. Although these orders are subject to cancellation, management expects to fill substantially all orders as of March 28, 1996 during the second quarter of 1996.

COMPETITION

    The Company competes in varying degrees with numerous companies in the health care industry, including other manufacturers of generic drugs (among which are divisions of several major pharmaceutical companies) and manufacturers of brand-name drugs. Many of the Company's competitors have substantially greater financial and other resources and are able to expend more money and effort than the Company in areas such as marketing and product development. Although a company with greater resources will not necessarily receive FDA approval for a particular generic drug before its smaller competitors, relatively large research and development expenditures enable a company to support many FDA applications simultaneously, thereby improving the likelihood of being among the first to obtain approval of at least some generic drugs.

    One of the principal competitive factors in the generic pharmaceutical market is the ability to introduce generic versions of brand-name drugs promptly after a patent expires. The Company believes that it will be at a competitive disadvantage until the FDA resumes review of ANDAs submitted by the Company's Brooklyn plant. See "Government Regulation--Generic Drug Enforcement Act" above. Other competitive factors in the generic pharmaceutical market are price, quality and customer service (including maintenance of sufficient inventories for timely deliveries).

RAW MATERIALS

    The raw materials essential to the Company's business are bulk pharmaceutical chemicals purchased from numerous sources. Raw materials are generally available from several sources. During 1995, the Company purchased approximately $2,741,000 of its raw materials (constituting 38.4% of its aggregate purchases of raw materials) from Mallinckrodt, and as of December 31, 1995 more than 29.7% of the Company's trade payables was owed to this supplier. If the Company became unable to continue to purchase raw materials from this supplier, there can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial

Condition and Results of Operations--Liquidity and Capital Resources." The federal drug application process requires specification of raw materials suppliers. If raw materials from a supplier specified in a drug application were to become unavailable on commercially acceptable credit terms, FDA supplemental approval of any new supplier would be required. In view of the FDA consent decree and the suspension of review of the Company's ANDAs by the FDA, the Company would be unable to obtain FDA supplemental approval at the Brooklyn plant for a new supplier except in very limited circumstances.

    The DEA limits the quantity of the Company's inventories of certain raw materials used in the production of controlled substances based on historical sales data. These limitations could increase the likelihood of raw material shortages and of manufacturing delays in the event the Company was required to find new suppliers of these raw materials.

    In 1994, one of the Company's suppliers, Penick and its parent, filed a Chapter 11 petition under the United States Bankruptcy Code. Penick continues to supply the Company but there can be no assurance it will continue to do so. See "--Products and Product Developments--Acquisitions."

EMPLOYEES


    As of December 31, 1995, the Company had approximately 247 full-time employees. Approximately 120 are administrative and professional personnel and the balance are in production and shipping. Among the professional personnel, eight are engaged in product development. Approximately 90 employees at the Company's Brooklyn plant are represented by a local collective bargaining unit whose agreement with the Company expires on July 1, 1997. Management believes that its relations with its employees and unions are generally satisfactory; however, the Company has been involved in litigation with respect to certain aspects of its collective bargaining agreement. See "Legal Proceedings--Other Pending Legal Proceedings."


PROPERTIES

    Halsey leases, as sole tenant, a total of approximately 112,300 square feet, in three buildings on Pacific Street and Dean Street in Brooklyn, New York. Each of these leases is between Halsey and unaffiliated lessors. The approximate aggregate minimum rental commitments under these operating leases are as follows: $884,000 for the year 1995, $928,000 for the year 1996 and $975,000 for the year 1997. These leases expire on December 31, 2005. The buildings leased by Halsey in Brooklyn house research and development and manufacturing facilities and corporate offices.

    Houba owns approximately 45,000 square feet of building space on approximately 30 acres of land in Culver, Indiana, which includes a modern 15,000 square foot manufacturing facility. This manufacturing complex houses separate plants for the production of Doxycycline raw materials, Doxycycline capsules and tablets and Biotin raw materials. In 1996, in conjunction with a settlement with two former employees, the Company acquired real property, improved by a residential property, in Culver, Indiana adjacent to the manufacturing facility. The Company became the lessor of the residential property upon closing of the acquisition.

    Cenci and Cenci Powder together own approximately 6,700 square feet of manufacturing and distribution building space on approximately one-half acre of land in Fresno, California. In early 1992, the Company acquired additional land adjoining this property for the purpose of expanding the manufacturing facilities and distribution space located on such property. In addition, Cenci and Cenci Powder lease approximately 18,000 square feet of space in a building located in Fresno, California used for manufacturing and corporate offices. During the years ended December 31, 1995, 1994 and 1993, Cenci and Cenci Powders paid an aggregate of $86,000, $99,000 and $91,000, respectively, to minority shareholders in respect to this lease.

    The Company also leases office space in Westwood, New Jersey for its marketing and sales departments on a year-to-year basis.

                               LEGAL PROCEEDINGS

GOVERNMENT CONSENT DECREES

    On June 21, 1993, the Company entered into a plea agreement with the DOJ to resolve the DOJ's investigation into the manufacturing and recordkeeping practices of the Company's Brooklyn plant. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of drug products shipped in interstate commerce. Each count involved product adulteration and recordkeeping deficiencies relating to a single drug product, Quinidine Gluconate (324mg tablets), manufactured at the Brooklyn plant. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000, commencing on or about September 15, 1993. The Company's plea was entered in and the terms of the plea agreement approved by the United States District Court for the District of Maryland on July 16, 1993. Two installments have been paid to date. Only additional partial payments have been paid in the amount of $90,000. The agreement with the DOJ stipulates that if any payments are not made in a timely fashion the entire amount of the fine shall become due and payable immediately. As a result, the entire amount of the settlement has been classified as current. Such nonpayment also constituted a default under the Company's Credit Agreement with its banks. As of the date of this Prospectus, no action has been initiated to require payment of the entire outstanding amount of the fine.

    On June 29, 1993, the Company entered into a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA that resulted from the FDA's investigation into the Brooklyn plant's compliance with the FDA's CGMP regulations. Under the terms of the consent decree, the Company is enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Brooklyn plant until the Company establishes to the satisfaction of the FDA that the methods used in, and the facilities and controls to be used for manufacturing, processing, packing, labeling and holding any drug, are established, operated, and administered in conformity with the Federal Food, Drug, and Cosmetic Act and all CGMP regulations. As part of satisfying the foregoing requirements, the Company will be required to validate the manufacturing processes for each solid dosage drug product prior to manufacturing and shipping the drug product. The Company, however, is permitted under the terms of the consent decree to manufacture and ship from the Brooklyn plant certain identified drug products at its own risk provided that: (i) at least twice each month, the Company's independent expert certifies that each batch of drug products upon validation will have been manufactured in accordance with the CGMP Regulations and the formulation described in the drug products approved NDA or ANDA, until such time as validation is completed for these products; and (ii) for any batches of these products that have already been manufactured, such certification will include certification by a Company representative with personal knowledge of the records relating to such drug that such records are accurate and complete and a certification signed by an independent expert that he has personally reviewed the records provided and that in his professional opinion the foregoing requirement concerning validation has been met. The Company commenced shipments of five of the six solid dosage products under the foregoing certification process. One of such five products has since been sold to Mallinckrodt, on whose behalf the Company continues to manufacture the product.

SHAREHOLDER AND DERIVATIVE ACTIONS

    On March 31, 1993, and April 1, 1993, five class-action lawsuits were filed in Federal Court by shareholders against the Company and certain of its then directors. Each of the actions alleged that the Company and its directors had made misleading statements and omissions relating to the prospects of the Company's business and products, including products under development, as well as relating to the status of DOJ and FDA investigations. On May 20, 1993 and October 14, 1993, two separate shareholders derivative lawsuits were filed in New York State Court against the Company and certain of its directors. Each of these lawsuits alleged that the Company and its directors concealed certain government investigations by the FDA and the DOJ. These actions also alleged that the directors breached their fiduciary duty in connection with the dispositions by them of shares of Common Stock on the basis of material information which was not publicly known. In June 1994, the Company agreed to a settlement of these lawsuits. In November 1994, both the Federal and State Courts approved the terms of the settlement, under which the Company agreed to pay $1,000,000 in cash and, at the Company's option, either (i) to issue shares of Common Stock having an aggregate market value, as of the date of distribution, of $3,000,000, or (ii) to pay $3,000,000 in cash, or (iii) to distribute any combination of shares or cash having a combined value as of the date of distribution of $3,000,000. The initial payment of $1,000,000 was paid by the Company's insurers. In November 1995 the Company satisfied the remainder of its settlement obligations by issuing to approved class members a total of 824,742 shares of Common Stock at a per share price of $3.6375, or an aggregate value of $3,000,000.

OTHER GOVERNMENTAL PROCEEDINGS

    The Company received a federal grand jury subpoena in 1993 from the U.S. District Court for the Eastern District of Pennsylvania for documents in connection with an investigation of price fixing and bid rigging on government contracts for Prednisone. The Company, which has not been identified as a target of the investigation, has responded to the subpoena by making certain documents available to the Government and, at this time, has received no further request from the Government.

    By letter dated November 12, 1993, the Staff of the Commission requested that the Company provide to the Commission, on a voluntary basis, information and documents regarding the ingredients and filings relating to the following drugs: quinidine gluconate, propylthiourical, acetaminophen and codeine phosphate, metronidazole, quinidine sulfate, and hydralazine hydrochloride. The Staff advised the Company that the inquiry relates to public information disseminated by the Company and trading in the Company's securities during the period August 1987 through July 1993. The Company is cooperating with the Staff and has made available various documents. These documents relate to the testing, formulations and sale of these drugs which were maintained by the Company at a facility in Maryland. In April, 1994, the Staff requested additional documentation regarding these matters. The Company has complied with the additional request. On July 5, 1994, the Company made a formal submission to the Staff and outlined the parameters of a proposed settlement. An additional submission was made on January 31, 1995, to bring additional information to the attention of the Staff. In May 1995, a formal Order of Investigation was issued by the Commission covering the foregoing matters. In June 1995, additional documents were submitted. Officers and directors of the Company have also testified before the SEC. On October 24, 1995, the SEC staff informed the Company that it would recommend that the Commission authorize the institution of an administrative proceeding pursuant to Section 21C of the Exchange Act against the Company. Specifically the staff indicated it would seek an Order after filing a complaint requiring the Company to cease and desist from violating
Section 17(a) of the Securities Act and Sections 10(b) and 13(a) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. The proposed action would allege that the Company's December 31, 1990 and December 31, 1991 Annual Reports on Form 10-K and March 31, 1991, June 30, 1991, September 30, 1991, March 31, 1992, June 30, 1992, and September 30, 1992 quarterly reports on Form 10-Q were materially false and misleading. The SEC staff proposal conforms in large part to the settlement proposal submitted by the Company. Under this proposal, the Company, without admitting or denying the allegations, would then enter into a Consent Decree not to violate the law in the future. The Company is unable to predict the likelihood of the Commission adopting the staff proposal. An adverse determination in this regard could have a material adverse effect on the Company's financial condition.

    By letter dated October 23, 1995, the Company was notified by the New York State Education Department that the Professional Conduct Officer of the Office of Professional Discipline had determined that there was sufficient evidence of professional misconduct on the Company's part to warrant a disciplinary proceeding pursuant to New York law. Upon contacting the Deputy Director of the Office of Professional Discipline, counsel for the Company was advised that the alleged misconduct related to the same activities that were the subject of the DOJ investigation, indictment and plea. The Company submitted a written response on November 16, 1995. The Company has been informed that the Office of Professional Discipline would recommend to the Education Department a settlement that will allow the Company's license to remain valid, but would require the payment of an unspecified fine.



    On November 9, 1995, the Company received two Notices of Charge of Discrimination from the United States Equal Employment Opportunity Commission relating to two claimed violations of Title VII of the Civil Rights Act of 1964. The first charge of employment discrimination was filed on October 31, 1995 by a female employee of the Company and alleges sexual discrimination and harassment. A second separate charge of discrimination was also filed on October 31, 1995, by another female employee alleging sexual harassment against the same individual. On November 20, 1995, the EEOC terminated its process with respect to the charges and issued Notices of Right to Sue to the claimants. In February 1996 two lawsuits were filed in the Eastern District of New York captioned Golovatskaya v. Halsey Drug Co., 96 CIV 0662 and Petrakova v. Halsey Drug Co., 96 CIV 0660 in connection with the above charges. The lawsuits seek unspecified damages. At this early stage of the proceedings, the Company is unable to predict with reasonable certainty the likely outcome of these claims.


CENCI PROCEEDING

    The Company is a defendant in a lawsuit currently pending in the United States District Court for the Eastern District of California entitled Cenci v. Halsey Drug Co. The claims in this lawsuit relate to a 1991 Stock Purchase Agreement whereby the Company agreed to purchase 51% of the stock of Cenci.

    The plaintiff, both individually and as a shareholder of Cenci and Cenci Powder, has sued the Company, one of the current officers and two former officers of the Company. The complaint alleges that the Company has breached a number of representations made during the course of the negotiations leading to the stock purchase, including the representation that the Company would provide financial assistance to both Cenci and Cenci Powder. The Complaint also alleges misrepresentations relating to the scope of FDA's investigation of the Company.

    The Complaint, which includes several causes of action, seeks unspecified compensatory damages, as well as punitive damages, rescission, specific performance, reformation and a declaration as to what amount, if any, is owed to plaintiff.


    The Company has retained California counsel to represent its interests. Plaintiff filed its Fifth Amended Complaint, and the Company has filed its Answer and Counterclaims in response to this latest amended complaint. The parties have concluded discovery. At this preliminary stage, the Company is unable to determine the outcome of this litigation with any reasonable certainty.


OTHER PENDING LEGAL PROCEEDINGS

    The Company was named as a defendant in an action commenced on August 19, 1995 by the Company's former product liability insurer ("Lexington") captioned Lexington Insurance Company v. Halsey Drug Co., Inc., 95 Civ. 3403, pending in the United States District Court for the Eastern District of New York. The Complaint seeks the recovery of sums paid by Lexington to settle a lawsuit brought by Linda K. Walton relating to the ingestion of quinidine gluconate allegedly manufactured by the Company. The Complaint requests not less than $75,000 in damages and payment by the Company of a $25,000 deductible, and a declaration that the Walton claim, and other similar claims are not covered under their policy. The Company and Lexington have agreed to a settlement pursuant to which the Company is required to pay $25,000 with respect to the Walton claim (not including an undisputed

$25,000 deductible which the Company is also required to pay) over a three month period. Lexington will dismiss the declaratory portion of the Complaint without prejudice.

    The Company was named as a defendant in an action captioned Union Mutual Fund and Vacation Fringe Benefit Fund v. Halsey Drug Company, Inc., 95 Civ. 955, pending in the United States District Court for the Eastern District of New York. The Complaint seeks sums allegedly owed to two of the Company's labor union funds under the Company's collective bargaining agreement. Plaintiffs seek not less than $165,000.

    On or about August 8, 1995, the Company and the plaintiffs agreed to settle the action. The settlement obligated the Company to pay the alleged arrears in monthly installments. The Company has paid in full the settlement amount.


    The Company was named as a defendant in an action captioned Allied Welfare Fund, Vacation Fringe Benefit Fund and Union Mutual Fund v. Halsey Drug Co., 96 Civ 3655, brought in the United States District Court for the Eastern District of New York. The Complaint seeks sums allegedly owed to three of the Company's labor union funds under the Company's collective bargaining agreement. Plaintiffs seek approximately $272,000. On or about April 29, 1996, the Company and the plaintiffs agreed to settle the action. The settlement obligates the Company to remain current on its obligations and to pay portions of the alleged arrearages in installments. The Company has failed to make the payment called for on June 29, 1996. As a result of the Company's failure to make the required payment the settlement provides that plaintiffs may obtain a judgment for the remaining balance of the arrearages. As of the date of this Prospectus, plaintiffs have not sought such a judgment.



    In March 1985, the Company was named as a defendant in an action instituted in the Court of Common Pleas, Bucks County, Pennsylvania entitled Mellon v. Barre National Drug Co., et al. This suit was brought by a father as administrator of his deceased daughter's estate, individually and on behalf of her children, against 29 drug companies including the Company. The deceased's death allegedly resulted from her use of the drug Ipecac, an expectorant distributed by the Company, which she used in connection with her bulimia. The plaintiff was unable to determine which of the defendants actually produced the Ipecac used by the decedent. The complaint contained 12 counts, nine of which set forth different theories of liability each seeking in excess of $5 million in damages. The remaining three counts included a count to recover damages in excess of $5 million under the Pennsylvania Wrongful Death Act, a count to recover damages in excess of $5 million under the Pennsylvania Survival Act and a count to recover punitive damages in excess of $10 million. The Company's insurance carrier assumed the defense of this action. On November 13, 1987, the court dismissed seven of the nine counts of the complaint which set forth theories of liability. The two counts regarding theories of liability which remain are theories based on claims of negligence and strict product liability. A motion for summary judgment on behalf of all defendants was granted by the trial court. The decision was affirmed on appeal. Plaintiff sought permission to appeal in the Pennsylvania Supreme Court, and the court denied plaintiff's request.


    On March 4, 1992, an action was commenced against the Company and numerous other pharmaceutical manufacturers in the Pennsylvania Court of Common Pleas, Philadelphia Division, entitled captioned Ciavarelli and Ciavarelli v. Abbott Laboratories, Inc., et al. The Complaint contains seven causes of action, including negligence, strict liability and breach of warranty, among others, in connection with the alleged exposure of Debra Ciavarelli in utero to diethylstilbestrol ("DES"). The plaintiff was unable to determine which of the defendants produced the DES used by Ms. Ciavarelli. The Complaint seeks in excess of $25,000 in compensatory and punitive damages. This matter has been referred to the Company's insurance carrier for defense, which has been assumed. Twenty-two additional actions have been commenced and are still pending against the Company along with numerous other pharmaceutical manufacturers in the Pennsylvania Court of Common Pleas, Philadelphia Division, during 1992 and 1993. Each of these actions alleges injury in connection with exposure to the drug diethylstilbestrol (DES) and each seeks in excess of $25,000 in compensatory and punitive damages. In each suit, the plaintiff was unable to determine which of the defendants produced the DES that was used. Nineteen similar actions have already been settled and dismissed.

    Two DES claims referred to the Company's insurance carriers are pending in other jurisdictions.

    Each of the following matters have been referred to the Company's insurance carrier for defense. The Company does not believe any of the actions will have a material impact on the Company's financial condition.

    The Company has been named as a defendant in three additional actions which have been referred to the Company's insurance carrier and have been accepted for defense. The first action, Alonzo v. Halsey Drug Co., Inc. and K-Mart Corp., No. 64DOT-95111-CT-2736 (Indiana Superior Court, Porter County), was commenced on November 7, 1995 and involves a claim for unspecified damages relating to the alleged ingestion of "Doxycycline 100". The second action, Files v. Halsey Drug Co., Index No. 198787/93 (New York Supreme Court, Suffolk County), commenced on September 16, 1993, seeks $10,000,000 in damages for wrongful death allegedly caused by the ingestion of Isoniazid. The action is currently in discovery. The third action, Hunt v. Halsey Drug Co., Inc. Index No. 33723/93 (New York Supreme Court, Kings County), was commenced on October 21, 1993, and seeks the recovery of $8,000,000 for alleged personal injuries suffered by a Wells Fargo security guard who had responded to a triggered alarm and was shot by a perpetrator. The action is currently in discovery.

                                   MANAGEMENT

    Information about the directors and executive officers of the Company is set forth immediately below.


                                                                                      YEAR FIRST
                                                                                      ELECTED AS
    NAME                                   BACKGROUND INFORMATION                     A DIRECTOR
- ----------------------  ------------------------------------------------------------  ----------

Rosendo Ferran          President and Chief Executive Officer since July 1993. From      1987
                        November 1988 to June 1993, Mr. Ferran served as Senior Vice
                        President and Chief Financial Officer of the Company. From
                        March 1987 to November 1988, Mr. Ferran served as a
                        financial consultant to the Company. Age: 56

Leonard H. Weiss        Executive Vice President since 1986. From June 1968 to           1969
                        December 1985, Mr. Weiss served as Vice President of the
                        Company, and from 1954 to May 1968, as general manager in
                        charge of administration. Age: 65

Joseph F. Limongelli    President and Chief Executive Officer of Mortgage Services       1989
                        Corporation, Mortgage Bankers from 1983 to the present Age:
                        50

Richard H. Francis      Retired since 1991. Presently serves as director of The          1995
                        Indonesian Fund (BEA Associates) and The Infinity Mutual
                        Funds (BISYS Investment Services). From 1988 until October
                        1991 Mr. Francis served as Executive Vice President--Office of the Chairman and Chief Financial Officer of Pan Am
                        Corporation and as Executive Vice President--Finance and
                        Chief Financial Officer of Pan American World Airways(1).
                        From 1985 through 1988 Mr. Francis served as Senior Vice
                        President and Chief Financial Officer of American Standard,
                        Inc. Age: 63

Alan J. Smith Ph.D.     Since 1991 Dr. Smith has been a management consultant            1995
                        specializing in pharmaceutical quality management, quality control, quality assurance and auditing, the Food and Drug
                        Administration's Current Good Manufacturing Practice
                        regulations and technology training, documentary systems,
                        and stability programming. From 1985 to 1991 he was
                        Corporate Director of Quality Affairs for Whitehall
                        Laboratories, a division of American Home Products
                        Corporation. Dr. Smith holds B.Sc. and Ph.D. degrees from
                        the University of London. Age: 66

William G. Skelly       Since 1990 Mr. Skelly has served as Chairman, President and      1996
                        Chief Executive Officer of Central Biomedia, Inc. and its
                        subsidiary SERA, Inc., companies involved in the animal
                        health industry including veterinary biologicals and custom manufacturing of animal sera products. From 1985 to 1990,
                        Mr. Skelly served as President of Martec Pharmaceutical,
                        Inc., a distributor and manufacturer of human generic
                        prescription pharmaceuticals. Age: 45


- ------------

(1) Pan Am Corporation and Pan American World Airways, Inc. filed petitions under the United States Bankruptcy Code in January 1991.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held seven meetings during 1995. In addition, there were four actions taken through unanimous written consent. Each director attended or participated in at least 75% of the aggregate of meetings held and actions taken in 1995 by the Board of Directors.

    Compensation Committee. In February 1993, the Board of Directors established a Compensation Committee, composed of Joseph F. Limongelli, Jerome Dubowy and Rosendo Ferran. Following

Mr. Dubowy's resignation from the Board in November 1995, and Messrs. Ferran's and Mr. Limongelli's resignations from the Compensation Committee in November 1995, Alan J. Smith and Richard H. Francis were appointed to the Compensation Committee. The principal functions of the Compensation Committee are to consult with and make recommendations to the Board of Directors about executive compensation arrangements and the compensation of employees, including the grant of options under the Company's 1995 Stock Option and Restricted Stock Plan to individual officers and key employees. The Compensation Committee met once in 1995.

    Nominating Committee. In March 1989, the Board of Directors established a Nominating Committee which was composed of Alexander Marcus and Rosendo Ferran. This Committee did not meet during 1995. Mr. Marcus resigned from the Board in April 1996 and has not been replaced on the Nominating Committee. The principal functions of the Nominating Committee are to establish criteria for procedures of the election for directors and others, review the qualifications of and, in appropriate cases, interview candidates proposed for nomination, and perform such other duties in connection with the election or termination of directors and officers as the Board of Directors may request.

    Audit Committee. On April 30, 1993, the Board established an Audit Committee composed of Joseph F. Limongelli, Jerome Dubowy and Rosendo Ferran. Following Mr. Dubowy's resignation from the Board and Mr. Limongelli's and Mr. Ferran's resignations from the Audit Committee in November 1995, Alan J. Smith and Richard H. Francis were appointed to the Audit Committee. The Audit Committee is responsible for nominating the Company's independent auditors, working with the independent auditors and the internal auditing staff of the Company and other corporate officials, reviewing the financial statements of the Company and reporting on the results of the audits to the Board, and submitting to the Board its recommendations relating to the Company's financial reporting, accounting practices and policies, and financial accounting and operation controls. The Audit Committee did not meet during 1995.

INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Rosendo Ferran, who was a member of the Compensation Committee until November 1995, is President and Chief Executive Officer of the Company.

COMPENSATION OF DIRECTORS WHO ARE NOT EMPLOYEES OR OFFICERS

    Directors who are not officers or employees of the Company are compensated by payment of an annual retainer of $25,000 and an additional fee of $500 per meeting attended, and are reimbursed for travel and other expenses incurred in connection with their services to the Company.

    In September 1993, the Company entered into an Independent Consulting Agreement with Joseph F. Limongelli pursuant to which Mr. Limongelli provides financial and business advisory services, including, without limitation, with respect to proposed transactions considered by the Company from time to time. The Company has agreed to pay Mr. Limongelli a consulting fee of $50,000 per year, payable in equal monthly installments, to issue to Mr. Limongelli stock options each year to acquire at least 10,000 shares of the Company's Common Stock and to reimburse him for expenses incurred in connection with his consulting services. The Consulting Agreement is for a term ending September 1, 1997, provided that either party may terminate the Agreement on 60 days' notice. The compensation paid to Mr. Limongelli is subject to periodic review as to the reasonableness of the fee by the Compensation Committee and is in addition to his compensation as a director. In the event the Company terminates the Agreement, the Company has agreed to pay Mr. Limongelli the consulting fee for an additional 12 months following termination. If the Company terminates the Consulting Agreement within six months after a change in control, as defined, the Company has agreed to pay Mr. Limongelli the consulting fee for the period from the date of termination through September 1,

1997, plus an amount equal to 50% of all amounts paid and payable to him under the Consulting Agreement.

EXECUTIVE COMPENSATION AND OTHER MATTERS

    The following table sets forth, for the Company's last three fiscal years, the cash salary, bonus and non-cash salary or bonuses earned or paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's President and Chief Executive Officer and to each of the Company's executive officers whose compensation exceeded $100,000:

                                                      ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                             -------------------------------------   ----------------------------
                                                                                       SHARES OF
                                                                                     COMMON STOCK
                                                                      OTHER ANNUAL    UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR   SALARY ($)   BONUS ($)   COMPENSATION   STOCK OPTIONS   COMPENSATION
- ------------------------------------  ----   ----------   ---------   ------------   -------------   ------------
Rosendo Ferran......................  1995      263,604       0          16,150         150,000        --
  President and Chief Executive       1994      229,029       0          20,742          --            --
  Officer                             1993      214,989       0          20,324          --            --
Alexander Marcus (1)................  1995      100,000       0          15,321          --            --
  Chairman of the Board               1994      100,000       0          26,412          --            --
  (retired April 1996)                1993      108,660       0          27,345          --            --
Seymour Marcus (2)..................  1995       46,154       0          18,771          --            --
  Vice Chairman (retired              1994       89,423       0          21,756          --            --
  December 1995)                      1993      108,860       0          22,274          --            --
Leonard H. Weiss....................  1995      141,750       0           8,397          75,000        --
  Executive Vice President            1994      115,129       0          11,200          --            --
                                      1993      125,041       0          10,927          --            --

- ------------

(1) Alexander Marcus is the brother of Seymour Marcus. Alexander Marcus resigned in April, 1996.

(2) Seymour Marcus is the brother of Alexander Marcus. Seymour Marcus resigned in December, 1995.

OTHER COMPENSATORY ARRANGEMENTS

    Benefits. Executive officers and key employees participate in medical and disability insurance plans provided to all non-union employees of the Company. During 1995, the Company maintained term life insurance policies on behalf of Rosendo Ferran and Leonard H. Weiss, the benefits of which are payable to beneficiaries designated by these individuals. Aggregate premiums paid by the Company during 1995 on all such policies amounted to $21,159. The value of these payments to the individual officers are reflected where applicable in the summary compensation chart. The Company also provided automobiles to certain of its executive officers. Although the Company is unable to assign any value to possible personal benefits derived for use of the automobiles, the Company believes that, as to each officer, such personal benefits amount to less than the lesser of $50,000 or 10% of such officer's compensation reported above in the summary compensation table and, with respect to all executive officers as a group, amount to less than $90,000.

STOCK OPTION GRANTS

    The Company maintains a stock option plan, as set forth below, but the Company does not have any plan pursuant to which stock appreciation rights may be granted.

    1984 Stock Option Plan. In March 1984, the shareholders of the Company approved the adoption of a stock option plan (the "1984 Stock Option Plan"). The 1984 Stock Option Plan, as amended provided for the grant of options to purchase up to 1,000,000 shares. The 1984 Stock Option Plan terminated in March 1994.

    Incentive stock options ("ISO's") to purchase 821,666 shares and non-qualified options to purchase 120,363 shares had been granted under the 1984 Stock Option Plan. The average per share exercise price for all such outstanding ISO's, of which there are approximately 138,900, is approximately $3.58 and the per share price of the Company's Common Stock on the grant dates ranged from $2.50 to $6.25 per share. No exercise price of an ISO was set less than 110% of the fair market value of the underlying Common Stock on the date of grant to any person who owns stock possessing more than 10% of the total voting power of the Company and no exercise price of an ISO was set less than 100% of the fair market value of the underlying Common Stock on the date of grant to any other person. There are no other options outstanding under the 1984 Stock Option Plan.

    1995 Stock Option Plan. In September 1995 the Company established the 1995 Halsey Drug Co., Inc. Stock Option and Restricted Stock Purchase Plan (the "1995 Stock Option Plan"). Under the Plan, the Company may grant options to purchase up to 1,000,000 shares. Incentive stock options may be granted to employees of the Company and its subsidiaries, and non-qualified options may be granted to employees, directors and other persons employed by, or performing services for, the Company and its subsidiaries. Subject to the Plan, the Compensation Committee determines the employees to whom grants are made and the vesting, timing, amounts and other terms of such grants. An employee may not receive incentive stock options exercisable in one calendar year for shares with a fair market value on the date of grant in excess of $100,000. No quantity limitations apply to the grant of non-qualified stock options.

    As of December 31, 1995, ISO's to purchase 461,600 shares had been granted under the 1995 Stock Option Plan. The average per share exercise price for all outstanding ISO's under the 1995 Stock Option Plan is approximately $3.19 and the average per share exercise price of the Company's Common Stock on the grant dates ranged from $3.00 to $3.44 per share. No exercise price of an ISO was set less than 110% of the fair market value of the underlying Common Stock on the date of grant to any person who owns stock possessing more than 10% of the total voting power of the Company and no exercise price of an ISO was set less than 100% of the fair market value of the underlying Common Stock on the date of grant to any other person. There are no other options outstanding under the 1995 Stock Option Plan.

    The following table sets forth selected option grant information for the fiscal year ended December 31, 1995 awarded to the Chief Executive Officer and each of the executive officers of the Company whose compensation exceeded $100,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                      VALUE
                                                                                             AT ASSUMED ANNUAL RATES
                                                       % OF TOTAL                                      OF
                                                        OPTIONS     EXERCISE                STOCK PRICE APPRECIATION
                                 TYPE OF   NUMBER OF   GRANTED TO    PRICE                       FOR OPTION TERM
                                 OPTION     OPTIONS    EMPLOYEES      PER      EXPIRATION   -------------------------
   NAME                          GRANTED    GRANTED       (A)        SHARE        DATE      0%     5% (B)    10% (B)
- -------------------------------  -------   ---------   ----------   --------   ----------   ---   --------   --------
Rosendo Ferran.................   ISO       150,000(c)    32.5       $ 3.19      11/24/00    0    $132,097   $291,900
Leonard Weiss..................   ISO        75,000(d)    16.2         3.19      11/24/00    0      66,049    145,950

- ------------


 (a)  Represents individual option grant as a percentage of total options issued in fiscal year 1995. Neither Alexander Marcus nor Seymour Marcus, who retired as directors in
      April 1996 and December 1995, respectively, were granted any options during fiscal year
      1995.
 (b)  The hypothetical potential appreciation shown in these columns reflects the required calculations at compounded annual rates of 5% and 10% set by the Securities and
      Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future price appreciation of the Company's Common Stock.


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (c)  Options with respect to 30,000 shares were immediately exercisable. Remaining options become exercisable in November 1996. Options for 2,000 shares were exercised in April
      1996.

 (d)  Options with respect to 15,000 shares were immediately exercisable. Options with respect to an additional 60,000 shares are exercisable in November 1996.

STOCK OPTION EXERCISES AND HOLDINGS

    The following table sets forth information related to options exercised during 1995 by the Company's President and Chief Executive Officer and by each of the Company's other three most highly compensated executive officers during 1995 and the number and value of options held at December 31, 1995 by such individuals.

                      AGGREGATED OPTION EXERCISES IN 1995
                     AND OPTION VALUES AT DECEMBER 31, 1995


                                                              NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN
                                                                   OPTIONS AT               THE MONEY OPTIONS AT
                                    SHARES                      DECEMBER 31, 1995             DECEMBER 31, 1995
                                   ACQUIRED      VALUE     ---------------------------   ---------------------------
    NAME (1)                      ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Rosendo Ferran..................     --            --         42,000        120,000        $11,250        $45,000
Leonard H. Weiss................     10,000     $ 11,800      20,000         60,000          9,375         18,750


- ------------


(1) Neither Alexander Marcus nor Seymour Marcus, who resigned as directors in April 1996 and December 1995, respectively, (i) exercised any options during fiscal year 1995 or (ii) held any options at December 31, 1995.


PENSION ARRANGEMENTS

    The following table shows the estimated annual benefit payable under the Halsey Drug. Co., Inc. Pension Trust (the "Pension Plan") for each of the individuals named in the summary compensation table with payments at the participant's normal retirement date and in the form of 10-year certain and life annuity thereafter. The amounts shown are additionally based upon benefits as of the plan year ending November 30, 1995:

                                                                  ESTIMATED
    NAME                                                        ANNUAL BENEFIT
- ------------------------------------------------------------   ----------------
Rosendo Ferran..............................................       $ 12,060
Leonard H. Weiss............................................         14,184

    The following table shows estimated annual retirement benefits payable under the Pension Plan as a straight life annuity to persons in specified compensation and years-of-service classifications, assuming retirement in 1995 at age 65 (after at least 18 years of service).

            ESTIMATED ANNUAL BENEFIT-YEARS OF SERVICE AT RETIREMENT

    FIVE YEAR AVERAGE BASE SALARY                18         20         25         30         35
- --------------------------------------------   -------    -------    -------    -------    -------
150,000.....................................   $13,500    $13,500    $13,500    $13,500    $13,500
125,000.....................................   $11,250    $11,250    $11,250    $11,250    $11,250
100,000.....................................   $ 9,000    $ 9,000    $ 9,000    $ 9,000    $ 9,000
75,000......................................   $ 6,750    $ 6,750    $ 6,750    $ 6,750    $ 6,750
50,000......................................   $ 4,500    $ 4,500    $ 4,500    $ 4,500    $ 4,500

    Employees of the Company who are at least 20 1/2 years of age and have completed at least one year of service are eligible to participate in the Pension Plan. This defined benefits pension plan provides monthly benefits at a participant's normal retirement date (the participant's 65th birthday) equal to 9% of the participants' compensation. In order to qualify for a full pension under this formula, the participant must have 18 years of service; the benefit under the formula is reduced pro-rata for each year of service at the normal retirement date less than 18. For purposes of determining the benefit at a participant's normal retirement date, compensation is, in general, determined by averaging the participant's earnings as shown on Federal Tax Form W-2 over the first five years of his last 10 years of participation prior to his normal retirement date. The Pension Plan was amended, effective December 1, 1984, to comply with the provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984, and the Retirement Equity Act of 1984. The Internal Revenue Service issued, by letter dated February 4, 1986, a favorable determination as to the qualification of the Plan under the Internal Revenue Code.

    Messrs. Ferran and Weiss have 7 and 12 years, respectively, of credited service under the Pension Plan.

EMPLOYMENT AGREEMENTS

    The Company entered into an employment agreement with Rosendo Ferran effective as of January 1, 1993. Mr. Ferran's agreement has a term of five years, subject to earlier termination. Mr. Ferran received a base salary of $242,000 during 1995 (an increase over 10% over his 1994 contract and which will automatically be increased by 10% in each succeeding year). Pursuant to the agreement, Mr. Ferran is entitled to an annual car allowance and to life insurance, in an amount determined by the Board of Directors, the benefits of which are payable to beneficiaries designated by Mr. Ferran and the premiums for which are paid by the Company.

    The employment agreement also provides that Mr. Ferran will be entitled to a cash severance payment equal to his annual base compensation then in effect if, following the expiration of the term of his agreement, his employment with the Company is not continued on the same or substantially similar terms, and within six months of such expiration his employment with the Company is terminated. Mr. Ferran's agreement further provides that in the event of his death during the term of the agreement, his estate shall be entitled to the value of six months' of Mr. Ferran's compensation at the then applicable rates.

    Pursuant to the agreement, if Mr. Ferran is terminated without cause or if there is a change in his responsibilities or a reduction in his base annual salary following a change in control of the Company and, as a result, he terminates his employment with the Company, he shall receive, as severance, a lump sum equal to three times his base annual salary at the highest rate in effect during the 12 months immediately preceding his date of termination and all stock options then held by Mr. Ferran shall automatically become vested.

    The employment agreement of Mr. Ferran also obligates the Company to use its best efforts to cause Mr. Ferran to be nominated as a director at each annual meeting of the Company's shareholders.

    The Company entered into an employment agreement with Leonard H. Weiss effective as of July 1, 1994, pursuant to which the Company agreed to employ Mr. Weiss as the Executive Vice President of the Company. Mr. Weiss's agreement has a term of three years, subject to earlier termination. Mr. Weiss received a base salary of $141,750 during 1995 (an increase of 5% over his 1994 contract and which will automatically be increased by 5% in each succeeding year). Pursuant to the agreement, Mr. Weiss is entitled to an annual car allowance and to life insurance, in an amount determined by the Board of Directors, the benefits of which are payable to beneficiaries designated by Mr. Weiss and the premiums for which are paid by the Company.

    Pursuant to the agreement, if Mr. Weiss is terminated without cause or if there is a change in his responsibilities or a reduction in his base annual salary following a change in control of the Company and, as a result, he terminates his employment with the Company, he shall receive, as severance, a lump sum equal to his base annual salary remaining under the terms of the agreement at the highest rate in effect during the 12 months immediately preceding his date of termination and all stock options then held by Mr. Weiss shall automatically become vested.

ADVANCES

    From time to time the Company has made advances against anticipated bonuses to Rosendo Ferran, the President, Chief Executive Officer and a director of the Company. These advances, which do not bear interest, aggregated $48,500 at December 31, 1992. In April 1993, the Company made an additional advance to Mr. Ferran in the amount of $62,500. Mr. Ferran commenced repaying the advances by means of payroll deductions beginning in April 1993. As a result of such repayments, the amount outstanding under the advances aggregated $54,900 at December 31, 1995.

                              CERTAIN TRANSACTIONS

    On October 27, 1994, the Company signed a Letter of Intent ("LOI") with RPI, a wholly owned United States subsidiary of Ranbaxy Laboratories Ltd. of New Delhi, India. The Company received $1,000,000 from RPI in payment for 500,000 shares of Common Stock in accordance with the terms of the LOI. The LOI provided for completion of due diligence by RPI within a period of 30 days, after which the parties would negotiate and finalize a definitive agreement. After execution of a definitive agreement, RPI was to have purchased an additional 500,000 newly issued shares of Common Stock for $1,000,000. On November 29, 1994, the Company announced that RPI had decided not to proceed with its second purchase of the Company's Common Stock. Pursuant to the LOI, RPI had the right to have the RPI Shares registered under the Securities Act. In August 1995, the Company repurchased the RPI Shares for an aggregate purchase price of $1,100,000, which funds were derived from the proceeds of the July Private Offering. See "The Private Offerings."


    In connection with the November Private Placement, the Company agreed to use its best efforts to appoint two independent directors to its Board of Directors, each of whom are reasonably acceptable to the holders of a majority in interest (the "Majority in Interest") of the principal amount of the November Debentures. The Board of Directors has agreed to nominate and appoint, subject to shareholder approval, such individuals to the Board for so long as the Debentures remain outstanding. In this regard, Seymour Marcus and Dr. Jerome Dubowy resigned from the Board of Directors effective November 28, 1995, and Richard H. Francis was appointed by the Board to serve as a director until the 1996 annual meeting of shareholders at which time he was elected to serve as a director. In addition to Mr. Francis, William G. Skelly was elected at the annual meeting of shareholders to serve as a director.


    The Company has agreed to use its best efforts to appoint a Chief Financial Officer reasonably acceptable to the Majority in Interest. For so long as the Debentures remain outstanding, any successor Chief Financial Officer similarly must be reasonably acceptable to the Majority in Interest. As of the date hereof, the Company has not appointed a Chief Financial Officer.

    Rosendo Ferran, the Chief Executive Officer and a director of the Company, Richard H. Francis, a director of the Company, and Alan J. Smith, a director of the Company, purchased November Units in the November Private Placement on the same terms as all other investors in the November Private

Placement. The number of November Units purchased by each such individual, and the purchase price paid, are set forth below.



                                                    NUMBER OF
    NAME                                          NOVEMBER UNITS    PURCHASE PRICE
- -----------------------------------------------   --------------    --------------
Rosendo Ferran.................................          2             $ 20,000
Richard H. Francis.............................          5             $ 50,000
Alan J. Smith..................................          1             $ 10,000



    HKS assisted the Company in the July and November Private Placements. For its services, the Company paid HKS a fee equal to 5% of the gross proceeds of the Private Placements, and reimbursed HKS for its out-of-pocket expenses, or an aggregate of approximately $432,000. In addition, HKS received a fee upon the exercise of each July and November Warrant, or an aggregate of approximately $26,250.



    In 1996, the Company issued 25,397 shares to Kahn Consultants, Inc., financial consultants, in lieu of $100,000 in compensation. The KCI Shares are included in the Registration Statement of which this Prospectus is a part.

                             PRINCIPAL SHAREHOLDERS


    The following table sets forth certain information regarding the Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each executive officer and director named in the summary compensation table and
(iii) all the directors and executive officers of the Company as a group. Except as noted all amounts reflect ownership as at the close of business on July 25, 1996, as adjusted to reflect the issuance of 525,000 shares of Common Stock upon the exercise of Redeemable Warrants in April, May and June 1996. Except as otherwise noted, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares.


  TITLE OF                                                           AMOUNT            PERCENT OF
    CLASS                NAME OF BENEFICIAL OWNER             BENEFICIALLY OWNED(1)      CLASS
- -------------  --------------------------------------------   ---------------------    ----------
Common Stock   Alexander Marcus............................           544,264              6.0
Common Stock   Rosendo Ferran..............................            65,904(2)             *
Common Stock   Leonard H. Weiss............................            85,625(3)             *
Common Stock   Richard H. Francis..........................            23,000(4)             *
Common Stock   Alan J. Smith...............................             4,600(5)             *
Common Stock   Joseph F. Limongelli........................            27,500(6)             *
Common Stock   William G. Skelly...........................                 0(7)             *
Common Stock   Zatpack, Inc. ..............................         1,107,859(8)          11.5
               c/o Wilkie Farr & Gallagher
               153 East 53rd Street
               New York, New York 10022
Common Stock   Harbour Investments, Ltd. ..................         1,470,350(9)          14.7
               Hemisphere House
               9 Church Street
               Hamilton, HM11, Bermuda
Common Stock   Strong Special Investment Limited                      575,000(10)          6.0
               Partnership.................................
               100 Heritage Reserve
               Menomonee Falls, Wisconsin 53051
Common         Strong Capital Management, Inc. ............         2,869,625(11)         27.3
Stock........  100 Heritage Reserve
               Menomonee Falls, Wisconsin 53051
Common         William Priest..............................           540,500(12)          5.7
Stock........  c/o BEA Associates
               One Citicorp Center
               153 East 53rd Street
               New York, New York 10022
Common         William Marquard............................           701,500(13)          7.3
Stock........  c/o BEA Associates
               One Citicorp Center
               153 East 53rd Street
               New York, New York 10022
Common         Dennis Adams................................           443,100(14)          4.9
Stock........  120 Kynlyn Road
               Radnor, Pennsylvania 19087
Common         All directors and executive officers as a
Stock........  group (5 persons)...........................           206,629              2.3

- ------------

* Less than one per cent of shares outstanding.

 (1) The information with respect to Messrs. Marquard and Priest is based on the total number of securities sold by the Company directly to such persons. The Company has no knowledge whether such persons hold other securities of the Company. The information with respect to A. Marcus

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) and S. Marcus, Messrs. Limongelli, Ferran, Smith, Adams, Francis and Zatpack, Inc., Harbour Investments, Ltd., Strong Special Investment Limited Partnership and Strong Capital Managment, Inc. is based upon filings with the Commission and/or information provided to the Company. Prior to the date hereof Seymour Marcus filed a Statement of Changes in Beneficial Ownership on Form 4 indicating a reduction in holdings from 490,362 shares of Common Stock to 331,682 shares of Common Stock. Consequently, he is no longer a 5% shareholder and does not appear in the table.


 (2) Includes 40,000 shares subject to currently exercisable stock options and 8,000 shares issuable upon conversion of November Debentures. The November Debentures are held jointly with Mr. Ferran's spouse and does not include 120,000 shares subject to options exercisable in November 1996.


 (3) Includes 20,000 shares subject to currently exercisable stock options and does not include 60,000 shares subject to options exercisable in November 1996.

 (4) Includes 20,000 shares issuable upon conversion of the November Debentures.


 (5) Includes 4,000 shares issuable upon conversion of the November Debentures and 600 shares issuable upon exercise of the Redeemable Warrants.


 (6) Includes 20,000 shares subject to currently exercisable stock options.


 (7) Mr. Skelly is a director of the Company.


 (8) Includes 607,859 shares issuable upon conversion of the Zatpack Note, including interest accruing thereon through June 30, 1996.

 (9) Includes 675,000 shares issuable upon conversion of July Debentures and 300,000 shares issuable upon conversion of the November Debentures. See footnote 11 below.

(10) Includes 200,000 shares issuable upon conversion of July Debentures and 300,000 shares issuable upon conversion of the November Debentures. See footnote 11 below.

(11) Strong Capital Management, Inc. ("SCMI") has and Richard Strong, a principal of SCMI, may be deemed to have, sole voting power over 2,431,725 shares and sole dispositive power over 2,869,625 shares. Includes all shares beneficially owned by Harbour Investments Ltd ("Harbour") of which SCMI is the advisor and all shares beneficially owned by Strong Special Investment Limited Partnership ("SSILP"), an entity advised by SCMI. The information with respect to Mr. Strong and SCMI is based upon a Schedule 13-G dated April 26, 1996 filed by such persons and other written information provided to the Company.

(12) Includes 250,000 shares issuable upon conversion of July Debentures and 220,000 shares issuable upon conversion of the November Debentures.

(13) Includes 250,000 shares issuable upon conversion of July Debentures and 360,000 shares issuable upon conversion of the November Debentures.

(14) The information with respect to Mr. Adams is based solely upon a Schedule 13-D filed by Mr. Adams.

                            SELLING SECURITYHOLDERS


    The following table sets forth certain information regarding beneficial
ownership of the Common Stock as of June   , 1996 by each Selling
Securityholder, as adjusted to reflect the sale by each Selling Securityholder of the Common Stock, including the Underlying Shares, offered hereby. The table assumes that (i) all Convertible Securities are exercised or converted, as the case may be, and (ii) all shares of Common Stock offered hereby, including the Underlying Shares, are sold. Except as set forth in the footnotes to the table or the footnotes to the table under "Principal Shareholders", the Company believes that each Selling Securityholder has sole voting power and investment power with respect to the shares of Common Stock included herein.



                                        BEFORE OFFERING       NUMBER OF       AFTER OFFERING
                                      --------------------      SHARES      ------------------
               NAME                    AMOUNT      PERCENT    BEING SOLD    AMOUNT     PERCENT
- -----------------------------------   ---------    -------    ----------    -------    -------
Rosendo Ferran,
  President, Chief Executive
  Officer and Director.............      65,904      *             9,200(1)  56,704      *
Joseph F. Limongelli,
  Director.........................      27,500      *            20,000(2)   7,500      *
Zatpack, Inc.......................   1,107,859      *         1,181,737(3)       0      *
The Chase Manhattan Corporation....     272,260       2.9        272,260(4)       0      *
The Bank of New York...............     181,506       2.0        181,506(5)       0     --
Israel Discount Bank...............     181,506       2.0        181,506(6)       0      *
William W. Priest..................     540,500       5.7        540,500(7)       0      *
HKS & Co., Inc.....................     309,350       3.3        309,350(8)       0     --
William A. Marquard................     701,500       7.3        701,500(9)       0      *
Matthew and Melinda Stepanski
Investment Trust Fund..............     115,000       1.3        115,000(10)       0     *
Chateau Holding Co. Limited........     368,000       3.9        368,000(11)       0    --
Harbour Investments, Ltd...........   1,470,350      14.7      1,121,250(12) 349,100     2.5
Kenneth J. Gimbel..................      57,500      *            57,500(13)       0       0
Strong Special Investment Limited
Partnership........................     575,000       6.0        575,000(14)       0     *
Jane and Anthony Stepanski.........     182,500       3.2        172,500(15)  10,000     *
Michael Rainisch...................       9,200      *             9,200(16)       0     *
Ilene Rainisch.....................      13,800      *            13,800(17)       0     *
R. H. Francis, Director............      23,000      *            23,000(18)       0     *
Peter and Carol Ann J. Daniels.....       9,200      *             9,200(19)       0     *
Alan J. Smith, Director............       4,600      *             4,600(20)       0     *
Kahn Consulting, Inc...............       *          *            25,397          0      *


- ------------

* Less than one percent of shares outstanding.

 (1) Includes 8,000 shares of Common Stock issuable upon conversion of Debentures.


 (2) Includes 20,000 shares of Common Stock issuable upon exercise of Options at a weighted average exercise price of $1.97 per share.



 (3) Includes 681,737 shares issuable upon conversion of the Zatpack Note, including interest accruing thereon through maturity on December 1, 1997. Amount owned before offering reflects interest accrued through June 30, 1996.



 (4) Includes 272,260 shares of Common Stock issuable upon exercise of Bank Warrants at a weighted average exercise price of $2.26 per share. These shares are held through The Chase Manhattan Bank, N.A., a subsidiary of The Chase Manhattan Corporation.


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (5) Includes 181,506 shares of Common Stock issuable upon exercise of Bank Warrants at a weighted average exercise price of $2.26 per share.



 (6) Includes 181,506 shares of Common Stock issuable upon exercise of Bank Warrants at a weighted average exercise price of $2.26 per share.



 (7) Includes 470,000 shares of Common Stock issuable upon conversion of Debentures.



 (8) Includes 269,000 shares of Common Stock issuable upon conversion of Debentures.



 (9) Includes 610,000 shares of Common Stock issuable upon conversion of Debentures.



(10) Includes 100,000 shares of Common Stock issuable upon conversion of Debentures. Anthony Stepanski is trustee of the trust.



(11) Includes 320,000 shares of Common Stock issuable upon conversion of Debentures.



(12) Includes 975,000 shares of Common Stock issuable upon conversion of Debentures.



(13) Includes 50,000 shares of Common Stock issuable upon conversion of Debentures.



(14) Includes 500,000 shares of Common Stock issuable upon conversion of Debentures.



(15) Includes 150,000 shares of Common Stock issuable upon conversion of Debentures. Does not include 5,000 shares owned by the daughter of Anthony Stepanski or 5,000 shares held directly by Mr. Stepanski. Columns labelled Before Offering and After Offering reflect such shares.



(16) Includes 8,000 shares of Common Stock issuable upon conversion of Debentures.



(17) Includes 12,000 shares of Common Stock issuable upon conversion of Debentures.



(18) Includes 20,000 shares of Common Stock issuable upon conversion of Debentures.



(19) Includes 8,000 shares of Common Stock issuable upon conversion of Debentures.



(20) Includes 4,000 shares of Common Stock issuable upon conversion of Debentures and 600 shares of Common Stock issuable upon exercise of Redeemable Warrants.

                              PLAN OF DISTRIBUTION

    The Underlying Shares offered hereby initially are being offered by the Company for issuance to the Selling Securityholders upon exercise or conversion, as the case may be, of the Convertible Securities. The Company will receive all of the proceeds derived from such issuance.

    In addition, all shares of Common Stock offered hereby (including the Underlying Shares, upon the issuance thereof) are being offered directly by the Selling Securityholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders. The Selling Securityholders may sell such shares from time to time, provided a current registration statement with respect to such securities is then in effect. The distribution of shares of Common Stock offered hereby by the Selling Securityholders may be effected in one or more transactions that may take place on the Exchange, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Securityholders may also pledge their shares to banks, brokers or other financial institutions as security for margin loans or other financial accommodations that may be extended to such Selling Securityholders, and any such pledgee institution may similarly offer, sell and effect transactions in such shares. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders (or their pledgees).

    In order to comply with the securities laws of certain states, the shares of Common Stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Securityholders.

    The Selling Securityholders and intermediaries through whom the shares offered hereby are sold may be deemed to be "underwriters" within the meaning of the Securities Act with respect to such securities.

    Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in a distribution of securities may not simultaneously engage in market-making activities with respect to the securities for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of securities of the Company by the Selling Securityholders.

    The Company has agreed to pay all fees and expenses incident to the registration of the Common Stock offered hereby, except fees and expenses of counsel or other professionals or advisors, if any, to the Selling Securityholders.

    The Company has agreed to pay HKS a fee in connection with the exercise of each Redeemable Warrant.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, of which 9,055,458 shares are issued and outstanding as of April 25, 1996 including shares issued upon exercise of Redeemable Warrants in April and May 1996, but not including 500,000 treasury shares. Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders. All shares of Common Stock have equal rights and are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably upon liquidation in the assets available for distribution to shareholders. The Common Stock is not subject to call or assessment, has no preemptive conversion or cumulative voting rights and is not subject to redemption. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will, upon issuance and sale, be, fully paid and non-assessable with no personal liability attached to the ownership thereof.

DEBENTURES

    The Debentures are unsecured subordinated obligations of the Company and will mature on July 18, 2000, with respect to the July Debentures, and on November 29, 2000, with respect to the November Debentures (collectively, the "Due Date"). The Debentures bear interest at the rate of 10% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year through the Due Date, commencing October 1, 1995, with respect to the July Debentures, and on January 1, 1996, with respect to the November Debentures. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    The Debentures were issued in the Private Offerings. As of the date of this Prospectus, $7,740,00 principal amount of Debentures are outstanding, which are convertible into an aggregate of 3,504,000 Underlying Shares.

  Redemption

    The Debentures will be subject to redemption, in whole or in part, at the option of the Company at any time commencing July 18, 1996, with respect to the July Debentures, and on November 29, 1996, with respect to the November Debenture, at a redemption price of 105% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date.

    If less than all the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Company on a pro rata basis, provided that no Debentures of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Debentures or portions of them called for redemption.

  Conversion

    Each Debenture is convertible, at the option of the holder, into Underlying Shares at a conversion price of $2.00 per share, with respect to the July Debentures, and of $2.50 per share, with respect to the November Debentures, subject to adjustment in certain circumstances, during the period commencing from the date of issuance and ending on the Due Date.

    The Company may require that the Debentures be converted at any time commencing July 18, 1996, with respect to the July Debentures, and commencing on November 29, 1996, with respect to the November Debentures, upon not less than 30 days' written notice, provided that the last sales price of the Common Stock on the Exchange following such one year anniversary equals or exceeds $2.00 per share, with respect to the July Debentures, and $2.50 per share, with respect to the November

Debentures (the "Threshold") for the 20 consecutive trading days ending on the third day prior to the notice of conversion to holders.

    The exercise price, number of Underlying Shares issuable on conversion of the Debentures and the conversion Threshold are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

  Subordination

    The Debentures are be general, unsecured obligations of the Company, subordinated in right of payment to all indebtedness to banks and other institutional lenders ("Senior Debt") of the Company. The Debentures permit the Company to incur a limited amount of Senior Debt. See "The Private Offerings."

  Events of Default


    In general, the Debentures may be declared to be immediately due and payable if an Event of Default, as defined therein, occurs and is continuing. As of the date of this Prospectus, the Company does not have sufficient funds to repay the Debentures if an Event of Default were to occur.


REDEEMABLE WARRANTS


    No July Redeemable Warrants remain outstanding.


    Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $2.50 per share, subject to adjustment in certain circumstances, during the period commencing November 29, 1995 and ending five years thereafter.


    The Redeemable Warrants (including the July Redeemable Warrants) were issued in the Private Offerings. As of the date of this Prospectus, 600 Redeemable Warrants are outstanding.


  Redemption

    The Redeemable Warrants are redeemable, at the option of the Company, at a price of $.01 per Redeemable Warrant at any time commencing November 29, 1996 upon not less than 30 days' written notice, provided that the last sales price of the Common Stock following such one year anniversary equals or exceeds the Threshold for the 20 consecutive trading days ending on the third day prior to the notice of redemption to warrantholders. The warrantholders shall have the right to exercise the Redeemable Warrants until the close of business on the date fixed for redemption.

  Adjustment

    The exercise price, number of shares of Common Stock issuable on exercise of the Redeemable Warrants and the Threshold are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

  Exercise

    The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant Certificate representing the Redeemable Warrants on or prior to the expiration date at the offices of the Company, with the exercise form accompanying the Redeemable Warrant Certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check, payable to the Company) for the number of Redeemable Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

    See "The Private Offerings" for further information about the Redeemable Warrants and Debentures.

ZATPACK NOTE

    See "Business--Other Transactions--Agreements with Zatpack, Inc." for a description of the Zatpack Note.

BANK WARRANTS


    The Company has issued a total of 699,696 Bank Warrants in connection with the various amendments to the credit agreement with the Company's banks. The Bank Warrants entitle the holders thereof to purchase an aggregate of 699,696 Underlying Shares at an average weighted exercise price of $2.05 per share, subject to adjustment in certain circumstances, through July 17, 2001.


  Adjustment

    The exercise price and number of shares of Common Stock issuable on exercise of the Bank Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company.

  Exercise

    The Bank Warrants may be exercised upon surrender of the Bank Warrant Certificate representing the Bank Warrants on or prior to the expiration date at the offices of the Company, with the exercise form accompanying the Bank Warrant Certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check, payable to the Company) for the number of Bank Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

OPTIONS


    One current director of the Company owns Options to purchase an aggregate of 20,000 Underlying Shares at an average weighted exercise price of $1.97 per share, subject to adjustment in certain circumstances, at various dates through July 2000. All of the Options were issued pursuant to either the 1984 Stock Option Plan or the Consulting Agreement with Mr. Limongelli. See "Management-- Employment and Consulting Agreements" and "Management--Stock Options." The exercise price of each Option was not less than the fair market value of the Common Stock on the date such Option was granted.


                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Coleman & Rhine LLP, 1120 Avenue of the Americas, New York, New York 10036.

                                    EXPERTS


    The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

____________________________INDEX TO FINANCIAL STATEMENTS_______________________


                                                                                        PAGE
                                                                                        ----

Report of Independent Certified Public Accountants...................................    F-2

Consolidated Balance Sheets..........................................................    F-3

Consolidated Statements of Operations................................................    F-4

Consolidated Statements of Stockholders' Equity......................................    F-5

Consolidated Statements of Cash Flows................................................    F-6

Notes to Consolidated Financial Statements...........................................    F-7

______________REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS______________

                                                       605 Third Avenue
                                                       New York, New York
                                                       10580-0142
                                                       212 599-0100
                                                       Fax 212 379-4520
                                                                          [LOGO]
                                            GRANT THORNTON LLP
                                                       Accountants and
                                                       Management Consultants

                                                       The U.S. Member Firm of
                                                       Grant Thornton
                                                       International
Board of Directors
 Halsey Drug Co., Inc.

 We have audited the accompanying consolidated balance sheets of Halsey Drug Co., Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Halsey Drug Co., Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

 As more fully discussed in Note A, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred a loss of approximately $2,203,000 during the year ended December 31, 1995 and as of that date has a deficiency in working capital of approximately $7,393,000. In addition, the Company's current banking agreement expires on March 31, 1996 and the Company is currently not in compliance with the financial covenants of its banking agreement and its convertible subordinated debentures agreements. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these conditions are described in Note A. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

GRANT THORNTON LLP

New York, New York
March 29, 1996

____________________________CONSOLIDATED BALANCE SHEETS_________________________


                                                                 December 31,          March 31,
(in thousands)                                                1995         1994           1996
                                                            --------      --------     ---------
                                                                                       (unaudited)
CURRENT ASSETS
 Cash                                                        $    353     $     28     $    250
 Accounts receivable--trade, net of allowances
   for doubtful accounts of $280 and $755
   in 1995 and 1994, respectively, and
   221 at March 31, 1996                                        1,689        2,326        1,531
 Inventories                                                    7,716        6,835        7,907
 Prepaid insurance and other current assets                       656          496          609
 Deferred income taxes                                                         296
                                                             --------     --------     ---------
     Total current assets                                      10,414        9,981       10,297

PROPERTY, PLANT AND EQUIPMENT, NET                              7,394        8,561        7,157

LONG-TERM RECEIVABLE                                            1,900                     1,900

OTHER ASSETS                                                    1,054          734          959
                                                             --------     --------     ---------
                                                             $ 20,762     $ 19,276     $ 20,313
                                                             --------     --------     ---------
                                                             --------     --------     ---------

CURRENT LIABILITIES
 Bank overdraft                                              $    213     $    218     $    693
 Due to banks                                                   3,395        4,850        3,395
 Current maturities of long-term debt                             200                       200
 Convertible subordinated debentures                            7,347                     7,367
 Department of Justice settlement                               2,000        2,013        2,059
 Accounts payable                                               2,546        4,414        2,960
 Accrued expenses                                               1,867        1,823        2,034
 Advances from minority stockholders                              206          418          206
 Income taxes payable                                              33          196           13
 Deferred income                                                               500
                                                             --------     --------     ---------
     Total current liabilities                                 17,807       14,432       18,927

LONG-TERM DEBT                                                  2,595        2,492        2,621

LITIGATION SETTLEMENT                                                        3,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
 Common stock - $.01 par value; authorized,
   20,000,000 shares; issued and outstanding,
   8,973,459 shares and 7,609,537 shares in 1995
   and 1994, respectively, 9,040,192 at March 31, 1996             90           76           91
 Additional paid-in capital                                    14,459       10,162       14,616
 Accumulated deficit                                          (13,089)     (10,886)     (14,842 )
                                                             --------     --------     ---------
                                                                1,460         (648)        (135 )
 Less treasury stock - at cost (500,000 shares in 1995)        (1,100)                    1,100
                                                             --------     --------     ---------
                                                                  360         (648)      (1,235 )
                                                             --------     --------     ---------
                                                             $ 20,762     $ 19,276     $ 20,313
                                                             --------     --------     ---------
                                                             --------     --------     ---------


The accompanying notes are an integral part of these statements.

______________________CONSOLIDATED STATEMENTS OF OPERATIONS_____________________

  (in thousands, except per share data)                                           Three Months Ended
                                           Year ended December 31,                    March 31,
                                        1995          1994          1993          1996          1995
                                      ---------     ---------     ---------     ---------     ---------
                                                                                (unaudited)   (unaudited)
Net sales                             $  20,225     $  24,182     $  36,024     $   4,166     $   6,873
Cost of goods sold                       17,774        21,372        28,848         3,749         5,114
                                      ---------     ---------     ---------     ---------     ---------
   Gross profit                           2,451         2,810         7,176           417         1,759
Research and development                    818           491         2,140           358           156
Selling, general and administrative
 expenses                                 5,806         6,924         8,796         1,377         1,538
Temporary closing costs of facility         615           427
Provision for regulatory settlement                                   5,935
                                      ---------     ---------     ---------     ---------     ---------
   (Loss) earnings from operations       (4,788)       (5,032)       (9,695)       (1,318)           65
Interest expense                          1,307           735           631           435           226
Gain on sale of assets                   (4,188)                                                  4,188
Provision for stockholders'
 litigation settlement                                                3,000
                                      ---------     ---------     ---------     ---------     ---------
   (Loss) earnings before income
     taxes, minority interest
     and cumulative effect of
     accounting change                   (1,907)       (5,767)      (13,326)       (1,753)        4,027
Provision (benefit) for income
 taxes                                      296                      (2,540)                        296
                                      ---------     ---------     ---------     ---------     ---------
   (Loss) before minority interest
     and cumulative
     effect of accounting change         (2,203)       (5,767)      (10,786)       (1,753)        3,731
Minority interest in net loss of
 subsidiaries                                                           150
                                      ---------     ---------     ---------     ---------     ---------
   (Loss) earnings before
     cumulative effect of
     accounting change                   (2,203)       (5,767)      (10,636)       (1,753)        3,731
Cumulative effect of accounting
 change                                                                (267)
                                      ---------     ---------     ---------     ---------     ---------
   NET (LOSS) EARNINGS                  $(2,203)      $(5,767)     $(10,903)      $(1,753)       $3,731
                                      ---------     ---------     ---------     ---------     ---------
                                      ---------     ---------     ---------     ---------     ---------
(Loss) earnings per common share
 (Loss) earnings before cumulative
   effect of accounting change            $(.28)        $(.80)       $(1.53)       $(0.22)        $0.48
 Cumulative effect of accounting
   change                                                             (.04)
                                      ---------     ---------     ---------     ---------     ----------
   Net (loss) earnings                    $(.28)        $(.80)       $(1.57)       $(0.22)        $0.48
                                      ---------     ---------     ---------     ---------     ----------
                                      ---------     ---------     ---------     ---------     ----------
Average number of outstanding
 shares                               7,886,101     7,173,908     6,954,713     7,886,101     7,859,537
                                      ---------     ---------     ---------     ---------     ---------
                                      ---------     ---------     ---------     ---------     ---------


The accompanying notes are an integral part of these statements.

________________CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY________________


                  Years ended December 31, 1995, 1994 and 1993
               and three months ended March 31, 1996 (unaudited)
                                 (in thousands)



                                     Common Stock,                     Retained      Treasury stock,
                                     $.01 par value     Additional     earnings          at cost
                                   ------------------    paid-in     (accumulated   -----------------
                                    Shares     Amount    capital       deficit)     Shares    Amount     Total
                                   ---------   ------   ----------   ------------   -------   -------   -------
Balance at January 1, 1992         6,795,217    $ 68     $  8,186      $  5,784                         $14,038
Exercise of stock options            314,320       3          781                                           784
Net loss                                                                (10,903)                        (10,903)
                                   ---------      --    ----------   ------------   -------   -------   -------
Balance at December 31, 1993       7,109,537      71        8,967        (5,119)                          3,919
Issuance of common stock             500,000       5          995                                         1,000
Issuance of warrants to banks                                 200                                           200
Net loss                                                                 (5,767)                         (5,767)
                                   ---------      --    ----------   ------------   -------   -------   -------
Balance at December 31, 1994       7,609,537      76       10,162       (10,886)                           (648)
Issuance of common stock             500,000       5          791                                           796
Issuance of common stock in
 connection with litigation
 settlement                          824,742       8        2,992                                         3,000
Repurchase of common stock                                                          500,000   $(1,100)   (1,100)
Issuance of warrants with
 convertible subordinated
 debentures                                                   416                                           416
Exercise of stock options             39,180       1           98                                            99
Net loss                                                                 (2,203)                         (2,203)
                                   ---------      --    ----------   ------------   -------   -------   -------
Balance at December 31, 1995
(unaudited)                        8,973,459    $ 90     $ 14,459      $(13,089)    500,000   $(1,100)  $   360
Net earnings (loss) for the three
 months ended March 31, 1996                                             (1,753)                         (1,753)
Exercise of stock options             13,333                   39                                            39
Exercise of warrants                  53,400       1          118                                           119
                                   ---------      --   ----------   ------------   -------   -------   -------
BALANCE AT MARCH 31, 1996
 (UNAUDITED)                       9,040,192    $ 91     $ 14,616      $(14,842)    500,000   $(1,100)  $(1,235)
                                   ---------    ----    ----------   ------------   -------   -------   -------
                                   ---------    ----    ----------   ------------   -------   -------   -------


The accompanying notes are an integral part of this statement.

______________________CONSOLIDATED STATEMENTS OF CASHFLOWS______________________

                                                                                    Three Months Ended March
(in thousands)                                      Year ended December 31,                   31,
                                                                                      1996           1995
                                                  1995       1994        1993      (Unaudited)    (Unaudited)
                                                 -------    -------    --------    -----------    -----------
Cash flows from operating activities
 Net loss                                        $(2,203)   $(5,767)   $(10,903)     $(1,753)      $   3,731
                                                 -------    -------    --------    -----------    -----------
 Adjustments to reconcile net loss to net
   Cash (used in) provided by operating
     activities
   Depreciation and amortization                   1,956      2,350       2,104          533             419
   Provision for losses on accounts receivable                  271         365                            6
   Gain on sale of assets                         (4,188)       (92)                                  (4,188)
   Accrued Department of Justice interest             77        100                       59              30
   Deferred income taxes                             296                   (667)                         296
   Minority interest in net loss of
     subsidiaries                                                          (150)
   Settlement of product recall                                            (985)
   Department of Justice settlement                                       2,060
   Provision for stockholders' litigation
     settlement                                                           3,000
   Changes in assets and liabilities
     Accounts receivable                             637          2       4,374          158              58
     Inventories                                    (881)     2,389       4,085         (191)           (389)
     Income taxes receivable                                    660        (660)
     Prepaid insurance and other current
       assets                                       (160)       134         (25)          47             213
     Accounts payable                             (1,868)      (912)     (1,126)         414          (1,817)
     Accrued expenses                                 44        528         859          167             (21)
     Income taxes payable                           (163)       (83)     (1,157)         (20)            (18)
                                                 -------    -------    --------    -----------    -----------
   Total adjustments                              (4,250)     5,347      12,077        1,167          (5,411)
                                                 -------    -------    --------    -----------    -----------
   Net cash (used in) provided by operating
     activities                                   (6,453)      (420)      1,174         (586)         (1,680)
                                                 -------    -------    --------    -----------    -----------
Cash flows from investing activities
 Capital expenditures                               (536)      (216)     (1,688)        (188)            (50)
 Decrease (increase) in other assets                 116       (169)        (75)          33              20
 Net proceeds from sale of assets                  1,889        125
 Deferred income                                                500                                    2,000
                                                 -------    -------    --------    -----------    -----------
   Net cash provided by (used in) investing
     activities                                    1,469        240      (1,763)        (155)          1,970
                                                 -------    -------    --------    -----------    -----------
Cash flows from financing activities
 (Decrease) increase in notes payable             (1,192)      (489)         28                       (1,064)
 Proceeds from issuance of common stock              796      1,000                      158             982
 Payments to Department of Justice                   (90)       (86)        (61)
 Bank overdraft                                       (5)      (224)       (486)         480             148
 Repurchase of common stock                       (1,100)
 Payments to minority stockholders                  (212)       (25)
 Advances from former minority shareholder         --         --          --          --                (212)
 Proceeds from issuance of converted
   subordination debentures                        7,740
 Proceeds from exercise of stock options              99                    784
 Increase in other assets                           (727)
                                                 -------    -------    --------    -----------    -----------
   Net cash (used in) provided by financing
     activities                                    5,309        176         450          638            (146)
                                                 -------    -------    --------    -----------    -----------
   NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                325         (4)       (139)         103             144
Cash and cash equivalents at beginning of year
 or period                                            28         32         171          353              28
                                                 -------    -------    --------    -----------    -----------
Cash and cash equivalents at end of year or
 period                                          $   353    $    28    $     32          250             172
                                                 -------    -------    --------    -----------    -----------
                                                 -------    -------    --------    -----------    -----------


Supplemental disclosures of noncash activities:

1. The valuation of the warrants issued in 1995, $416,000, with the convertible subordinated debentures is included in additional paid-in capital.

2. The issuance in 1995 of 824,742 shares of the Company's common stock is valued at $3,000,000 in connection with the litigation settlement.

3. The valuation of the warrants issued in 1994, $200,000, to its banks, is included in additional paid-in capital.

The accompanying notes are an integral part of these statements.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1.
   Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include 100% of the accounts of the Company and its wholly-owned subsidiaries, Blue Cross Products Co., Inc., Houba, Inc., Halsey Pharmaceuticals, Inc., and Indiana Fine Chemicals Corporation, The Medi-Gum Corporation, its 51%-owned subsidiaries, H.R. Cenci Laboratories, Inc. and Cenci Powder Products, Inc. The Medi-Gum Corporation and Halsey Pharmaceuticals have not commenced operations. All material intercompany accounts and transactions have been eliminated.

   As of December 31, 1995, the Company has a working capital deficiency of approximately $7,393,000, has an accumulated deficit of approximately $13,089,000, has incurred a loss of approximately $2,203,000 during the year ended December 31, 1995, and is not in compliance with its financial covenants pursuant to its banking agreement and its convertible subordinated debenture agreements. In addition the Company's credit agreement with its banks expires March 31, 1996. These factors and the Food and Drug Administration ("FDA") and other matters as discussed in Note M, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relative to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. Management's plans with respect to those conditions include seeking alternative sources of financing. In this regard, the Company (a) is reviewing several unsolicited expressions of interest from prospective joint venture partners and investors,
(b) plans to refinance or extend the maturity date of the Company's bank debt, and (c) has sold the rights to one of its products to a major vendor and has received a commitment for future production of such product (Note I). There can be no assurance that management can obtain alternative sources of financing.

2.
   Inventories

   Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

3.
   Property, Plant and Equipment

   Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, principally on a straight-line basis. The estimated lives used in determining depreciation and amortization are:


Buildings                  25 years
Machinery and equipment    5-10 years
Leasehold improvements     5-10 years

   Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

4.
   Income Taxes

   The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), as of January 1, 1993. The standards for SFAS No. 109 require that the Company utilize an asset and liability approach for financial accounting and reporting for income taxes. The primary objectives of accounting for income taxes under SFAS No. 109 are to (a) recognize the amount of tax payable for the current year and (b) recognize the amount of deferred tax liability or asset based on management's assessment of the tax consequences of events that have been reflected in the Company's financial statements or tax returns. The cumulative effect of this change was to increase the 1993 net loss by $267,000.

5.
   Loss Per Share

   The computation of loss per share of Common Stock is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) the effect of common shares contingently issuable upon exercise of stock options and warrants. Fully diluted earnings per share is considered equal to primary earnings per share for all years presented as the effect of other potentially dilutive securities would be antidilutive.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


6.
   Statement of Cash Flows

   For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company paid income taxes for the years ended December 31, 1995, 1994 and 1993 of $201,000, $39,000 and $199,000,
respectively, and interest of $786,000, $504,000 and $406,000, respectively.

7.
   Costs in Excess of Net Assets Acquired

   The Company amortizes its costs in excess of net assets acquired on a straight-line basis over a five-year period. Amounts paid in excess of net assets acquired of $1,127,000, net of accumulated amortization of $932,000 and $707,000 in 1995 and 1994, respectively, are included in other assets in the accompanying consolidated financial statements. On an ongoing basis, management reviews the valuation and amortization of goodwill to determine possible impairment by comparing the carrying value to the undiscounted cash flows of the related assets.

8.
   Use of Estimates in Consolidated Financial Statements

   In preparing consolidated financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

9.
   Reclassifications

   Certain reclassifications have been made to the 1994 and 1993 presentation to conform to the 1995 presentation.

10.
   Accounting Pronouncements Not Yet Adopted

   Adoption of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," is required for fiscal years beginning after December 15, 1995. The standards for SFAS No. 121 require that the Company recognize and measure impairment losses of long-lived assets and certain identifiable intangibles and value long-lived assets to be disposed of. The primary objectives under SFAS No. 121 are to: (a) recognize an impairment loss of an asset whenever events or changes in circumstances indicate that its carrying amount may not be recoverable and (b) if planning to dispose of long-lived assets or certain identifiable intangibles, such assets have been reflected in the Company's consolidated balance sheet at the net asset value less cost to sell. At December 31, 1995, the Company has not adopted SFAS No. 121. The impact of adopting SFAS No. 121 on the Company's financial statements has not yet been determined.

   Adoption of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," is required for fiscal years beginning after December 15, 1995 and allows for a choice of the method of accounting used for stock-based compensation. Entities may use the "intrinsic value" method currently based on APB No. 25 or the new "fair value" method contained in SFAS No. 123. The Company intends to implement SFAS No. 123 in fiscal 1996 by continuing to account for stock-based compensation under APB No.
25. As required by SFAS No. 123, the pro forma effects on net income and earnings per share will be determined as if the fair value-based method had been applied and disclosed in the notes to the consolidated financial statements.


11.


   Interim Financial Information



   The financial information presented as of March 31, 1996, for the three months ended March 31, 1996 and 1995, are unaudited. In the opinion of management, this unaudited financial information contains all adjustments (which consist of normal recurring accrual adjustments) necessary for a fair presentation for the interim periods presented. The results for the interim periods are not necessarily indicative of results expected for the full year.


NOTE B - FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), "Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities. For the Company, financial instruments consist principally of cash and cash equivalents, long-term receivables, subordinated promissory notes and long-term debt.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


   The following methods and assumptions are used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

1.
   Cash and Cash Equivalents

   The carrying amount reasonably approximates fair value because of the short maturity of those instruments.

2.
   Long-Term Receivables


   The carrying amount of long-term receivables reasonably approximates fair value.


3.
   Long-term Debt and Convertible Subordinated Debentures


   The carrying amount of long-term receivables and fair value of the above financial instruments are as follows:


                                                              December 31,
                                        ---------------------------------------------------------
                                                  1995                            1994
                                        -------------------------       -------------------------
                                        CARRYING       FAIR VALUE       Carrying       Fair value
                                         AMOUNT          AMOUNT          amount          amount
                                        --------       ----------       --------       ----------
                                                             (in thousands)
Cash and cash equivalents                $  353          $  353          $   28          $   28
Long-term debt                            6,190           6,190           7,342           7,342
Convertible subordinated debentures       7,347           7,347

NOTE C - INVENTORIES

  Inventories consist of the following:


                                                           December 31,
                                                        -------------------        March 31,
                                                         1995         1994           1996
                                                        ------       ------       -----------
                                                          (in thousands)          (unaudited)
Finished goods                                          $2,491       $1,990         $ 2,585
Work-in-process                                          1,398        1,301           1,451
Raw materials                                            3,827        3,544           3,871
                                                        ------       ------       -----------
                                                        $7,716       $6,835         $ 7,907
                                                        ------       ------       -----------
                                                        ------       ------       -----------


NOTE D - PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are summarized as follows:

                                                                        December 31,
                                                                    ---------------------
                                                                     1995          1994
                                                                    -------       -------
                                                                       (in thousands)
Machinery and equipment                                             $11,247       $10,989
Leasehold improvements                                                5,756         5,656
Building                                                              1,203         1,203
Land                                                                    265           265
                                                                    -------       -------
                                                                     18,471        18,113
Less accumulated depreciation and amortization                       11,077         9,552
                                                                    -------       -------
                                                                    $ 7,394       $ 8,561
                                                                    -------       -------
                                                                    -------       -------

   Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was approximately $1,576,000, $1,930,000 and $1,880,000, respectively.

NOTE E - DEBT

a.
   Line of Credit

   In December 1992, the Company entered into a credit agreement providing for borrowings of up to $7,000,000 at the prime rate plus an initial margin of 1/2%, originally maturing in December 1994. Upon certain conditions, as

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)

defined in the agreement, the margin rate increases by 2%. Borrowings under the line were available for working capital purposes based upon a percentage of the parent company's eligible accounts receivable and are collateralized by such accounts receivable. The agreement contains certain financial covenants, including minimum interest coverage and working capital ratios, tangible net worth, limitations on capital expenditures, and maximum debt-to-equity ratios. As of December 31, 1995, the Company was not in compliance with the above covenants.


   In 1994, the Company and its banks amended the credit agreement to include the stock of certain subsidiaries, the accounts receivable of Houba, Inc., and the parent company's inventory and equipment as additional collateral, to increase the initial margin rate to 2% (10.5% at December 31, 1995), to restrict certain payments made by the Company, to require payment to be made by the Company to the banks of any income tax refunds received by the Company, to extend the maturity date to August 31, 1995, and to agree in principal to modify the financial covenants at a later date. In addition, if the outstanding borrowings were not repaid by August 30, 1995, the Company was required to pay $102,000, which represented 3% of the then outstanding principal due to the banks. Such amount was accrued in 1995 and partially paid in 1996.



   As consideration for the above amendments and the Company's continued borrowings in excess of the borrowing formula, the Company has issued to the banks stock warrants, expiring December 31, 1999, to purchase up to 699,696 shares of the Company's common stock at exercise prices ranging from $1.98 to $2.07 per share (subject to the antidilution provisions of the credit agreement, as amended). The fair value of the warrants, $200,000, as determined by the Company's Board of Directors, was recorded by the Company in 1994 as additional paid-in capital and a discount to bank debt which was fully amortized through the maturity date, August 31, 1995.



   In addition, the Company and its banks amended the credit agreement as a result of the Company having consummated private offerings of its securities on July 18, 1995 and November 29, 1995. As consideration for waiving any breach or default under the credit agreement as a result of these private offerings, the Banks received $628,000 of the proceeds as payment for interest, fees and principal and an extension of the warrant exercise period to July 17, 2000. In addition, the exercise prices of all warrants for 635,653 shares of the Company's common stock have been adjusted for antidilution to prices ranging from $2.13 to $2.275.


b.
   Convertible Subordinated Promissory Note

   Pursuant to the Zatpack, Inc. ("Zatpack") agreement (Note N), the Company issued a convertible subordinated promissory note dated December 1, 1994, to Zatpack, for the cancellation of trade payables and advances by Zuellig Group N.A., Inc. ("Zuellig") to the Company's subsidiaries, in the amount of $1,292,000, bearing interest at 8% per annum, compounded annually, due December 1, 1997. The outstanding principal, plus all accrued and unpaid interest, $1,395,000 at December 31, 1995, can be converted, at the option of Zatpack, into the Company's common stock at the rate of one share of common stock for every $2.50 of principal and interest being converted (the $2.50 is subject to the antidilution provisions of the promissory note). The note is subordinated to the bank debt.

c.
   Subordinated Promissory Notes

   On March 21, 1995 (see Note I), the Company satisfied certain accounts payable by issuing a subordinated promissory note to Mallinckrodt Chemical Acquisition, Inc. ("Mallinckrodt") for $1,200,000, bearing interest at 8% per annum, with interest and principal payable at the earlier of: (i) receipt by Mallinckrodt of all necessary authorizations from the FDA or (ii) September 21, 1997. The note is collateralized by substantially all of the assets of the Company and is subordinated to future bank indebtedness of up to $8,000,000. The $1,200,000 note represents the deferral of payment by the Company of a portion of its trade accounts payable due to an affiliate of Mallinckrodt.

   On July 14, 1995, the Company borrowed from and issued a $200,000 subordinated promissory note to Mallinckrodt, bearing interest at 8% per annum, with principal and interest payable June 30, 1996. The principal and interest is payable, at the option of Mallinckrodt, in the form of cash or a credit to the Company's accounts receivable due from Mallinckrodt on June 30, 1996.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


   Borrowings under long-term debt are as follows:

                                                                         December 31,
                                                                      -------------------
                                                                       1995         1994
                                                                      ------       ------
                                                                        (in thousands)
Convertible subordinated promissory note                              $1,395       $1,292
Subordinated promissory notes                                          1,400        1,200
                                                                      ------       ------
                                                                       2,795        2,492
Less; current maturities of long-term debt                              (200)        -
                                                                      ------       ------
                                                                      $2,595       $2,492
                                                                      ------       ------
                                                                      ------       ------

NOTE F - CONVERTIBLE SUBORDINATED DEBENTURES

  On July 18, 1995, the Company issued 408 units, at $10,000 per unit, in a private placement of its securities ("July Private Placement"). Each unit consists of: (i) a 10% convertible subordinated debenture due July 18, 2000 in the principal amount of $10,000, interest payable quarterly, and convertible into shares of the Company's common stock at a conversion price of $2.00 per share, subject to dilution, and (ii) 750 redeemable common stock purchase warrants ("warrants"). Each warrant entitles the holder to purchase one share of common stock for $2.00, subject to adjustment during the five-year period commencing July 18, 1995. The warrants are redeemable by the Company at a price of $.01 per warrant at any time commencing July 18, 1996, provided that at July 18, 1996, the fair market value of the Company's common stock equals or exceeds $2.00 per share for the 20 consecutive trading days ending on the third day prior to the notice of redemption to the holders of the warrants.

   On November 29, 1995, the Company issued 366 units, at $10,000 per unit, in a private placement of its securities ("November Private Placement"). Each unit consists of (i) a 10% convertible subordinated debenture due November 29, 2000 in the principal amount of $10,000, interest payable quarterly, and convertible into shares of the common stock at a conversion price of $2.50 per share, subject to dilution, and (ii) 600 redeemable common stock purchase warrants. The terms and conditions of the warrants issued in connection with the November Private Placement are similar to those issued in the July Private Placement, except that the exercise price of the warrants issued in the November Private Placement is $2.50 per share.

   The Company received net proceeds from the July and November Private Placements of $7,013,000, net of issuance costs of $727,000, and allocated the market value of the warrants, as determined by the Company's Board of Directors, $416,000, to additional paid-in capital with a corresponding adjustment to debt discount. The net proceeds from such issuances have been or will be used for the following purposes: repurchase of 500,000 shares of the Company's common stock, registration of the underlying shares pursuant to the Private Placements, the purchase of equipment, research and development costs and for working capital. In addition, the Company was required to use $950,000 of the net proceeds to repay a portion of its bank debt. At December 31, 1995, the Company was in default of its convertible subordinated debentures agreements as a result of its default with its banking agreement, and accordingly, the convertible subordinated debentures are currently due.

NOTE G - ACCRUED EXPENSES

  Accrued expenses are summarized as follows:

                                                                         December 31,
                                                                      -------------------
                                                                       1995         1994
                                                                      ------       ------
                                                                        (in thousands)
Payroll related                                                       $  850       $1,039
Professional fees                                                        120           74
Interest                                                                 337          251
Other                                                                    560          459
                                                                      ------       ------
                                                                      $1,867       $1,823
                                                                      ------       ------
                                                                      ------       ------

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


NOTE H - INCOME TAXES

  The benefit for income taxes for the year ended December 31, 1993 is composed of the following (in thousands):

Current - Federal                                                              $(1,606)
Deferred - Federal, state and local                                               (934)
                                                                               -------
                                                                               $(2,540)
                                                                               -------
                                                                               -------

   Deferred income tax (benefits) provisions, resulting from differences between accounting for financial statement purposes and tax purposes, were as follows for the year ended December 31, 1993 (in thousands):

Depreciation                                                                   $    50
Provision for stockholders' litigation settlement                               (1,260)
Pension expense                                                                   (116)
Provision for product recall                                                       417
Provision for doubtful accounts                                                   (172)
Inventory reserve                                                                 (168)
                                                                               -------
   Deferred benefit before net operating loss carrybacks                        (1,249)
Limitation of net operating loss carrybacks                                        315
                                                                               -------
                                                                               $  (934)
                                                                               -------
                                                                               -------

   The actual income tax (benefit) expense varies from the Federal statutory rate applied to consolidated operations as follows:

                                                     Year ended December 31,
                              ----------------------------------------------------------------------
                                     1995                     1994                      1993
                              ------------------       -------------------       -------------------
                              AMOUNT         %         Amount          %         Amount          %
                              ------       -----       -------       -----       -------       -----
                                                          (in thousands)
Federal statutory rate        $(749 )      (34.0)%     $(1,961)      (34.0)%     $(4,497)      (34.0)%
Loss of which no tax
 benefit was provided           280         12.7        1,223         21.2
Losses of subsidiaries with
 no tax benefit                 240         10.9          479          8.3          472          3.5
Goodwill amortization            77          3.5           77          1.3           77           .7
Department of Justice
 settlement                                                                         850          6.4
Other                           152          6.9          182          3.2          558          4.2
                              ------       -----       -------       -----       -------       -----
Actual (benefit) tax
 expense                      $ -            -         $ -             -         $(2,540)      (19.2)%
                              ------       -----       -------       -----       -------       -----
                              ------       -----       -------       -----       -------       -----

   The Company has net operating loss carryforwards aggregating approximately $6,613,000, expiring during the years 2009 through 2010. In addition, certain of the Company's subsidiaries file separate Federal income tax returns and have separate net operating loss carryforwards aggregating approximately $4,783,000, expiring during the years 1998 through 2010.

   The Company's tax loss carryforwards could be limited by Section 382 of the Internal Revenue Code with respect to the amount utilizable each year. This limitation would reduce the Company's ability to utilize net operating loss carryforwards included above. The amount of the limitation has not been quantified by the Company.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


   The components of the Company's deferred tax assets (liabilities), pursuant to SFAS No. 109, are summarized as follows:

                                                                         December 31,
                                                                      -------------------
                                                                       1995         1994
                                                                      ------       ------
                                                                        (in thousands)
Deferred tax assets
 Net operating loss carryforwards                                     $4,792       $3,543
 Allowance for doubtful accounts                                         117          318
 Research and development tax credit                                     212
 Reserve for inventory                                                    65           92
 Litigation settlement                                                              1,260
 Other                                                                    36           44
                                                                      ------       ------
     Gross deferred tax assets                                         5,222        5,257
                                                                      ------       ------
Deferred tax liabilities
 Depreciation                                                           (771)        (517)
 Other                                                                  (165)         (17)
                                                                      ------       ------
                                                                        (936)        (534)
                                                                      ------       ------
     Net deferred tax assets before valuation allowance                4,286        4,723
Valuation allowance                                                   (4,286)      (4,427)
                                                                      ------       ------
     Net deferred tax assets                                          $ -          $  296
                                                                      ------       ------
                                                                      ------       ------

   SFAS No. 109, requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The valuation allowance at December 31, 1995 primarily pertains to uncertainties with respect to future utilization of net operating loss carryforwards.

NOTE I - SALE OF ASSETS

  (a) On March 21, 1995, the Company sold its Abbreviated New Drug Application ("ANDA") for 5mg Oxycodone HCL/325mg Acetaminophen Tablets ("Tablets") and certain equipment used in the production of the Tablets for up to $5.4 million to Mallinckrodt. The Company received $500,000 of the proceeds in July 1994, which has been recorded as deferred income on the Company's 1994 consolidated balance sheet. Mallinckrodt also paid the Company $2,000,000 on March 21, 1995 and the remainder will be payable as follows: (i) $1,000,000 upon the Company receiving general clearance from the FDA for unrestricted operations at its Brooklyn facility and written notice from the FDA that it is in compliance with certain provisions of the consent degree dated June 29, 1993 (such $1,000,000 will be recorded by the Company when general clearance is obtained from the FDA) and (ii) $1,900,000 at the earlier of (a) Mallinckrodt receiving certain authorizations from the FDA or (b) September 21, 1997. Mallinckrodt also agreed to defer $1,200,000 of the Company's trade debt due to an affiliate of Mallinckrodt (Note E).

   In connection with the agreement, the Company agreed to manufacture Tablets for Mallinckrodt for a period of three years and Mallinckrodt agreed to order a minimum number of Tablets from the Company for two years ending March 21, 1997. The Company and Mallinckrodt entered into a noncompetition agreement pursuant to which the Company agreed not to compete with Mallinckrodt and its affiliates with respect to the Tablets ANDA until March 21, 2000.

   In addition, the Company issued to Mallinckrodt an option to purchase the ANDA for acetaminophen/oxycodone capsules at an exercise price equal to 3/4 of annual net capsule revenue, as defined. Upon exercise of the option, the Company and Mallinckrodt would enter into agreements pursuant to which the Company would
(i) manufacture acetaminophen/oxycodone capsules for Mallinckrodt for a period of time and (ii) be prohibited from competing with Mallinckrodt and its affiliates with respect to the production of such capsules.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


NOTE J - PENSION EXPENSE

  The Company maintains the following two pension plans:

1.
   Management Pension Plan

   The Company maintains a defined benefit pension plan covering substantially all nonunion employees.

   Historically, the Company's funding policy for the management pension plan (the "Plan"), had been to contribute amounts equal to its liability as determined under the Employee Retirement Income Security Act of 1974 ("ERISA"). Under this funding policy, contributions would be sufficient to maintain plan assets in excess of the projected benefit obligation. As of December 31, 1995, the Company has not funded its 1994 ERISA obligation of approximately $116,000 and the remaining balance of its 1993 and 1992 ERISA obligations of approximately $191,000. Failure to timely fund these obligations may result in the termination of the Plan and/or other monetary penalties. During 1993, the Company (i) amended the Plan to reduce employee benefits, (ii) terminated certain employees sooner than expected, and (iii) reduced the discount rate used to determine the projected benefit obligations, all of which did not have a material effect on the Company's 1993 consolidated results of operations.

   Planned Company contributions over the next several years are expected to improve the funded status of the Plan. The Plan's assets are diversified in stocks, bonds, mutual funds and short-term and other investments.

   Net pension cost for the Plan consists of the following:

                                                                       December 31,
                                                                --------------------------
                                                                1995       1994       1993
                                                                ----       ----       ----
                                                                      (in thousands)
Normal service cost                                             $49        $50        $45
Interest cost                                                    25         27         38
Actual return on plan assets                                    (19 )      (18 )      (36 )
Net amortization and deferral                                    (9 )      (10 )      (10 )
                                                                ----       ----       ----
   Net pension cost                                             $46        $49        $37
                                                                ----       ----       ----
                                                                ----       ----       ----

   The reconciliation of the funded status of the Plan to the amount reported in the Company's balance sheet is as follows:

                                                                           Year ended
                                                                          December 31,
                                                                         ---------------
                                                                         1995       1994
                                                                         ----       ----
                                                                         (in thousands)
Actuarial present value of benefit obligations at November 30, 1995 and 1994
 Estimated present value of vested benefits                              $405       $307
 Estimated present value of nonvested benefits                             44         36
                                                                         ----       ----
     Accumulated benefit obligation                                       449        343
     Value of future pay increases                                         22         17
                                                                         ----       ----
     Projected benefit obligation                                         471        360
Estimated market value of Plan assets at November 30, 1995 and 1994       456        402
                                                                         ----       ----
     (Deficiency) excess of Plan assets over projected benefit
       obligation                                                         (15)        42
Unrecognized net gain                                                      33         23
Unrecognized net asset at December 1, 1987 being amortized over 24
 years                                                                     (9)        (9)
                                                                         ----       ----
                                                                         $  9       $ 56
                                                                         ----       ----
                                                                         ----       ----

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


   The assumptions used as of November 30, 1995 and 1994 in determining pension expense and funded status shown above were as follows:

                                                                         1995       1994
                                                                         ----       ----
Discount rate                                                            7.00%      7.00%
Rate of salary progression                                               4.00       4.00
Long-term rate of return on assets                                       7.00       7.00

2.
   Employees' Pension Plan

   The Company contributed approximately $450,000, $462,000 and $515,000 in 1995, 1994 and 1993, respectively, to a multiemployer pension plan for employees covered by collective bargaining agreements. This plan is not administered by the Company and contributions are determined in accordance with provisions of negotiated labor contracts. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over the total of the pension plan's net assets is not available from the plan's administrator.

   The Multiemployer Pension Plan Amendments Act of 1980 (the "Act") significantly increased the pension responsibilities of participating employers. Under the provision of the Act, if the plans terminate or the Company withdraws, the Company could be subject to a "withdrawal liability."

NOTE K - STOCK OPTION PLAN

   In September 1995, the stockholders of the Company approved the adoption of a stock option and restricted stock purchase plan (the "1995 Option Plan"). The 1995 Option Plan replaces the Company's existing stock option plan which expired in January 1994. The 1995 Option Plan provides for the granting of (i) nonqualified options to purchase the Company's common stock at not less than the fair market value on the date of the option grant, (ii) incentive stock options to purchase the Company's common stock at not less than the fair market value on the date of the option grant and (iii) rights to purchase the Company's common stock on a "Restricted Stock" basis, as defined, at not less than the fair market value on the date the right is granted. The total number of shares which may be sold pursuant to options and rights granted under the 1995 Option Plan is 1,000,000. No option can be granted under the 1995 Option Plan after May, 2005 and no option can be outstanding for more than ten years after its grant.

   A summary of activity of all options is as follows:

                                                            December 31,
                                           -----------------------------------------------
                                              1995              1994              1993
                                           -----------       -----------       -----------
Outstanding at beginning of year             222,150            413,881           794,857
Granted                                      471,600             10,000            66,000
Cancelled                                    (54,070)          (201,731)         (132,656)
Exercised                                    (39,180)                            (314,320)
                                           -----------       -----------       -----------
Outstanding at end of year                   600,500            222,150           413,881
                                           -----------       -----------       -----------
                                           -----------       -----------       -----------
Shares exercisable                           183,900            144,742           239,610
                                           -----------       -----------       -----------
                                           -----------       -----------       -----------

Option prices per share
 Granted                                   $1.94 - $3.19     $2.00             $4.00 - $6.25
 Cancelled                                 2.50 -  6.25      2.01 -  6.25      2.14 -  6.25
 Exercised                                 2.50                                2.01 -  5.50
 Exercisable                               2.50 -  6.25      2.50 -  6.25      2.01 -  6.25

NOTE L - COMMITMENTS

  The Company occupies plant and office facilities under noncancellable operating leases which expired in December 1995. On October 31, 1994, the Company entered into a new operating lease for the plant and office facilities covering the period from January 1, 1996 to December 31, 2005. These new operating leases provide for scheduled base rent increases over the term of the lease, however, the total amount of the base rent payments will be charged to operations using the straight-line method over the term of the lease. The leases provide for payment

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)

of real estate taxes based upon a percentage of the annual increase. The Company's subsidiaries, 51% H.R. Cenci Laboratories, Inc. ("Labs") and Cenci Powder Products, Inc. ("Cenci"), lease plant and office facilities on a month-to-month basis from an officer of the subsidiaries. Rent expense relating to these leases amounted to approximately $86,000, $99,000 and $91,000 in 1995, 1994 and 1993, respectively. In addition, the Company rents certain equipment under operating leases, generally for terms of four years. Total rent expense for the years ended December 31, 1995, 1994 and 1993 was approximately $659,000, $582,000 and $502,000, respectively.

   The approximate minimum rental commitments under these operating leases are as follows:

Twelve months ending December 31,       (in thousands)
   1996                                    $    884
   1997                                         928
   1998                                         975
   1999                                       1,023
   2000                                       1,075
   2001 and thereafter                        6,234
                                            -------
Total minimum payments required            $ 11,119
                                            -------
                                            -------

   On January 1, 1993, the Company entered into an employment agreement with an officer having an initial term of five years. On July 1, 1994, the Company entered into an employment agreement with another officer having an initial term of three years. These employment agreements contain change in control provisions that would entitle each officer to receive certain severance benefits if there is a change in control in the Company, as defined, and a termination of employment. The maximum contingent liability as of December 31, 1995 under these agreements is approximately $1,027,000.

NOTE M - CONTINGENCIES

  The Company currently is a defendant in several lawsuits involving product liability and other claims. The Company's insurance carriers have assumed the defense for all product liability and other actions involving the Company. None of the lawsuits is brought as a class action. The ultimate outcome of these lawsuits cannot be determined at this time, and accordingly, no adjustment has been made to the consolidated financial statements.

   In April and May of 1990, the FDA conducted a pre-approval inspection of the Company's facilities, certain pending approval applications and its manufacturing procedures. The FDA issued "Inspectional Observations" and made further investigations of the Company's recordkeeping practices and the accuracy of certain records maintained by the Company during the research and development stage for a single drug entity not being marketed by the Company. On July 29, 1991, the Company received a Federal grand jury subpoena for documents relating to approved and unapproved ANDAs for various products and other documents relating to the Company's operations.

   The Company received a letter dated October 25, 1991 from the FDA advising that the FDA, under its fraud policy, had undertaken a validity assessment with respect to the Company's ANDAs, including four pending ANDAs and various ANDA supplements, pursuant to which all reviews are suspended. The Company voluntarily undertook an internal audit and retained an outside consultant to review pending and various filed and approved ANDAs. As part of that process, the Company withdrew its ANDAs for the drug product, fenoprofen calcium.

   On June 29, 1993, the Company entered into a consent decree with the U.S. Attorney for the Eastern District of New York on behalf of the FDA that resulted from the FDA's investigation. Under the terms of the consent decree, the Company was enjoined from shipping any solid dosage drug products (i.e., excluding liquid drug formulations) manufactured at the Company's facilities until the Company established, to the satisfaction of the FDA, that the methods used in, and the facilities and controls to be used for, manufacturing, processing, packing, labeling and holding any drug are established, operated and administered in conformity with the Federal Food, Drug and Cosmetic Act and the FDA's Current Good Manufacturing Practice regulations. As part of satisfying the foregoing requirements, the Company is required to validate the manufacturing processes for each solid dosage drug product prior to manufacturing and shipping the drug product, except that the Company is permitted under the terms of the consent decree to manufacture and ship from its facilities six identified drug products at its own risk provided that: (i) at least twice per month, the Company's independent expert certifies that each batch of drug

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)

product upon validation will have been manufactured in accordance with the FDA Regulations and the formulation described in the drug products approved NDA ("New Drug Application") or ANDA, until such time as validation is completed for these products; and (ii) for any batches of these products that have already been manufactured, such certification will include certification by a company representative with personal knowledge of the records relating to such drug that they are accurate and complete and a certification signed by an independent expert that he has personally reviewed the records provided and that in his professional opinion, the foregoing requirement concerning validation has been met. The Company commenced shipments of five of the six solid dosage products under the foregoing certification process. After review by the Company and its consultants of one of the Company's six core products, a hydrocone bitartrate 5mg and acetaminophen 500mg tablet, discrepancies were discovered with some of the data in the Company's ANDA. This resulted in a voluntary recall of this product and the withdrawal of the ANDA. For the fiscal years ended December 31, 1995, 1994 and 1993, the remaining five products accounted for approximately 61%, 63% and 49% of the total sales of the Company, respectively.

   During 1992, the Company understood that the Department of Justice ("DOJ") was continuing to conduct an ongoing criminal investigation into the Company's ANDAs, and related manufacturing and recordkeeping practices. In March of 1993, the Company received a second Federal grand jury subpoena for documents relating to two specific products and any other products manufactured by the Company for which improper records may have been kept. As a result of the government's investigation, the Company discovered certain product adulterations and recordkeeping problems with five products manufactured at the Company's Brooklyn plant. As a result of the above, for certain products, the Company indefinitely ceased production, initiated a product recall and recorded a charge to operations of approximately $5,935,000 for the year ended December 31, 1993, consisting of inventory write-offs ($2,925,000), a recall of products sold ($950,000) and the DOJ settlement of $2,060,000, as discussed below. Included in 1993 net sales are sales of discontinued products of approximately $4,806,000.

   On June 21, 1993, the Company entered into a plea agreement with the DOJ to resolve the government's investigation. Under the terms of the plea agreement, the Company agreed to plead guilty to five counts of adulteration of a single drug product shipped in interstate commerce and related recordkeeping violations. The plea agreement also requires the Company to pay a fine of $2,500,000 over five years in quarterly installments of $125,000 beginning September 15, 1993. Accordingly, the Company has recorded a provision of $2,060,000 (net of imputed interest). As of December 31, 1995, the Company has only paid two quarterly installments and additional partial payments of $90,000. The plea agreement stipulates that if the Company does not make timely payments, the entire fine becomes due and payable. As a result, the entire DOJ settlement has been reclassified as a current liability in the 1995 and 1994 consolidated balance sheets. At the present time, no action has been initiated by the DOJ to require immediate payment of the entire amount. Should the DOJ require immediate payment, it could result in a material adverse impact on the financial condition of the Company.

   On March 31, 1993, and April 1, 1993, five lawsuits were filed by shareholders against the Company and three or more of the Company's directors. Each of the actions alleged that the Company and its directors made misleading statements and omissions relating to the prospects of the Company's business and products, including products under development, as well as relating to the status of the Department of Justice and FDA investigations. Each of the actions purported to be brought on behalf of a class of the Company's shareholders. Also, on May 20, 1993 and October 14, 1993, two separate shareholders derivative lawsuits were filed against the Company and three or more of the Company's directors. Each of these lawsuits alleged that the Company and its directors concealed certain government investigations by the FDA and the Department of Justice. These actions also alleged that the directors breached their fiduciary duty in connection with their dispositions of their share of the Company's common stock on the basis of material information which was not publicly known. In June 1994, the plaintiffs of the five lawsuits and the two shareholder-derivative lawsuits and the Company agreed to a settlement of these lawsuits. The Company agreed to pay to the plaintiffs $1,000,000 in cash, which has been paid by the Company's insurance carrier and, at the Company's option, either (i) the issuance of shares of the Company's common stock having a value, as of the date of distribution, of $3,000,000 or (ii) the payment by the Company of $3,000,000 in cash or (iii) any combination of issuance of shares or payment of cash by the Company having a combined value as of the date of distribution of $3,000,000. In November 1995, the Company satisfied the remainder of its settlement obligation by issuing 824,742 shares of its common stock valued at $3,000,000 or $3.6375 per share.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


   On November 12, 1993, the Securities and Exchange Commission ("SEC") requested that the Company provide to the SEC, on a voluntary basis, information and documents regarding the ingredients and filings relating to the following drugs: quinidine gluconate, propylthiourical, acetaminophen and codeine phosphate, metronidazole, quinidine sulfate, and hydraliazine hydrochloride. The SEC advised the Company that the inquiry relates to public information disseminated by the Company and trading in the Company's securities during the period August 1987 through July 1993. The Company is cooperating with the SEC and has made available various documents. These documents relate to the testing, formulations and sale of these drugs which were maintained by the Company at the offices of its counsel in Maryland. In April 1994, the SEC requested additional documentation regarding these matters. The Company has complied with the additional request. On July 5, 1994, the Company made a formal submission to the SEC and outlined the parameters of a proposed settlement. An additional submission was made on January 31, 1995 to bring additional information to the SEC. In May 1995, a formal Order of Investigation was issued by the SEC covering the foregoing matters. In June 1995, additional documents were submitted. Officers and directors of the Company have also testified before the SEC. On October 24, 1995, the SEC staff informed the Company that it would recommend that the Commission authorize the institution of an administrative proceeding pursuant to Section 21C of the Securities Exchange Act of 1934 (the "Exchange Act") against the Company. Specifically the staff indicated it would seek an Order after filing a complaint requiring the Company to cease and desist from violating Section 17(a) of the Securities Act and Sections 10(b) and 13(a) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder. The proposed action would allege that the Company's December 31, 1990 and December 31, 1991 Annual Reports on Form 10-K and March 31, 1991, June 30, 1991, September 30, 1991, March 31, 1992, June 30, 1992 and September 30, 1992 quarterly reports on Form 10-Q were materially false and misleading. The SEC staff proposal conforms in large part to the settlement proposal submitted by the Company. Under this proposal, the Company, without admitting the allegations would then enter into a Consent Decree not to violate the law in the future. The Company is unable to predict the ultimate outcome of the SEC adopting the staff proposal although the SEC has indicated that it anticipates such action. An adverse determination in this regard could have a material adverse effect on the Company's financial condition. The Company is unable to predict the likelihood of an unfavorable outcome as a result of this inquiry and, accordingly, no provision has been made for any potential costs.

   A lawsuit has been filed by the minority shareholders of H.R. Cenci Laboratories, Inc. and Cenci Powder Products, Inc. against the Company and several of the officers of the Company. The lawsuit alleges that the Company has breached several representations made during the course of negotiations leading to the Company's purchase of 51% of the stock of H.R. Cenci Laboratories, Inc. This action seeks unspecified compensatory damages, as well as punitive damages, rescission, specific performance, reformation and a declaration as to what amount, if any, is owed to plaintiff. Because of the early stage of this action, it is not possible at this time to predict with reasonable certainty the ultimate outcome of this matter and, accordingly, no provision has been made for any potential costs relating to this matter.

                              -------------------


                                  (unaudited)



   The Company was named a defendant in a complaint by the Company's labor union funds which seeks sums, approximately $272,000, allegedly owed to these funds under the Company's collective bargaining agreement. In April 1996, the Company and the labor union funds agreed to settle the action which obligates the Company to remain current on its obligations and to pay portions of the alleged arrearages in installments. The Company has failed to make the payment called for on June 29, 1996. As a result of the Company's failure to make the required payment the settlement provides that plaintiffs may obtain a judgment for the remaining balance of the arrearages. As of the date of this Prospectus, plaintiffs have not sought such a judgment.



   In April 1996, the Company received two complaints, seeking unspecified damages, captioned Golovatskaya v. Halsey Drug Co., 96 Civ. 0662 and Petrakova
v. Halsey Drug, 96 Civ. 0660, both filed in the United States District Court for the Eastern District of New York, alleging employment discrimination and harassment against the Company. The Company has answered each of the complaints and denied the material allegations asserted against it. No discovery has taken place and the Company is unable to predict with reasonable certainty the outcome of these actions.

___________________NOTES TO CONSOLIDATED FINANCIAL STATEMENTS___________________


    December 31, 1995, 1994 and 1993 and March 31, 1996 and 1995 (unaudited)


NOTE N - SALE OF COMMON STOCK

  On March 30, 1995, the Company entered into an agreement with Zatpack which provides for the purchase of 500,000 shares of common stock of the Company by Zatpack, with registration rights, in consideration of $1,000,000. The $1,000,000 consideration consists of the cancellation of indebtedness (incurred by the Company's subsidiaries for the purchase of raw materials delivered from affiliates of Zuellig) and shares of Indiana Fine Chemicals Corporation. As a result of the above transaction, the Company owns 100% of Indiana Fine Chemical Corporation (prior to the above transaction, the Company owned 70% of Indiana Fine Chemical Corporation). In addition, the Company issued a convertible promissory note to Zatpack, dated December 1, 1994 (Note E). Zatpack has acquired the above assets from Zuellig and its subsidiaries.

   On October 27, 1994, the Company sold 500,000 shares of its common stock in exchange for $1,000,000 from Ranbaxy Pharmaceuticals, Inc. ("Ranbaxy"). In connection with these shares, Ranbaxy had the right to have its shares of the Company's common stock registered under the Securities Act of 1993. In July 1995, the Company repurchased the 500,000 shares from Ranbaxy for $1,100,000.

NOTE O - SIGNIFICANT CUSTOMERS AND SUPPLIERS

  The Company sells its products to a large number of customers who are primarily drug distributors, drug store chains and wholesalers and are not concentrated in any specific region. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. During 1995, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 25% and 11% of total sales, respectively. During 1994, the Company had net sales to three customers in excess of 10% of total sales, each aggregating 12% of total sales. During 1993, the Company had net sales to two customers in excess of 10% of total sales, each aggregating 12% of total sales. Balances due from these customers were approximately 25% and 7% of total accounts receivable at December 31, 1995 and 1994, respectively. The loss of any of these customers could have a material adverse effect on the Company.

   During 1995, the Company purchased approximately $2,741,000 of its raw materials from Mallinckrodt and amounts due this supplier represented approximately 29.7% of accounts payable as of December 31, 1995. The federal drug application process requires specification of raw materials suppliers. If raw materials from a supplier specified in a drug application were to become unavailable on commercially acceptable credit terms, FDA supplemental approval of any new supplier would be required. In view of the FDA consent decree and the suspension of review of the Company's ANDA by the FDA, the Company would be unable to obtain FDA supplemental approval at the Brooklyn plant for a new supplier except in very limited circumstances. The Drug Enforcement Administration limits the quantity of the Company's inventories of certain raw materials used in the production of controlled substances based on historical sales data. These limitations could increase the likelihood of raw material shortages and of manufacturing delays in the event the Company was required to find new suppliers of these raw materials. There can be no assurance that the Company will not face difficulties in obtaining raw materials on commercially acceptable terms, which could have a material adverse effect on the Company.

NOTE P - TEMPORARY CLOSING COSTS OF FACILITY

  As a result of irregularities identified in the manufacturing operations of its 51%-owned subsidiary, H.R. Cenci Laboratories, Inc., the Company, in July 1994, ceased all manufacturing and sales activities at H.R. Cenci Laboratories, Inc. The Company, upon completion of its review and modifications at the facility, reopened H.R. Cenci Laboratories, Inc. in January 1996. In connection with this temporary closure, the Company recorded costs of $615,000 and $427,000 for the years ending December 31, 1995 and 1994, respectively. These costs consist of inventory write-offs, utilities, security and rent.

- ---------------------------------------------  ---------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON
HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR MAKE ANY REPRESENTATION OTHER THAN IS
CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN           5,956,430 SHARES
OR MADE, SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL OR A                    OF
SOLICITATION OF AN OFFER TO BUY ANY SECURITY
OFFERED HEREBY IN ANY JURISDICTION TO ANY
PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION IN SUCH JURISDICTION.             COMMON STOCK
NEITHER THE DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF
THE COMPANY SINCE THE DATE HEREOF OR THAT
THE INFORMATION CONTAINED HEREIN IS CORRECT
AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         -------------------

          TABLE OF CONTENTS                          HALSEY DRUG CO., INC.

                                         PAGE
                                         ----
Available Information..................    2

Prospectus Summary.....................    3

Risk Factors...........................    6

The Private Offerings..................   12

Use of Proceeds........................   13

Dilution...............................   14

Capitalization.........................   14

Stock Price and Dividend Policy........   15

Selected Financial Data................   16

Management's Discussion and Analysis of
  Financial Condition and Results of
Operations.............................   17

Business...............................   24

Legal Proceedings......................   35

Management.............................   40

Principal Shareholders.................   48

Selling Securityholders................   50

Plan of Distribution...................   52

Description of Securities..............   53

Legal Matters..........................   55

Experts................................   55

Index to Financial Statements..........  F-1


- ---------------------------------------------  ---------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    All expenses of issuance and distribution of the Common Stock will be paid by the Registrant (other than stock transfer taxes, which will be paid solely by the Selling Shareholders). The following itemized list is an estimate of such expenses.



SEC Registration Fee............................................   $  6,000
Legal Fees and Expenses.........................................    100,000
Accounting Fees and Expenses....................................     50,000
Miscellaneous...................................................     24,000
                                                                   --------
    TOTAL:......................................................   $180,000
                                                                   --------
                                                                   --------


- ------------

*To be inserted by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 722 of the New York Business Corporation Law (the "BCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, stockholder vote, agreement or otherwise. The Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL.

    The Registrant's by-laws provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

    Any amendment to or repeal of the Registrant's certificate of incorporation or by-laws shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since April 1, 1993, the Registrant has issued the following unregistered securities:

    (a) During the period 1993 through November 1996, the Registrant issued an aggregate of 635,653 Common Stock purchase warrants ("Bank Warrants") to three commercial banks in connection with several amendments to the Registrant's credit agreement with these banks. The Bank Warrants have exercise prices ranging from $1.98 to $2.07 per share, and are exercisable until July 17, 2001.


    (b) On March 30, 1995, the Registrant signed an agreement (the "Zatpack Agreement") with Zatpack, Inc. ("Zatpack"). The Zatpack Agreement provided for the purchase of 500,000 shares of Common Stock of the Registrant (the "Zatpack Shares") by Zatpack, a British Virgin Islands Registrant, in consideration of $1,000,000. The $1,000,000 purchase price was comprised of a combination of cancellation of indebtedness, primarily incurred by subsidiaries of the Registrant for the purchase of raw materials previously delivered and in the process of being delivered from affiliates of Zuellig Group N.A., Inc. ("Zuellig"), and surrender of shares of a subsidiary of the Registrant.

    Pursuant to the Zatpack Agreement, the Registrant issued a convertible promissory note (the "Zatpack Note"), dated as of December 1, 1994, to Zatpack as consideration for cancellation of additional indebtedness. This indebtedness resulted from trade payables and advances to the Registrant by Zuellig and certain of its subsidiaries. The Zatpack Note is in the original principal amount of $1,292,242, with interest accruing at a rate of 8%, compounded annually. The Zatpack Note is convertible into 681,737 shares of Common Stock (the "Note Shares") of the Registrant at expiration at an adjusted conversion price of $2.39 per share, subject to adjustment.

    (c) On October 27, 1994, the Registrant signed a Letter of Intent ("LOI") with Ranbaxy Pharmaceuticals, Inc. ("RPI"), a wholly owned United States subsidiary of Ranbaxy Laboratories Ltd. of New Delhi, India. The Registrant received $1,000,000 from RPI in payment for 500,000 shares of Common Stock (the "RPI Shares") in accordance with the terms of the LOI. The LOI provided for completion of due diligence by RPI within a period of 30 days, after which the parties would negotiate and finalize a definitive agreement. After execution of a definitive agreement, RPI was to have purchased an additional 500,000 newly issued shares of Common Stock for $1,000,000. On November 29, 1994, the Registrant announced that RPI had decided not to proceed with its second purchase of the Registrant's Common Stock. In August 1995 the Registrant repurchased the RPI Shares.

    (d) On July 18, 1995, the Registrant consummated a private offering (the "July Private Offering") of 408 units ("Units") of securities for an aggregate purchase price of $4,080,000. Each Unit consisted of (i) a debenture ("July Debenture") in the principal amount of $10,000 issued at par and (ii) 750 redeemable Common Stock purchase warrants ("July Redeemable Warrants").

    The July Debentures will become due and payable as to principal on July 18, 2000. Interest, at the rate of 10% per annum, is payable on a quarterly basis. The July Debentures are convertible at any time after issuance into Underlying Shares at a conversion price (the "Conversion Price") of $2.00 per share, subject to adjustment, through July 18, 2000.


    Each July Redeemable Warrant entitled the holder to purchase one Underlying Share for $2.00 at any time after issuance through July 18, 2000. The July Redeemable Warrants were redeemable by the Registrant at a price of $.01 per July Redeemable Warrant at any time commencing one year after issuance, upon not less than 30 days prior written notice, if the last sale price of the Common Stock on the American Stock Exchange, Inc. following such one year anniversary equals or exceeds $2.00 per share for the 20 consecutive trading days ending on the third day prior to the notice of redemption to holders. No July Redeemable Warrants are currently outstanding.



    The net proceeds of the July Private Offering was approximately $3,728,175. The Registrant utilized $1,100,000 of such proceeds to repurchase the RPI Shares.

    Subscriptions for Units were solicited by management of the Registrant on a 'best efforts' basis. HKS & Co., Inc. ("HKS") assisted the Registrant in the July Private Offering. For its services, the Registrant paid HKS a fee of $204,000, and reimbursed HKS in the amount of approximately $20,000 for its expenses.

    The following table sets forth certain information regarding the investors in the July Private Offering:

    NAME                                             NO. OF UNITS    PURCHASE PRICE
- --------------------------------------------------   ------------    --------------
William W. Priest.................................         50          $  500,000
HKS & Co., Inc....................................         33          $  330,000
William A. Marquard...............................         50          $  500,000
Matthew & Melinda Stepanski
  Investment Trust Fund...........................         20          $  200,000
Chateau Holding Co. Ltd...........................         40          $  400,000
Harbour Investments, Ltd..........................        135          $1,350,000
Kenneth J. Gimbel.................................         10          $  100,000
Strong Special Investment
  Limited Partnership.............................         40          $  400,000
Jane and Anthony Stepanski........................         30          $  300,000

    (e) On November 29, 1995, the Registrant consummated a private offering (the "November Private Offering") of 366 Units for an aggregate purchase price of $3,660,000. Each Unit consisted of (i) a debenture ("November Debenture") in the principal amount of $10,000 issued at par and (ii) 600 redeemable Common Stock purchase warrants ("November Redeemable Warrants").

    The November Debentures will become due and payable as to principal on November 29, 2000. Interest, at the rate of 10% per annum, is payable on a quarterly basis. The November Debentures are convertible at any time after issuance into Underlying Shares at a Conversion Price of $2.50 per share, subject to adjustment, through November 29, 2000.

    Each November Redeemable Warrant entitles the holder to purchase one Underlying Share for $2.50 at any time after issuance through November 29, 2000. The November Redeemable Warrants are redeemable by the Registrant at a price of $.01 per November Redeemable Warrant at any time commencing one year after issuance, upon not less than 30 days prior written notice, if the last sale price of the Common Stock on the American Stock Exchange, Inc. following such one year anniversary equals or exceeds $2.50 per share for the 20 consecutive trading days ending on the third day prior to the notice of redemption to holders.

    The net proceeds of the November Private Offering was approximately $3,388,500.

    Subscriptions for Units were solicited by management of the Registrant on a 'best efforts' basis. HKS assisted the Registrant in the November Private Offering. For its services, the Registrant paid HKS a fee of $188,000, and reimbursed HKS in the amount of approximately $20,000 for its expenses.

    The following table sets forth certain information regarding the investors in the November Private Offering:

    NAME                                             NO. OF UNITS    PURCHASE PRICE
- --------------------------------------------------   ------------    --------------
Michael Rainisch..................................         2            $ 20,000
Ilene Rainisch....................................         3            $ 30,000
HKS & Co., Inc....................................        26            $260,000
William A. Marquard...............................        90            $900,000
R. H. Francis.....................................         5            $ 50,000
Strong Special Investment
  Limited Partnership.............................        75            $750,000
Harbour Investments, Ltd..........................        75            $750,000
Chateau Holding Co. Limited.......................        30            $300,000
Peter and Carol Ann J. Daniels....................         2            $ 20,000
Alan Jerrard Smith................................         1            $ 10,000
Rosendo and Miriam Ferran.........................         2            $ 20,000
William Priest....................................        55            $550,000

    (f) In March 1996 the Registrant agreed to issue 25,597 shares of Common Stock to Kahn Consulting, Inc. ("KCI") in settlement of outstanding invoices for services rendered by KCI to the Registrant. The aggregate purchase price of the shares was $100,000.

    (g) In March 1996 the Registrant issued 49,166 shares of Common Stock to George and Julia E. Krsek in settlement of amounts allegedly owed by the Registrant to the Krseks. The aggregate purchase price of the shares was $184,375.


    (h) In April, May and June 1996, the Registrant issued 306,000 shares of Common Stock upon the exercise of July Redeemable Warrants and 219,000 shares of Common Stock upon the exercise of November Redeemable Warrants. These shares were issued to each of the investors set forth in (d) and (e) above other than Alan J. Smith.


    In each case above, the securities were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). In issuing securities under the exemption from registration provided by Section 4(2) of the Securities Act, the Registrant relied on representations made by each purchaser that such purchaser was either an "accredited investor," as such term is defined by Rule 501 of Regulation D under the Securities Act, or that such purchaser had such knowledge and experience in business and financial matters that such person was capable of evaluating the merits and risks of the investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  EXHIBIT
  NUMBER                                        DESCRIPTION
- -----------                                     -----------

   3.1        Certificate of Incorporation and amendments (incorporated by reference to
              Exhibit 3.1 to Amendment No. 2 to the Registrant's Registration Statement on
              Form S-18, File No. 33-2471-NY).

   3.2        Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).

 **5          Opinion of Coleman & Rhine LLP.

  EXHIBIT
  NUMBER                                        DESCRIPTION
- -----------   -------------------------------------------------------------------------------
  10.1        Credit Agreement, dated as of December 22, 1992, among the Registrant and The
              Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 10.1 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1992
              (the "1992 Form 10-K")).

  10.2        Amendment Two, dated as of January 12, 1994, to Credit Agreement among the
              Registrant and The Chase Manhattan Bank, N.A., together with forms of Stock
              Warrant and Registration Rights Agreement (incorporated by reference to Exhibit
              10.1.1 to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1993 (the "1993 Form 10-K")).

  10.3        Amendment Three, dated as of May 31, 1994, to Credit Agreement among the
              Registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to
              Exhibit 6(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  10.4        Amendment Four, dated as of July 1994, to Credit Agreement among the Registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 6(a)
              to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June
              30, 1994)).

  10.5        Amendment Five, dated as of March 21, 1995, to Credit Agreement among the
              Registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to
              Exhibit 10.7 to the Registrant's Current Report on Form 8-K dated March 21,
              1995 (the "March 8-K")).

  10.5(i)     Form of Warrants issued to The Bank of New York, The Chase Manhattan Bank, N.A.
              and the Israel Discount Bank (incorporated by reference to Exhibit 10.5(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
              1995 (the "1995 Form 10-K")).

  10.5(ii)    Letter Agreement, dated July 10, 1995, among Halsey Drug Co.,Inc., The Chase
              Manhattan Bank, N.A., The Bank of New York and Israel Discount Bank of New York
              (incorporated by reference to Exhibit 6(a) to the Registrant's Quarterly Report
              on Form 10-Q for the quarter ended June 30, 1995 (the "June 10-Q")).

  10.5(iii)   Letter Agreement dated November 16, 1995 between the Company, The Bank of New
              York, The Chase Manhattan Bank, N.A. and the Israel Discount Bank (incorporated by reference to Exhibit 10.25(iv) to the 1995 10-K).

  10.6        Agreement Regarding Release of Security Interests dated as of March 21, 1995 by and among the Company, Mallinckrodt Chemical Acquisition, Inc. and The Chase
              Manhattan Bank, N.A. (incorporated by reference to Exhibit 10.9 of the March
              8-K).

  10.7        Consulting Agreement dated as of September, 1993 between the Registrant and
              Joseph F. Limongelli (incorporated by reference to Exhibit 10.6 to the 1993
              Form 10-K).

  10.8        Employment Agreement, dated as of January 1, 1993, between the Registrant and
              Rosendo Ferran (incorporated by reference to Exhibit 10.2 to the 1992 Form
              10-K).

  10.9        Employment Agreement, dated as of July 1, 1994, between the Registrant and
              Leonard H. Weiss (incorporated by reference to Exhibit 10.9 to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form
              10-K").

  10.10(i)    Halsey Drug Co., Inc. 1984 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to the 1992 Form 10-K).

  10.10(ii)   Halsey Drug Co., Inc. 1995 Stock Option and Restricted Stock Purchase Plan
              (incorporated by reference to Exhibit 4.1 to the Registrant's Registration
              Statement on Form S-8, File No. 33-98396).

  10.11       Leases, effective February 13, 1989 and January 1, 1990, respectively, among the Registrant and Milton J. Ackerman, Sue Ackerman, Lee Hinderstein, Thelma
              Hinderstein and Marilyn Weiss (incorporated by reference to Exhibits 10.6 and
              10.7, respectively, to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989).

  EXHIBIT
  NUMBER                                        DESCRIPTION
- -----------   -------------------------------------------------------------------------------
  10.12       Lease, effective as of April 15, 1988, among the Registrant and Milton J.
              Ackerman, Sue Ackerman, Lee Hinderstein, Thelma Hinderstein and Marilyn Weiss,
              and Rider thereto (incorporated by reference to Exhibit 10.12 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1987).

  10.12(i)    Lease, as of October 31, 1994, among Registrant and Milton J. Ackerman, Sue
              Ackerman, Lee Hinderstein, Thelma Hinderstein and Marilyn Weiss, together with
              Modification, Consolidation and Extension Agreement (incorporated by reference to Exhibit 10.12(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

  10.13       Asset Purchase Agreement dated as of March 21, 1995 among Mallinckrodt Chemical
              Acquisition, Inc. ("Acquisition"), Mallinckrodt Chemical, Inc., as guarantor and the Registrant (incorporated by reference to Exhibit 10.1 to the March
              8-K).

  10.14       Toll Manufacturing Agreement for APAP/Oxycodone Tablets dated as of March 21,
              1995 between Acquisition and the Registrant (incorporated by reference to
              Exhibit 10.2 to the March 8-K).

  10.15       Capsule ANDA Option Agreement dated as of March 21, 1995 between Acquisition and the Registrant (incorporated by reference to Exhibit 10.3 to the March
              8-K).

  10.16       Tablet ANDA Noncompetition Agreement dated as of March 21, 1995 between the
              Registrant and Acquisition (incorporated by reference to Exhibit 10.4 to the
              March 8-K).

  10.17       Subordinated Non-Negotiable Promissory Term Note in the amount of $1,200,00 dated March 21, 1995 issued by the Registrant to Acquisition (incorporated by reference to Exhibit 10.5 to the March 8-K).

  10.18       Term Note Security Agreement dated as of March 21, 1995 among the Company,
              Houba, Inc. and Acquisition (incorporated by reference to Exhibit 10.6 to the
              March 8-K).

  10.19       Amendment dated March 21, 1995 to Subordination Agreement dated as of July 21,
              1994 between Mallinckrodt Chemical, Inc., Mallinckrodt Chemical Acquisition,
              Inc., the Registrant, The Chase Manhattan Bank N.A., Israel Discount Bank of
              New York and The Bank of New York (incorporated by reference to Exhibit 10.8 to the March 8-K).

  10.20       Agreement dated as of March 30, 1995 between the Registrant and Zatpack, Inc.
              (incorporated by reference to Exhibit 10.10 to the March 8-K).

  10.21       Waiver and Termination Agreement dated as of March 30, 1995 between Zuellig
              Group, W.A., Inc. and Indiana Fine Chemicals Corporation (incorporated by reference to Exhibit 10.11 to the March 8-K).

  10.22       Convertible Subordinated Note of the Registrant dated December 1, 1994 issued to Zatpack, Inc. (incorporated by reference to Exhibit 10.12 to the March 8-K).

  10.23       Agreement dated as of March 30, 1995 among the Registrant, Indiana Fine
              Chemicals Corporation, Zuellig Group, N.A., Inc., Houba Inc., Zetapharm, Inc.
              and Zuellig Botanicals, Inc. (incorporated by reference to Exhibit 10.13 to the
              March 8-K).

  10.24       Supply Agreement dated as of March 30, 1995 between Houba, Inc. and Zetapharm,
              Inc. (incorporated by reference to Exhibit 10.14 to the March 8-K).

  10.25       Form of 10% Convertible Subordinated Debenture (incorporated by reference to
              Exhibit 6(a) to the June 10-Q).

  10.26       Form of Redeemable Common Stock Purchase Warrant (incorporated by reference to
              Exhibit 6(a) to the June 10-Q).

  10.27       Form of 10% Convertible Subordinated Debenture (incorporated by reference to
              Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated December 4,
              1995 (the "December 8-K")).

  10.28       Form of Redeemable Common Stock Purchase Warrant (incorporated by reference to
              Exhibit 4.2 to the December 8-K).

  EXHIBIT
  NUMBER                                        DESCRIPTION
- -----------   -------------------------------------------------------------------------------
  22          Subsidiaries of the Registrant (incorporated by reference to Exhibit 22 to the
              1993 Form 10-K).

**24.1        Consent of Coleman & Rhine LLP(contained in the opinion to be filed as Exhibit
              5 hereto).

 *24.2        Consent of Grant Thornton LLP, independent certified public accountants.

  25          Power of Attorney (previously filed).


- ------------

   *  Filed herewith
  **  To be filed by amendment
 (b)  Financial Statement Schedules

    Not applicable.

ITEM 17. UNDERTAKINGS.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    The undersigned Registrant hereby undertakes that:

    (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 1, 1996.


                                          HALSEY DRUG CO., INC.

                                          By: /s/ ROSENDO FERRAN
                                              ..................................

                                              Rosendo Ferran
                                              President

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                TITLE                          DATE
- -------------------------------------  -------------------------------------   ------------------

         /s/ ROSENDO FERRAN            Director, President and Chief             August 1, 1996
 .....................................    Executive Officer (Principal
           Rosendo Ferran                Executive Officer)

                  *                    Executive Vice President and Director     August 1, 1996
 .....................................
          Leonard H. Weiss

                  *                    Director                                  August 1, 1996
 .....................................
            R. H. Francis

        /s/ ROBERT J. MELLAGE          Controller (Principal Accounting          August 1, 1996
 .....................................    Officer)
          Robert J. Mellage

                  *                    Director                                  August 1, 1996
 .....................................
        Joseph F. Limongelli

                  *                    Director                                  August 1, 1996
 .....................................
         Alan Jerrard Smith

 .....................................  Director                                  August 1, 1996
          William G. Skelly



*By    /s/ ROBERT J. MELLAGE
     ........................
           Robert J. Mellage
           Attorney-in-fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                        DESCRIPTION
- -----------   -------------------------------------------------------------------------------

   3.1        Certificate of Incorporation and amendments (incorporated by reference to
              Exhibit 3.1 to Amendment No. 2 to the Registrant's Registration Statement on
              Form S-18, File No. 33-2471-NY).

   3.2        Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant's
              Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).

 **5          Opinion of Coleman & Rhine LLP.

  10.1        Credit Agreement, dated as of December 22, 1992, among the Registrant and The
              Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 10.1 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1992
              (the "1992 Form 10-K")).

  10.2        Amendment Two, dated as of January 12, 1994, to Credit Agreement among the
              Registrant and The Chase Manhattan Bank, N.A., together with forms of Stock
              Warrant and Registration Rights Agreement (incorporated by reference to Exhibit
              10.1.1 to the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1993 (the "1993 Form 10-K")).

  10.3        Amendment Three, dated as of May 31, 1994, to Credit Agreement among the
              Registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to
              Exhibit 6(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  10.4        Amendment Four, dated as of July 1994, to Credit Agreement among the Registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 6(a)
              to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June
              30, 1994)).

  10.5        Amendment Five, dated as of March 21, 1995, to Credit Agreement among the
              Registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to
              Exhibit 10.7 to the Registrant's Current Report on Form 8-K dated March 21,
              1995 (the "March 8-K")).

  10.5(i)     Form of Warrants issued to The Bank of New York, The Chase Manhattan Bank, N.A.
              and the Israel Discount Bank (incorporated by reference to Exhibit 10.5(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31,
              1995 (the "1995 Form 10-K")).

  10.5(ii)    Letter Agreement, dated July 10, 1995, among Halsey Drug Co.,Inc., The Chase
              Manhattan Bank, N.A., The Bank of New York and Israel Discount Bank of New York
              (incorporated by reference to Exhibit 6(a) to the Registrant's Quarterly Report
              on Form 10-Q for the quarter ended June 30, 1995 (the "June 10-Q")).

  10.5(iii)   Letter Agreement dated November 16, 1995 between the Company, The Bank of New
              York, The Chase Manhattan Bank, N.A. and the Israel Discount Bank (incorporated by reference to Exhibit 10.25(iv) to the 1995 10-K).

  10.6        Agreement Regarding Release of Security Interests dated as of March 21, 1995 by and among the Company, Mallinckrodt Chemical Acquisition, Inc. and The Chase
              Manhattan Bank, N.A. (incorporated by reference to Exhibit 10.9 of the March
              8-K).

  10.7        Consulting Agreement dated as of September, 1993 between the Registrant and
              Joseph F. Limongelli (incorporated by reference to Exhibit 10.6 to the 1993
              Form 10-K).

  10.8        Employment Agreement, dated as of January 1, 1993, between the Registrant and
              Rosendo Ferran (incorporated by reference to Exhibit 10.2 to the 1992 Form
              10-K).

  10.9        Employment Agreement, dated as of July 1, 1994, between the Registrant and
              Leonard H. Weiss (incorporated by reference to Exhibit 10.9 to the Registrant's
              Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form
              10-K").

  10.10(i)    Halsey Drug Co., Inc. 1984 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.3 to the 1992 Form 10-K).

  EXHIBIT
  NUMBER                                        DESCRIPTION
- -----------   -------------------------------------------------------------------------------
  10.10(ii)   Halsey Drug Co., Inc. 1995 Stock Option and Restricted Stock Purchase Plan
              (incorporated by reference to Exhibit 4.1 to the Registrant's Registration
              Statement on Form S-8, File No. 33-98396).

  10.11       Leases, effective February 13, 1989 and January 1, 1990, respectively, among the Registrant and Milton J. Ackerman, Sue Ackerman, Lee Hinderstein, Thelma
              Hinderstein and Marilyn Weiss (incorporated by reference to Exhibits 10.6 and
              10.7, respectively, to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1989).

  10.12       Lease, effective as of April 15, 1988, among the Registrant and Milton J.
              Ackerman, Sue Ackerman, Lee Hinderstein, Thelma Hinderstein and Marilyn Weiss,
              and Rider thereto (incorporated by reference to Exhibit 10.12 to the
              Registrant's Annual Report on Form 10-K for the year ended December 31, 1987).

  10.12(i)    Lease, as of October 31, 1994, among Registrant and Milton J. Ackerman, Sue
              Ackerman, Lee Hinderstein, Thelma Hinderstein and Marilyn Weiss, together with
              Modification, Consolidation and Extension Agreement (incorporated by reference to Exhibit 10.12(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

  10.13       Asset Purchase Agreement dated as of March 21, 1995 among Mallinckrodt Chemical
              Acquisition, Inc. ("Acquisition"), Mallinckrodt Chemical, Inc., as guarantor and the Registrant (incorporated by reference to Exhibit 10.1 to the March
              8-K).

  10.14       Toll Manufacturing Agreement for APAP/Oxycodone Tablets dated as of March 21,
              1995 between Acquisition and the Registrant (incorporated by reference to
              Exhibit 10.2 to the March 8-K).

  10.15       Capsule ANDA Option Agreement dated as of March 21, 1995 between Acquisition and the Registrant (incorporated by reference to Exhibit 10.3 to the March
              8-K).

  10.16       Tablet ANDA Noncompetition Agreement dated as of March 21, 1995 between the
              Registrant and Acquisition (incorporated by reference to Exhibit 10.4 to the
              March 8-K).

  10.17       Subordinated Non-Negotiable Promissory Term Note in the amount of $1,200,00 dated March 21, 1995 issued by the Registrant to Acquisition (incorporated by reference to Exhibit 10.5 to the March 8-K).

  10.18       Term Note Security Agreement dated as of March 21, 1995 among the Company,
              Houba, Inc. and Acquisition (incorporated by reference to Exhibit 10.6 to the
              March 8-K).

  10.19       Amendment dated March 21, 1995 to Subordination Agreement dated as of July 21,
              1994 between Mallinckrodt Chemical, Inc., Mallinckrodt Chemical Acquisition,
              Inc., the Registrant, The Chase Manhattan Bank N.A., Israel Discount Bank of
              New York and The Bank of New York (incorporated by reference to Exhibit 10.8 to the March 8-K).

  10.20       Agreement dated as of March 30, 1995 between the Registrant and Zatpack, Inc.
              (incorporated by reference to Exhibit 10.10 to the March 8-K).

  10.21       Waiver and Termination Agreement dated as of March 30, 1995 between Zuellig
              Group, W.A., Inc. and Indiana Fine Chemicals Corporation (incorporated by reference to Exhibit 10.11 to the March 8-K).

  10.22       Convertible Subordinated Note of the Registrant dated December 1, 1994 issued to Zatpack, Inc. (incorporated by reference to Exhibit 10.12 to the March 8-K).

  10.23       Agreement dated as of March 30, 1995 among the Registrant, Indiana Fine
              Chemicals Corporation, Zuellig Group, N.A., Inc., Houba Inc., Zetapharm, Inc.
              and Zuellig Botanicals, Inc. (incorporated by reference to Exhibit 10.13 to the
              March 8-K).

  10.24       Supply Agreement dated as of March 30, 1995 between Houba, Inc. and Zetapharm,
              Inc. (incorporated by reference to Exhibit 10.14 to the March 8-K).

  10.25       Form of 10% Convertible Subordinated Debenture (incorporated by reference to
              Exhibit 6(a) to the June 10-Q).

  EXHIBIT
  NUMBER                                        DESCRIPTION
- -----------   -------------------------------------------------------------------------------
  10.26       Form of Redeemable Common Stock Purchase Warrant (incorporated by reference to
              Exhibit 6(a) to the June 10-Q).

  10.27       Form of 10% Convertible Subordinated Debenture (incorporated by reference to
              Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated December 4,
              1995 (the "December 8-K")).

  10.28       Form of Redeemable Common Stock Purchase Warrant (incorporated by reference to
              Exhibit 4.2 to the December 8-K).

  22          Subsidiaries of the Registrant (incorporated by reference to Exhibit 22 to the
              1993 Form 10-K).

**24.1        Consent of Coleman & Rhine LLP(contained in the opinion to be filed as Exhibit
              5 hereto).

 *24.2        Consent of Grant Thornton LLP, independent certified public accountants.

  25          Power of Attorney (previously filed).


- ------------

   *  Filed herewith
  **  To be filed by amendment